Exhibit 10.2

DATED           14 March 2014

KOSMOS ENERGY FINANCE INTERNATIONAL
as Original Borrower

- and -

KOSMOS ENERGY OPERATING, KOSMOS ENERGY INTERNATIONAL, KOSMOS ENERGY DEVELOPMENT and KOSMOS ENERGY GHANA HC
as Original Guarantors

- and -

KOSMOS ENERGY HOLDINGS
as Chargor

- and -

BNP PARIBAS
as Facility Agent

and

Security Agent

DEED OF AMENDMENT AND RESTATEMENT
RELATING TO A USD 1.5 BILLION FACILITY AGREEMENT
DATED 28 MARCH 2011

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/JKW)

DEED OF AMENDMENT AND RESTATEMENT

THIS DEED is dated	14 March 2014

AND MADE BY:

(1)           KOSMOS ENERGY FINANCE INTERNATIONAL a company incorporated under the laws of the Cayman Islands with registered number 253656 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (the “Original Borrower”);

(2)           KOSMOS ENERGY OPERATING a company incorporated under the laws of the Cayman Islands with registered number 231417 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEO”);

(3)           KOSMOS ENERGY INTERNATIONAL a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands;

(4)           KOSMOS ENERGY DEVELOPMENT a company incorporated under the laws of the Cayman Islands with registered number 225879 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands;

(5)           KOSMOS ENERGY GHANA HC a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands, together, the “Original Guarantors”;

(6)           KOSMOS ENERGY HOLDINGS a company incorporated under the laws of the Cayman Islands with registered number 133483 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (the “Chargor”);

(6)           BNP PARIBAS in its capacity as agent of the Finance Parties under the Facility Agreement (the “Facility Agent”); and

(7)           BNP PARIBAS in its capacity as agent of the Secured Parties on the terms set out in the Intercreditor Agreement (the “Security Agent”).

WHEREAS:

(A)          The Original Borrower, Original Guarantors, Facility Agent and Security Agent, amongst others, entered into a facility agreement dated 28 March 2011 (the “Facility Agreement”) and the Chargor, KEO and the Security Agent entered into a Charge over

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Shares in KEO, each as amended and restated pursuant to a deed of amendment and restatement dated 14 January 2014.

(B)          The parties hereto have agreed to amend the terms of certain of the Finance Documents as set out in Clause 4 (Amendment and restatement) of this Deed.

IT IS AGREED as follows:

1.            INTERPRETATION

1.1          Facility Agreement

(A)          Terms defined in the Facility Agreement have the same meaning in this Deed, unless a contrary intention is stated.

(B)          The principles of construction set out in the Facility Agreement shall have effect as if set out in this Deed.

1.2          Definitions

Each of the defined terms set out below and in the above list of parties and the recitals to this Deed shall apply to this Deed.

“Accepting Lender” means each Lender listed in Part 1 of Schedule 5 who is accepting a transfer of a participation in the Loan and a Commitment from a Transferring Lender on the Effective Date in the amounts stated in Part 1 of Schedule 5;

“Amendment Transfer Certificate” means a transfer certificate substantially in the form set out in Schedule 6Schedule 6 and which the Facility Agent is authorised to enter into for and on behalf of the relevant Transferring Lender and Accepting Lender to effect the transfer with effect from the Effective Date of the Transferred Participations;

“Effective Date” means the later of:

(A)          the date on which the Facility Agent notifies the Borrower and the Lenders that it has received (or waived) all of the documents and other evidence listed in Clause 10 (Conditions precedent) below; and

(B)          31 March 2014;

“Existing Facilities” means the Facility Agreement and the Revolving Credit Facility Agreement;

“Fee Letter” means a fee letter between the Borrower and each Lender entered into on or around the date of this Deed;

“RCF Deed of Amendment and Restatement” means the deed of amendment and restatement relating to the Revolving Credit Facility Agreement entered into on or around the date of this Deed;

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“Transferring Lender” means each Lender listed in Part 2 of Schedule 5 who is transferring its participation in the Loan and its Commitment to an Accepting Lender on the Effective Date in the amounts stated in Part 2 of Schedule 5; and

“Transferred Participations” means the participations in the Loan and the Commitment to be transferred on the Effective Date by the Transferring Lenders to the Accepting Lenders.

1.3          Scope and designation

This Deed is supplemental to and amends the Facility Agreement, the Charge over Shares in KEO, the Schedule of Insurances and the Intercompany Loan Agreement between KEFI and KEG.  In accordance with the Facility Agreement, the Original Borrower and the Facility Agent designate this Deed as a Finance Document.

2.            REQUISITE CONSENT

The Facility Agent confirms that it has been authorised by the Lenders to enter into this Deed as Facility Agent.

3.            EFFECTIVE DATE

(A)          Other than Clause 1 (Interpretation), Clause 3 (Effective Date), Clause 11 (Miscellaneous), Clause 12 (Execution as a deed) and Clause 13 (Governing law), the provisions of this Deed shall be effective on and from the Effective Date.  Clause 1 (Interpretation), Clause 3 (Effective Date), Clause 11 (Miscellaneous), Clause 12 (Execution as a deed) and Clause 13 (Governing law), are effective on and from the date of this Deed.

(B)          The Facility Agent shall give notice to the “Facility Agent” under the Revolving Credit Facility Agreement as soon as reasonably practicable following satisfaction of all conditions precedent set out in Clause 10 (Conditions precedent) below, but for the condition at Clause 10(B).

4.            AMENDMENT AND RESTATEMENT

With effect from the Effective Date:

(A)          the Facility Agreement shall be amended to take the form set out in Schedule 1 (Amended and Restated Facility Agreement) to this Deed, which accordingly restates the Facility Agreement as amended by this Deed; and

(B)          the Charge over Shares in KEO shall be amended to take the form set out in Schedule 2 (Amended and Restated Charge over Shares in KEO) to this Deed, which accordingly restates the Charge over Shares in KEO as amended by this Deed.

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5.            SCHEDULE OF INSURANCES

With effect from the Effective Date, the Schedule of Insurances shall be amended to take the form set out in Schedule 3 (Schedule of Insurances) to this Deed.

6.            INTERCOMPANY LOAN AGREEMENT

With effect from the Effective Date, the Intercompany Loan Agreement between KEFI and KEG shall be amended to take the form set out in Schedule 4 (Intercompany Loan Agreement) to this Deed.

7.            FACILITY CONTINUATION

(A)          The Facility Agreement, the Charge over Shares in KEO and any documents executed or entered into pursuant thereto, where applicable as amended and restated by this Deed, shall continue in full force and effect save as expressly amended and restated pursuant to this Deed.

(B)          This Deed shall not prejudice or affect any liability of any parties which may have arisen under the Finance Documents prior to the date of this Deed or waive or modify any obligation thereunder to the extent that such obligation was to be performed or observed at any time prior to the date of this Deed.

8.            REPRESENTATIONS

Each Obligor makes the Repeating Representations to each Finance Party on the date of this Deed and on the Effective Date, based on the facts and circumstances existing at those times, and acknowledges that each Finance Party has entered into this Deed in full reliance on those Repeating Representations.

9.            FEES AND EXPENSES

(A)          The Borrower will pay for the account of each Lender an amendment fee in the amount and at the times agreed in a Fee Letter.

(B)          All out-of-pocket costs and expenses reasonably incurred by the Finance Parties in relation to the negotiation and documentation of the amendments to the Existing Facilities, including those relating to legal fees (in accordance with the terms of appointment agreed to by KEL), will be for the account of the “Borrower” under and as defined in the relevant Existing Facility (provided that any Finance Party which is a party to more than one Existing Facility will receive reimbursement under only one such agreement).

10.          CONDITIONS PRECEDENT

This Deed shall not be effective unless and until the Facility Agent has received all of the documents and other evidence listed below in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived by the Facility Agent (acting on the instructions of all Lenders).  The Facility Agent (acting

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reasonably) shall notify the Original Borrower and the Lenders promptly upon being so satisfied and shall ensure that all Parties are notified of the amounts required to be paid under paragraphs (H) and (I) below in due time to ensure that all requisite payments can be made on the Effective Date.

(A)          Provision of this Deed, duly executed by each of the parties to it.

(B)          Receipt by the Facility Agent of confirmation of the occurrence of the “Effective Date” under and as defined in the RCF Deed of Amendment and Restatement, confirmed by the Borrower.

(C)          Provision of the Fee Letters, duly executed by each of the parties to them.

(D)          Provision by each Obligor and the Chargor of copies of its constitutional documents (or certification that the same have not changed since last provided) and corporate resolutions authorising entry into and performance of this Deed and all other documents and notices required in connection with this Deed.

(E)           Provision by each Obligor and the Chargor of the specimen signatures of the persons authorised to execute this Deed and all other documents and notices required in connection with this Deed.

(F)           Receipt by the Facility Agent of appropriate legal opinions from Maples and Calder, Clifford Chance LLP and Bentsi-Enchill, Letsa & Ankomah.

(G)          The Facility Agent shall have executed each Amendment Transfer Certificate for and on behalf of each Accepting Lender and each Transferring Lender effecting the transfer of the Transferred Participations on and with effect from the Effective Date subject only to the payments required under paragraphs (H) and (I) below having been made (and the Facility Agent shall, when each condition in paragraphs (A) to (F) above has been satisfied, execute each required Amendment Transfer Certificate).

(H)          The Accepting Lenders shall have paid to the Facility Agent for the account of each Transferring Lender an amount which is, in aggregate, equal to the aggregate amount of the Loans being transferred by the Transferring Lenders to the Accepting Lenders on the Effective Date, and the Facility Agent shall have paid an amount to each Transferring Lender equal to the amount of Loans transferred by it.

(I)            Kosmos shall have paid to the Facility Agent for the account of each Lender an amount which is, in aggregate, equal to the accrued interest as payable as at the Effective Date pursuant to clause 11.3 (Payment of Interest) of the Facility Agreement, and the Facility Agent shall have paid an amount to each Lender equal to the amount of accrued interest under clause 11.3 (Payment of Interest) of the Facility Agreement due to it.

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11.          MISCELLANEOUS

11.1        Construction

(A)          With effect from the Effective Date, references to the Facility Agreement, however expressed, will be read and construed as references to the Facility Agreement as amended and restated in the form set out in Schedule 1 (Amended and Restated Facility Agreement) to this Deed.

(B)          With effect from the Effective Date, references to the Charge over Shares in KEO, however expressed, will be read and construed as references to the Charge over Shares in KEO as amended and restated in the form set out in Schedule 2 (Amended and Restated Charge over Shares in KEO) to this Deed.

(C)          With effect from the Effective Date, references to the Schedule of Insurances, however expressed, will be read and construed as references to the Schedule of Insurances as amended and restated in the form set out in Schedule 3 (Schedule of Insurances) to this Deed.

(D)          With effect from the Effective Date, references to the Intercompany Loan Agreement between KEFI and KEG, however expressed, will be read and construed as references to the Intercompany Loan Agreement between KEFI and KEG as amended and restated in the form set out in Schedule 4 (Intercompany Loan Agreement) to this Deed.

11.2        Incorporation of terms

The provisions of Clause 1.4(B) and (C) (Third Party Rights), Clause 36 (Costs and Expenses), Clause 37 (Notices), Clause 40 (Partial Invalidity), Clause 41 (Remedies and waivers) and Clause 45 (Jurisdiction) of the Facility Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in those Clauses to “this Agreement” or “the Finance Documents” are references to this Deed.

11.3        Confirmation of Guarantees and Security

Each Obligor and the Chargor confirms for the benefit of the Finance Parties that with effect from the date of this Deed:

(A)          subject to the terms of this Deed, the Facility Agreement, the Charge over Shares in KEO, the Schedule of Insurances, the Intercompany Loan Agreement between KEFI and KEG and the other Finance Documents will remain in full force and effect, and:

(i)            the Facility Agreement and this Deed will be read and construed as one document;

(ii)           the Charge over Shares in KEO and this Deed will be read and construed as one document;

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(iii)          the Schedule of Insurances and this Deed will be read and construed as one document; and

(iv)          the Intercompany Loan Agreement and this Deed will be read and construed as one document;

(B)          the guarantee and indemnity obligations set out under Clause 25 (Guarantee and Indemnity) of the Facility Agreement (the “Guarantee and Indemnity Obligations”) shall remain in full force and effect notwithstanding the designation of any new document as a Finance Document or any additions, amendments, novation, substitution, or supplements of or to the Finance Documents and the imposition of any amended, new or more onerous obligations under the Finance Documents in relation to any Obligor and that the Guarantee and Indemnity Obligations extend to any new obligations assumed by any Obligor under any amended or new Finance Documents; and

(C)          the Security Interests created by it pursuant to the Security Documents to which it is a party shall:

(i)            remain in full force and effect notwithstanding the designation of any new document as a Finance Document or any additions, amendments, novation, substitution, or supplements of or to the Finance Documents and the imposition of any amended, new or more onerous obligations under the Finance Documents in relation to any Obligor including but not limited to the amendments referred to in this Deed; and

(ii)           continue to secure its Secured Liabilities under the Finance Documents as amended (including, but not limited to, under the Facility Agreement, Charge over Shares in KEO and Intercompany Loan Agreement between KEFI and KEG, as amended pursuant to this Deed).

11.4        Counterparts

(A)          This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B)          Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.

12.          EXECUTION AS A DEED

Each of the parties intends this Deed to be a deed and confirms that it is executed and delivered as a deed, notwithstanding the fact that any one or more of the parties may only execute it under hand.

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13.          GOVERNING LAW

This Deed (and any non-contractual obligations arising out of it or in connection with it) shall be governed by and interpreted in accordance with the laws of England and Wales.

IN WITNESS of which this document has been signed by the Facility Agent on behalf of the Finance Parties and the Security Agent on behalf of the Secured Parties and executed as a deed by the Original Borrower, each Original Guarantor and the Chargor and is delivered on the date stated at the beginning of this Deed.

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SIGNATORIES

Original Borrower

EXECUTED as a DEED by KOSMOS ENERGY FINANCE INTERNATIONAL acting by Neal Shah expressly authorised in accordance with a power of attorney dated in the presence of:	)
)
)
)
)
	)	Per:	/s/ Neal Shah
)
	)	Title: Attorney-in-Fact
)
)
	)	Name: Neal Shah
/s/ James Wyatt	)
Witness’s signature

Name:James Wyatt

Address: Slaughter and May
One Bunhill Row
London EC1Y 8YY

Occupation: Solicitor

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Original Guarantors

EXECUTED as a DEED by KOSMOS ENERGY OPERATING acting by Neal Shah expressly authorised in accordance with a power of attorney dated in the presence of:	)
)
)
)
)
	)	Per:	/s/ Neal Shah
)
	)	Title: Attorney-in-Fact
)
)
	)	Name: Neal Shah
/s/ James Wyatt	)
Witness’s signature

Name:James Wyatt

Address: Slaughter and May
One Bunhill Row
London EC1Y 8YY

Occupation: Solicitor

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EXECUTED as a DEED by KOSMOS ENERGY INTERNATIONAL acting by Neal Shah expressly authorised in accordance with a power of attorney dated in the presence of:	)
)
)
)
)
	)	Per:	/s/ Neal Shah
)
	)	Title: Attorney-in-Fact
)
)
	)	Name: Neal Shah
/s/ James Wyatt	)
Witness’s signature

Name:James Wyatt

Address: Slaughter and May
One Bunhill Row
London EC1Y 8YY

Occupation: Solicitor

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EXECUTED as a DEED by KOSMOS ENERGY DEVELOPMENT acting by Neal Shah expressly authorised in accordance with a power of attorney dated in the presence of:	)
)
)
)
)
	)	Per:	/s/ Neal Shah
)
	)	Title: Attorney-in-Fact
)
)
	)	Name: Neal Shah
/s/ James Wyatt	)
Witness’s signature

Name:James Wyatt

Address: Slaughter and May
One Bunhill Row
London EC1Y 8YY

Occupation: Solicitor

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EXECUTED as a DEED by KOSMOS ENERGY GHANA HC acting by Neal Shah expressly authorised in accordance with a power of attorney dated in the presence of:	)
)
)
)
)
	)	Per:	/s/ Neal Shah
)
	)	Title: Attorney-in-Fact
)
)
	)	Name: Neal Shah
/s/ James Wyatt	)
Witness’s signature

Name:James Wyatt

Address: Slaughter and May
One Bunhill Row
London EC1Y 8YY

Occupation: Solicitor

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Chargor:

EXECUTED as a DEED by KOSMOS ENERGY HOLDINGS acting by Neal Shah expressly authorised in accordance with a power of attorney dated in the presence of:	)
)
)
)
)
	)	Per:	/s/ Neal Shah
)
	)	Title: Attorney-in-Fact
)
)
	)	Name: Neal Shah
/s/ James Wyatt	)
Witness’s signature

Name:James Wyatt

Address: Slaughter and May
One Bunhill Row
London EC1Y 8YY

Occupation: Solicitor

Contact details:

Address:                                               P.O. Box 32322
4th Floor, Century Yard,
Cricket Square, Elgin Avenue
George Town
Grand Cayman KY1-1209, Cayman Islands

Fax:                                                                      +1 (345) 946 4090

Attention:                                        Andrew Johnson

Copy:                                                              c/o Kosmos Energy LLC
8176 Park Lane
Suite 500
Dallas
Texas 75231
USA

Fax:                                                                      +1 (214) 445 9705

Attention:                                        Jason Doughty

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Facility Agent and Security Agent

Executed as a Deed by BNP PARIBAS acting by its duly appointed attorneys in the presence of:	)	Per:	/s/ Alexandre Pignolet de Fresne
)
	)	Title: Senior Agency Officer
)
	)	Name: Alexandre Pignolet de Fresne
)
	)	Per:	/s/ Fabienne Delorme
)
Title: Senior Agency Manager

Name: Fabienne Delorme

		Witness’s Signature	/s/ Bitar Lime

(Name) Bitar Lime

(Address) 16 Rue de Hanovre 75078 Paris

(Occupation)

		Witness’s Signature:	/s/ Josse Xaviere

(Name) Josse Xaviere

(Address) 16 Rue de Hanovre 75078 Paris

(Occupation)

Contact details

Address:                                              BNP Paribas
16 rue de Hanovre
75078 Paris Cedex 2
France

Fax number:                       +33 1 42 98 49 25

Attention:                                        Alexandra Arhab

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SCHEDULE 1
AMENDED AND RESTATED FACILITY AGREEMENT

KOSMOS ENERGY FINANCE INTERNATIONAL
as Original Borrower

- and -

KOSMOS ENERGY OPERATING, KOSMOS ENERGY INTERNATIONAL, KOSMOS ENERGY DEVELOPMENT and KOSMOS ENERGY GHANA HC
as Guarantors

- and -

ABSA CORPORATE AND INVESTMENT BANK (A DIVISION OF ABSA BANK LIMITED), BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC BANK PLC, SOCIETE GENERALE, LONDON BRANCH AND STANDARD CHARTERED BANK
as Mandated Lead Arrangers and Underwriters

- and -

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 2
as Original Lenders

AMENDED AND RESTATED

FACILITY AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/JKW)

PART 8 FINANCIAL AND PROJECT INFORMATION		102

24.	Information Undertakings	102

PART 9 GUARANTEE		111

25.	Guarantee and Indemnity	111

PART 10 REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT		114

26.	Representations	114

27.	Financial Covenants	118

28.	General Undertakings	118

29.	Events of Default	130

PART 11 CHANGES TO LENDERS AND OBLIGORS AND ROLES		137

30.	Changes to the Lenders	137

31.	Changes to the Obligors	142

32.	Role of the Agents and the Arranger	143

33.	Consultants	151

PART 12 ADMINISTRATION, COSTS AND EXPENSES		153

34.	Payment Mechanics	153

35.	Set-Off	156

36.	Costs and Expenses	156

37.	Notices	157

38.	Calculations and Certificates	159

39.	Disclosure to numbering service providers	160

40.	Partial Invalidity	161

41.	Remedies and Waivers	161

42.	Amendments and Waivers	161

43.	Counterparts	164

PART 13 GOVERNING LAW AND ENFORCEMENT		165

44.	Governing Law	165

45.	Jurisdiction	165

46.	Service of Process	165

Schedule 1 The Initial Obligors		167

Schedule 2 The Original Lenders		168

Schedule 3 Conditions Precedent		170

Part I Conditions Precedent To first Utilisation		170

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THIS AGREEMENT is dated 28 March 2011, as amended on 14 February 2012, 27 April 2012, 25 June 2012 and 3 April 2013 and amended and restated on 23 November 2012 and 14 January, 2014 and as further amended and restated on [•], and made between:

(1)                                KOSMOS ENERGY FINANCE INTERNATIONAL a company incorporated under the laws of the Cayman Islands with registered number 253656 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (the “Original Borrower” or “KEFI”);

(2)                                KOSMOS ENERGY OPERATING a company incorporated under the laws of the Cayman Islands with registered number 231417 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEO”);

(3)                                KOSMOS ENERGY INTERNATIONAL a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEI”);

(4)                                KOSMOS ENERGY DEVELOPMENT a company incorporated under the laws of the Cayman Islands with registered number 225879 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KED”);

(5)                                KOSMOS ENERGY GHANA HC a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEG”);

(6)                                ABSA CORPORATE AND INVESTMENT BANK (A DIVISION OF ABSA BANK LIMITED), BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC BANK PLC, SOCIETE GENERALE LONDON BRANCH AND STANDARD CHARTERED BANK as mandated lead arrangers of the Facility (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(7)                                ABSA CORPORATE AND INVESTMENT BANK (A DIVISION OF ABSA BANK LIMITED), BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC BANK PLC, SOCIETE GENERALE LONDON BRANCH AND STANDARD CHARTERED BANK as underwriters of the Facility (each an “Underwriter” and together, the “Underwriters”);

(8)                                THE FINANCIAL INSTITUTIONS listed in Schedule 2 as lenders (the “Original Lenders”);

(9)                                SOCIETE GENERALE, LONDON BRANCH (as the “Technical Bank”);

(10)                         SOCIETE GENERALE, LONDON BRANCH (as the “Modelling Bank”);

(11)                         HSBC BANK PLC as the documentation bank (the “Documentation Bank”);

(12)                         STANDARD CHARTERED BANK as onshore account bank on the terms and conditions set out in the KEG Onshore Project Accounts Agreement (the “Onshore Account Bank”);

(13)                         HSBC BANK PLC as offshore account bank on the terms and conditions set out in the KEG Offshore Project Accounts Agreement and the Borrower Offshore Project Accounts Agreement (the “Offshore Account Bank”);

(14)                         BNP PARIBAS as agent of the Finance Parties under this Agreement (the “Facility Agent”);

(15)                         BNP PARIBAS in its capacity as Security Agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreement (the “Security Agent” which expression includes its successors in title and assigns or any person appointed as an additional trustee for the purpose of and in accordance with the Intercreditor Agreement); and

(16)                         BNP PARIBAS as the intercreditor agent (the “Intercreditor Agent”).

INTRODUCTION

(1)                              The Original Lenders have agreed to provide a secured, revolving and amortising loan and letter of credit facility for loans of up to USD 1.5 billion.

(2)                              The parties have agreed to enter into this Agreement for the purpose of setting out the provisions on which such facility will be provided.

PART 1
INTERPRETATION

1.                                     Definitions and Interpretation

1.1                              Definitions

Each of the defined terms and interpretative provisions set out below and in the above list of parties to this Agreement shall apply to this Agreement and each Finance Document, unless an express contrary intention appears in that Finance Document.

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Accession Letter” means a document substantially in the form set out in Schedule 9 Form of Accession Letter (Form of Accession Letter) of this Agreement.

“Account Bank” means, as the context so requires, either the Onshore Account Bank, the Offshore Account Bank, or both of them.

“Accounting Reference Date” means 31 December of each year.

“Action Plan” means the plan agreed between the Borrower and the IFC, a copy of which is attached hereto as Appendix 4 (Action Plan) to the IFC Facility Agreement, setting out specific social and environmental measures to be undertaken to enable compliance with the Performance Standards, as such Action Plan may be amended or supplemented from time to time in accordance with this Agreement.

“Additional Borrower” means a company which accedes to the terms of this Agreement as an additional borrower in accordance with clause 31 (Changes to the Obligors) of this Agreement.

“Additional Cost Rate” has the meaning given to that term in Schedule 6 (Mandatory Cost Formulae) of this Agreement.

“Additional Debt” means, in relation to any debt, any money, debt or liability due, owing or incurred under or in connection with:

(A)                             any refinancing, deferral, novation or extension of that debt;

(B)                             any further advance which may be made under any document, agreement or instrument supplemental to any relevant Finance Document together with any related interest, fees and costs;

(C)                             any claim for damages or restitution in the event of rescission of that debt or otherwise in connection with any relevant Finance Document;

(D)                             any claim against Kosmos flowing from any recovery by Kosmos or any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer of a payment or discharge in respect of that debt on the grounds of preference or otherwise; and

(E)                              any amount (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Additional Guarantor” means a company which accedes to the terms of this Agreement as an additional guarantor in accordance with clause 31 (Changes to the Obligors) of this Agreement.

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Oil Entitlement” shall have the meaning given to that term in the relevant Petroleum Agreement.

“Affected Administrative Party” has the meaning given to that term in clause 32.12 (Replacement of Administrative Parties) of this Agreement.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Agent” means each of the Facility Agent, the Security Agent, the Intercreditor Agent, the Technical Bank and the Modelling Bank and “Agents” shall be construed accordingly.

“Aggregate Resource Bridge Amount” has the meaning given to that term in clause 19.5(B).

“Agreed Form” means in a form agreed between the Borrower (and/or KEG) and the Facility Agent.

“Agreed Insurances” means the insurances to be implemented and maintained by the Obligors in accordance with the Schedule of Insurances, to be formulated in consultation with the Insurance Consultant, but excluding any insurances to the extent that the cover to be maintained is not available on reasonable commercial terms or no longer reflects insurance which would be implemented and maintained in accordance with good oil industry practice or ceases to be generally available in the market and provided that a maximum aggregate of up to 30 per cent. of reinsurance may be effected through a self-insurance programmes of the Obligors (such self-insurance being captive insurance and excluding non-insurance).

“Agreement” means this facility agreement as amended pursuant to the Deed of Transfer and Amendment and as amended, supplemented or otherwise varied from time to time.

“Amendment Notice Period” has the meaning given to that term in clause 32.18 (Accession to the KEFI Intercreditor Agreement) of this Agreement.

“Amortisation Schedule” means the amortisation schedule set out in Schedule 5 (Amortisation Schedule) of this Agreement, as amended, supplemented or replaced from time to time.

“Approved Accounting Principles” means US generally accepted accounting principles to the extent applicable to the relevant financial statements.

“Approved Auditor” means any one of Deloitte LLP, Ernst & Young, PriceWaterhouse Coopers LLP or such other internationally recognised auditor as the Majority Lenders may approve from time to time (acting reasonably).

“Approved Development” means any Petroleum Asset in which an Obligor has an interest and which the Majority Lenders have agreed (acting reasonably) shall be a Borrowing Base Asset.

“Assignments” means the KEG Offshore Security Assignment, the KEG Onshore Security Assignment and the Assignment of Reinsurance Rights, together with any other Security Document entered into after the Signing Date which may give rise to a liability to pay stamp duty, documentary taxes or any other similar tax, charge or impost.

“Assignment of Reinsurance Rights” means the deed of insurance and reinsurance assignment to be entered into in accordance with the terms of this Agreement, between the insurers, the Security Agent and KEG.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Investment” means, at any time (subject to such being available), any of the following:

(A)                             a US Dollar denominated institutional money market fund with at least USD 1 billion of funds and an average rate of maturity not exceeding one year;

(B)                             a US Dollar denominated freely negotiable and marketable bond, treasury bill or debt security of a remaining maturity not exceeding one year issued by the United States of America or any agency or instrumentality thereof, or by any other sovereign government with a long-term credit rating of at least A2 by Moody’s or A by Standard & Poor’s at such time;

(C)                             a US Dollar denominated time deposit (of an original maturity not exceeding six months) made in London or New York or any other place agreed between the Borrower and the Facility Agent with a bank authorised to carry on business there whose long-term debt securities are, at such time, rated at least A2 by Moody’s or A by Standard & Poor’s;

(D)                             a US Dollar denominated instrument with a maturity of less than one year which has a short-term rating at such time of at least P1 by Moody’s or A1 by Standard & Poor’s or instruments with a maturity of less than one year issued by, or guaranteed by, entities whose short-term securities are rated at such time at least P1 by Moody’s or A1 by Standard & Poor’s; or

(E)                              any other investment agreed between the Facility Agent and the Borrower.

“Authorised Signatory” means, in relation to a company or other legal person:

(A)                             one or more directors who are duly authorised whether singly or jointly, to act to bind that company or other legal person; or

(B)                             a person or persons duly authorised by that company or other legal person to act to bind that company or other legal person.

“Authority” means any governmental, provincial or local government, department, authority, court, tribunal or other judicial or regulatory body, instrumentality or agency in any of the countries where the Borrower operates its business.

“Availability Period” means the availability period in respect of the Facility as determined in accordance with clause 6.1 (Availability Period) of this Agreement.

“Available Commitment” means, at any time, a Lender’s Commitment minus:

(A)                             the amount of its participation in any outstanding Loans; and

(B)                             in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before expiry of the Availability Period or all or a part of any Letters of Credit that have been cash collateralised by the Borrower depositing funds into the LC Cash Collateral Account.

“Base Currency” has the meaning given to it in clause 34.7 (Currency of account).

“Basel II” has the meaning given to it in clause 16.3 (Exceptions).

“Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010.

“BBA Cure Period” has the meaning given to it in paragraph (A)(i) of clause 10.3 (Aggregate outstandings exceed the Borrowing Base Amount) of this Agreement.

“Borrower” means the Original Borrower or any Additional Borrower unless it has ceased to be a Borrower in accordance with clause 31 (Changes to the Obligors).

“Borrower Insurance Proceeds Account” means an account designated “Borrower — Insurance Proceeds Account” established by the Original Borrower with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“Borrower Offshore Proceeds Account” means an account designated “Borrower — Offshore” established by the Original Borrower with the Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“Borrower Offshore Project Accounts Agreement” means the offshore project accounts agreement, dated on or about the date of this Agreement, between the Original Borrower, the Offshore Account Bank, the Facility Agent and the Security Agent.

“Borrower Offshore Security Assignment” means the English law security assignment and debenture, dated on or about the date of this Agreement, between the Original Borrower and the Security Agent.

“Borrowing Base Amount” means the amount determined on a Forecast Date in accordance with clause 19.6 (Calculation of Borrowing Base Amount) of this Agreement.

“Borrowing Base Assets” means KEG’s interest in, and all rights in respect of, Jubilee Field Phase 1, Jubilee Field Phase 1A and (subject to clause 19.1(F) (Forecast Procedures)) any other Ghana Block Asset, including the Entitlement to all Unit Substances, and the assets in any Permitted Acquisition or Approved Development (which can be either Developed Assets or Developing Assets) and which (but without prejudice to any other provision of this Agreement) KEFI elects to include as a “Borrowing Base Asset”.  In determining the reserves attributable to the Jubilee Field Phase 1, Jubilee Field Phase 1A and any Developed Assets, such determination shall take account of the proved and probable (2P) reserves, and in respect of Developing Assets, shall take account of proved (1P) reserves only.

“Break Costs” means the amount (if any) by which:

(A)                            the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)                             the amount which that Lender would be able to obtain by placing an amount equal to the total sum received by it on deposit with a leading bank in the London interbank market for a period starting on the date of receipt or recovery and ending on the last day of the current Interest Period.

The calculation of interest for the purposes of paragraph (A) shall exclude an amount equal to the Margin for the period referred to in that paragraph where Kosmos prepays a Loan in any of the following circumstances:

(1)                               under clause 10.1 (General) of this Agreement or if clause 10.10 (Right of repayment and cancellation in relation to a single Lender) of this Agreement applies; or

(2)                               a Market Disruption Event has occurred in relation to that Loan and no substitute basis for determining the rate of interest has been agreed.

“Brent Forward Curve” means a Dated Brent Crude Oil forward curve for the relevant period as quoted by Platts, or such other internationally recognised quotation service as agreed between the Borrower and the Technical Bank (acting reasonably).

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in London, Paris and New York.

“Cameroon Block Assets” means all activities, assets and developments in the Kombe-Nsepe Permit area and the Ndian River Block (including exploration), as such areas are described in the relevant Project Agreements set out below.

“Cameroon Blocks” means all of the blocks in the Kombe-Nsepe Permit area and the Ndian River Block, as such areas are described in the relevant Project Agreements set out below.

“CAO” means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes.

“Cash Waterfall” means the order of priority for application of amounts withdrawn from the Offshore Proceeds Accounts and the Onshore Working Capital Accounts as set out in clause 21.2 (Withdrawals — No Default Outstanding) of this Agreement.

“Change of Control” has the meaning given to that term in clause 10.6 (Change of Control) of this Agreement.

“Charge over Shares in KED” means the charge over shares in KED dated on or about the date of this Agreement between KEI and the Security Agent.

“Charge over Shares in KEG” means the charge over shares in KEG dated on or about the date of this Agreement between KED and the Security Agent.

“Charge over Shares in KEH” means the charge over shares in KEH between KEL and the “Security and Intercreditor Agent”, as defined in the Revolving Credit Facility Agreement.

“Charge over Shares in KEI” means the charge over shares in KEI dated on or about the date of this Agreement between KEO and the Security Agent.

“Charge over Shares in KEO” means the limited recourse charge over shares in KEO dated on or about the date of this Agreement between KEH as chargor, KEO and the Security Agent.

“Charge over Shares in the Original Borrower” means the limited recourse charge over shares in the Original Borrower dated on or about the date of this Agreement between KEI as chargor, the Original Borrower and the Security Agent.

“Charges over Shares” means the Charge over Shares in KED, the Charge over Shares in KEG, the Charge over Shares in KEI, the Charge over Shares in KEO and the Charge over Shares in the Original Borrower.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(A)                               in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 2 of this Agreement and the amount of any other Commitment transferred to it;

(B)          in relation to IFC, the IFC Facility Commitment;

(C)          in relation to any other Lender, the amount of any Commitment transferred to it,

to the extent not cancelled, reduced or transferred by it (including pursuant to clause 6.1 (Availability Period).

“Completion” means, in respect of a Developing Asset, the date on which the applicable Completion Test has been satisfied (as determined by the Technical Bank acting reasonably).

“Completion Test” means, in respect of a Developing Asset, the tests as agreed between the Original Borrower and the Technical Bank (acting reasonably) and approved by the Majority Lenders (acting reasonably) which must be completed to show that such asset should reasonably be considered to be a commercially producing asset (being substantially equivalent to the date of commencement of commercial production under applicable Project Agreements) in order for a Developing Asset to be included in the Borrowing Base Assets as a Developed Asset.

“Compliance Certificate” means a certificate, substantially in the form set out in Schedule 11 (Form of Compliance Certificate) of this Agreement

“Conditions Precedent” means the conditions precedent to initial utilisation of the Facility as set out in Part I of Schedule 3 (Conditions Precedent) of this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form of Schedule 13 (Form of Confidentiality Undertaking) of this Agreement or in any other form agreed between Kosmos and the Mandated Lead Arrangers.

“Consolidated Cash and Cash Equivalents” means, in relation to the KEL Group, at any time:

(A)                             cash in hand or on deposit including, for the avoidance of doubt, restricted cash;

(B)                             any investment in a liquidity fund, provided that such investment is capable of being withdrawn in cash on not more than 5 Business Days’ notice;

(C)                             certificates of deposit, maturing within one year after the relevant date of calculation;

(D)                             any investment in marketable obligations in Sterling, US Dollar or Euro having not more than three months to final maturity issued or guaranteed with a rating of A- or above by Standard and Poor’s (or its equivalent by Moody’s);

(E)                              any other instrument, security or investment approved in writing by the Majority Lenders.

“Consolidated Total Borrowings” means, in relation to the KEL Group, at any time the aggregate of the following:

(A)          the outstanding principal amount of any Financial Indebtedness incurred;

(B)                             any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (A) above; and

(C)                             the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing, including any interest, fees and expenses treated as capitalised under applicable Approved Accounting Principles but without double-counting and, for the avoidance of doubt, excluding any such amount or indebtedness owed by one member of the KEL Group to another member of the KEL Group.

“Consolidated Total Net Borrowings” means, for any Measurement Period, Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents each as at the last day of that Measurement Period.

“Consultants” means the Technical Consultant, Environmental Consultant, the Reserves Consultant and the Insurance Consultant.

“Contract Area” shall have the meaning given to that term in the WCTP PA or the DWT PA, as appropriate, or in any new petroleum agreements in Ghana applying to any part of such areas.

“Contractor” means the contractor under the WCTP PA and the DWT PA respectively from time to time.

“Convertible Currency” means any freely convertible and transferable currency.

“Crude Oil” shall have the meaning given to that term in the UUOA.

“DCR” means the debt cover ratio calculated pursuant to clause 27(B)(i) (Financial Covenants).

“Debt Service Reserve Account” or “DSRA” means an account designated “Kosmos - DSRA” established by the Original Borrower in respect of the Facility with the Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“Deed of Acknowledgment and Release” means the Deed of Acknowledgment and Release between KEH, KEI, KED, KEFI, KEG and KEO.

“Deed of Amendment and Restatement” means the deed of amendment and restatement entered into by the Original Borrower, the Original Guarantors and the Facility Agent and Security Agent in relation to the third amendment and restatement of this Agreement.

“Deed of Subordination” means each deed of subordination in respect of Financial Indebtedness of either (i) the Obligors owed to each other, or (ii) Obligors owed to KEH, in each case substantially in the form of Schedule 14 (Form of Deed of Subordination).

“Deed of Transfer and Amendment” means the deed of amendment and transfer dated 14 February 2012 between, inter alios, the Original Borrower, the Lenders, the Security Agent, the Facility Agent, the Intercreditor Agent and the IFC.

“Default” means an Event of Default or event which, with the giving of notice, lapse of time, or fulfilment of any condition, would constitute an Event of Default.

“Definitions Agreement” means the definitions agreement dated 13 July 2009 (as amended on 29 October, 2009, 24 December, 2009 and 23 August, 2010) between, inter alios, Kosmos Energy Finance (as original borrower), certain other Obligors and the Finance Parties named therein setting out the definitions and the rules of construction and interpretation used in the Finance Documents relating to the financing for the Jubilee Field Phase 1.

“Derivative Agreement” means an ISDA Master Agreement or similar agreement pursuant to which Derivative Transactions are entered into by the Borrower with a counterparty.

“Derivative Transaction” means any transaction entered into under a Derivative Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing.

“Developed Assets” means each of Jubilee Field Phase 1, Jubilee Field Phase 1A and any Developing Assets which have achieved Completion and, as applicable, Approved Developments and Permitted Acquisitions which have been approved as Developed Assets in accordance with clause 19.8.

“Developing Assets” means the Ghana Block Assets and, as applicable, Approved Developments and Permitted Acquisitions which are to be counted as Developing Assets.

“Development Work Program and Budget” shall have the meaning given to that term in the UUOA.

“Discharge Date” means the first date on which all liabilities (whether actual or contingent) owed to the Finance Parties (other than the Hedging Counterparties) have finally been discharged and such Finance Parties are under no further obligation to provide financial accommodation under the Finance Documents.

“Discharged Rights and Obligations” has the meaning given to it in clause 30.5 (Procedure for transfer).

“Dispute” has the meaning given to it in clause 45.1 (Submission).

“Disruption Event” means either or both of:

(A)                             a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)                             the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or severely inhibiting that or any other Party:

(i)                                    from performing its payment obligations under the Finance Documents; or

(ii)                                 from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distributions Reserve Account” means each account designated “Kosmos - DRA” which is established and maintained by an Obligor pursuant to clause 20.6 (Distributions Reserve Account) of this Agreement, with any bank and in any jurisdiction (and to the extent such account is held by HSBC Bank plc, it is not held in its capacity as Account Bank).

“Dividend Release Test” means the conditions to be satisfied under clause 28.23 (Distributions) of this Agreement for the payment of a Shareholder Distribution.

“DWT Block” means the Deep Water Tano area offshore Ghana, being the area described in Annex 1 of the DWT PA, but excluding any portions of such area in respect of which the Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the DWT PA.

“DWT JOA” means the joint operating agreement dated 15 August 2006 between Tullow Ghana Limited, Sabre Oil and Gas Limited and KEG in respect of the DWT Block (and all amendments and supplements thereto).

“DWT PA” means the petroleum agreement dated 10 March 2006 between the Government, represented by the Minister, the GNPC, Tullow Ghana Limited, Sabre Oil and Gas Limited and KEG in respect of the DWT Block (and all amendments and supplements thereto).

“EBITDAX” means, in relation to the Group for any Measurement Period, its consolidated income on ordinary activities before Tax for that period, but adjusted by:

(A)                             adding back Net Interest Payable;

(B)                             adding back depletion and depreciation charged to the consolidated profit and loss account of the Group in accordance with the Approved Accounting Principles;

(C)                             adding back amounts amortised to the consolidated profit and loss account of the Group;

(D)                             adding back any amount attributable to exploration expense (except to the extent that any such exploration expenses have been capitalised);

(E)                              adding back any amount attributable to unrealised losses, and deducting any amount attributable to unrealised gains on the value of any Derivative Transaction;

(F)                               adding back any amount attributable to a loss and deducting any amount attributable to a gain against book value on the disposal of any non-current asset and any amount attributable to an impairment charge relating to a non current asset;

(G)                             adding back the amount attributable to any compensation which is paid by way of equity instruments in KEL;

(H)                           adding back or deducting (as applicable) the amount attributable to any other material item of an unusual or non-recurring nature which represent gains or losses, including (but not limited to) those arising on:

(i)                                   the refinancing of or the extinguishment of any financing, in relation to any cost associated with the original financing which is subsequently written off as a consequence of that refinancing or extinguishment; and

(ii)                               the restructuring of the activities of an entity and the reversal of any provisions for the cost of restructuring,

for that Measurement Period.  In addition, for the purposes of the calculation of the financial covenants contained in clause 27(B)(i) (Financial Covenants), EBITDAX in relation to the KEL Group for any Measurement Period shall be adjusted by:

(F)                      including the EBITDAX of a subsidiary of KEL or attributable to a business or asset acquired during that Measurement Period for the part of the Measurement

Period when it was not a member of the KEL Group and/or the business or asset was not owned by a member of the KEL Group; and

(G)                    excluding the EBITDAX attributable to any subsidiary of KEL or to any business or asset sold during that Measurement Period.

“Economic Assumptions” means the economic assumptions agreed or determined in accordance with clause 19.1 (Forecast Procedures) of this Agreement.

“Effective Date” has the meaning given to that term in the Deed of Amendment and Restatement.

“EHS Guidelines” means the applicable and relevant sections of the General Environmental, Safety and Health Guidelines and the Industry Sector Guidelines for Offshore Oil and Gas Development (both dated April 30, 2007), except as noted in the ESRS, copies of which have been delivered to and receipt of which has been acknowledged by the Borrower.

“Enforcement Action” shall have the meaning given to that term in the Intercreditor Agreement.

“Entitlement” means Kosmos’s entitlement to and lifting by tankers of its share of crude oil delivered from a Field.

“Environmental Consultant” means Shaw Consultants International, Inc., (or any other reputable environmental consultant agreed to by the Technical and Modelling Bank (acting reasonably)) appointed in accordance with a scope of work and budget for fees and expenses agreed with the Borrower, the Facility Agent and the Technical and Modelling Bank.

“EO” means the EO Group Limited, a Cayman Islands company with registered company number 219175 whose registered office is at PMB CT 123, Cantonments, 112A Adole Crescent Way, Airport, Accra, Ghana (formerly known as the KG Group Limited).

“EO Participation Agreement” means the participation agreement dated 1 June 2004 between KEG and EO (including, for the avoidance of doubt, any amendment, restatement or supplemental agreements or arrangements in relation thereto).

“Equator Principles” means those principles so titled and set out in a paper entitled “The ‘Equator Principles’: A financial industry benchmark for determining, assessing and managing social & environmental risk in project financing” dated July 2006 and developed and adopted by the International Finance Corporation and various other financial institutions, as amended from time to time.

“ESRS” means the Environmental and Social Review Summary, as disclosed on 16 October 2011.

“Event of Default” means any event or circumstance specified as such in clause 29 (Events of Default) of this Agreement.

“Existing Finance Documents” means the Finance Documents as defined in the Definitions Agreement.

“Existing Lender” has the meaning given to it in clause 30.1 (Assignments and transfers and changes in Facility Office by the Lenders).

“Facility” means the facilities made available under this Agreement as described in clause 3 (The Facility) of this Agreement.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice where notice is required under clause 32.14 (Facility Agent relationship with the Lenders) of this Agreement) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(A)                             sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(B)                             any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (A) above; or

(C)                             any agreement pursuant to the implementation of paragraphs (A) or (B) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(A)                             in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(B)                             in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(C)                             in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (A) or (B) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any Finance Party and Kosmos setting out any of the fees referred to in clause 14 (Fees) of this Agreement and any other fees payable by Kosmos to a Finance Party pursuant to a Finance Document or payable under this Facility.

“Field” means the Jubilee Field, the Ghana Block Assets, the Cameroon Block Assets, the Morocco Block Assets and any other onshore or offshore block or oil and gas field or reserves in which an Obligor has from time to time, directly or indirectly, acquired an interest pursuant to a Permitted Acquisition.

“Field Depletion Date” means the projected date on which it is determined (in accordance with the Forecast Assumptions) that Net Cash Flow is negative on each remaining Forecast Date following that projected date.

“Field Life Cover Ratio” or “FLCR” means the ratio of (i) the net present value of Net Cash Flow (calculated on the basis of the Forecast Assumptions) from the relevant Forecast Date until the Field Depletion Date plus the net present value of Relevant Capital Expenditure to (ii) the aggregate of all Loans outstanding under the Facility on that Forecast Date.

“Final IFC Facility Commitment” means the aggregate amount of all Commitments under the IFC Facility, such amount to be not less than the IFC Target Commitment.

“Final Information Memorandum” means the information memorandum agreed between the Original Borrower and the Mandated Lead Arrangers and used by the Mandated Lead Arrangers during primary syndication of the Facility.

“Final Maturity Date” means the earlier of 31 March, 2021 and the Reserve Tail Date.

“Final Repayment Date” means the final repayment date for the Facility determined in accordance with clause 9 (Repayment) and/or the Amortisation Schedule, and references to the Final Repayment Date shall be construed as a reference to any Revised Final Repayment Date which may be determined in accordance with clause 9.2 (Amendment to Amortisation Schedule) of this Agreement.

“Final Reports” means the reports prepared by the Insurance Consultant, the Reserves Consultant, the Technical Consultant and the Environmental Consultant in relation to the Borrowing Base Assets.

“Finance Document” means this Agreement, the Intercreditor Agreement, the KEFI Intercreditor Agreement, each Hedging Agreement, each Intercompany Loan Agreement, each Security Document, each Deed of Acknowledgment and Release, each Deed of Subordination, the IFC Facility Agreement, the Deed of Transfer and

Amendment and each Fee Letter with an Agent and any other document designated as such by the Original Borrower and the Facility Agent.

“Finance Party” means each of the Mandated Lead Arrangers, the Lenders, the Hedging Counterparties, the LC Issuing Banks, the LC Lenders, the Account Bank, the Facility Agent, the Security Agent, the Intercreditor Agent, the Modelling Bank and the Technical Bank, and “Finance Parties” shall be construed accordingly.

“Financial Close” means the date on which the Facility Agent notifies the Original Borrower and the Lenders that it has received all of the Conditions Precedent in form and substance satisfactory to it (acting reasonably) and/or waived receipt of those Conditions Precedent in accordance with clause 2.1 (Conditions Precedent to first Utilisation).

“Financial Covenants” means the financial covenants listed under clause 27 (Financial Covenants) of this Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(A)                             moneys borrowed;

(B)                             any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)                             any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)                             the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant entity as a finance or capital lease;

(E)                              receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)                               any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account);

(G)                             any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as a borrowing in the accounts of the relevant entity;

(H)                            any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group and which underlying liability would fall within one of the other paragraphs of this definition if it were a liability of a member of the Group; and

(I)                                 the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above (but only to the extent that the Financial Indebtedness supported thereby is or is at any time in the future capable of being outstanding).

“Financing Costs” means all amounts of interest, fees, commitment fees, or other costs and scheduled principal instalments payable by the Obligors under the Finance Documents.

“First Currency” has the meaning given to it in clause 17.1 (Currency indemnity).

“Forecast” means each Forecast prepared in accordance with clause 19 (Forecasts and Calculations) of this Agreement.

“Forecast Assumptions” means the assumptions used in the production of a Forecast.

“Forecast Date” means:

(A)                             the date of Financial Close;

(B)                             the date on which an asset becomes a Borrowing Base Asset;

(C)                             31 March and 30 September in each year commencing on and from a date to be agreed between the Technical and Modelling Bank and Kosmos which will fall between 15 June 2011 and 15 August 2011, it being understood that the Forecast Date on which the Forecast Period beginning on 15 December 2011 ends shall be 19 April 2012 and not 31 March 2012;

(D)                             any other date which falls no more than 90 days after the date on which the Reserves Consultant has, at the request of the Original Borrower, produced a new or updated reserves report;

(E)                              the date of disposal of a Borrowing Base Asset or a Resource Bridge Asset (other than a Permitted Disposal which falls under any of paragraphs (B) and (E) to (K) of the definition of “Permitted Disposal” set out below); and

(F)                               on request by the Majority Lenders on any date after the Signing Date and before the date falling 12 months after the Signing Date upon which the Majority Lenders (acting reasonably) determine that an event (or series of events) or circumstance or any effect or consequence thereof has occurred (other than any fluctuation or change in crude oil prices) that could reasonably be expected to have a Material Adverse Effect, provided that, before making such determination, the Majority Lenders must first consult with Kosmos in good faith for not less than 5 Business Days.

“Forecast Period” means, in the case of the first Forecast Period, the period commencing on the date of Financial Close and ending at close of business on the first Forecast Date and, in the case of any subsequent Forecast Period, the period commencing on the expiry of the immediately preceding Forecast Period and ending at close of business on the next Forecast Date.

“Forecasting Procedures” means the procedures set out under clause 19 (Forecasts and Calculations) of this Agreement for preparing a Forecast.

“FPSO” means a floating production, storage and offloading vessel.

“FPSO Agreement” means an agreement entered into by Tullow Ghana Limited (and its successors under the UUOA) in relation to the Jubilee Field Phase 1 for the construction, installation, lease, operations and maintenance of an FPSO dated 7 May 2010 (as amended from time to time).

“FPSO Construction Financing” means any financing arrangements in relation to the construction of the FPSO to which an Obligor or member of the Group is a party.

“Ghanaian Cedi” means the lawful currency of Ghana.

“Ghana” means the Republic of Ghana, West Africa.

“Ghana Block Assets” means, other than Jubilee Field Phase 1 and Jubilee Field Phase 1A , all other activities, assets and developments in the Contract Areas (including exploration).

“Ghana Blocks” means the WCTP Block and the DWT Block.

“Ghana Working Capital Cedi Account” means a Ghanaian Cedi account designated “Kosmos — Onshore Working Capital Account” established by Kosmos with the Onshore Account Bank in Ghana pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“Ghana Working Capital USD Account” means a USD account designated “Kosmos — Onshore Working Capital Account” established by Kosmos with the Onshore Account Bank in Ghana pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“GNPC” means the Ghana National Petroleum Corporation, a public corporation established by Provisional National Defence Council Law 64 of 1983.

“Government” means the government of Ghana or, as appropriate, the government of any other country in which a Borrowing Base Asset is situated.

“Gross Revenues” means, for the relevant period of determination and without double counting, the USD equivalent of each of the following amounts to the extent received (or projected to be received or which are credits to an interest or account of an Obligor) by or on behalf of an Obligor (including the USD equivalent of any payment in kind) during that period from or in respect of the Borrowing Base Assets (other than any amount received or held on behalf of an Interested Third Party which is not related to a Borrowing Base Asset whether in cash or in kind):

(A)                             amounts received or to be received from the sale of crude oil, condensate, natural gas liquids and all output and product from the Borrowing Base Assets or otherwise received or to be received pursuant to any Project Agreement;

(B)                             amounts representing interest on the Project Accounts and interest or distributions or income of any kind in respect of Authorised Investments;

(C)                             all refunds of tax of any kind;

(D)                             all Insurance Proceeds;

(E)                              all damages or other payments for termination or non-performance or failure to perform or variation under any contract;

(F)                               all net amounts received under any Derivative Agreement;

(G)                             all amounts received in respect of any Permitted Disposal; and

(H)                            all other amounts which fall to be credited to the profit and loss account of an Obligor for the financial year in which the relevant period falls.

“Group” means KEO and the Original Borrower and each of their subsidiaries.

“Guarantor” means the Original Guarantor or an Additional Guarantor.

“Hedging Agreement” means an ISDA Master Agreement or similar agreement pursuant to which Hedging Transactions are entered into by the Borrower with a Hedging Counterparty and where the liability of the Obligors thereunder are secured by the Security Documents.

“Hedging Counterparty” means:

(a)                               any person which is named on the signing pages of the Intercreditor Agreement as a Hedging Counterparty and;

(b)                               any person which becomes a Party as a Hedging Counterparty pursuant to Clause 13.5 (Agent Accession Undertaking) of the Intercreditor Agreement.

“Hedging Transaction” means any transaction entered into under a Hedging Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing.

“HY Noteholder Trustee Amendments” has the meaning given to that term in clause 32.18(A) (Accession to the KEFI Intercreditor Agreement)

“HY Noteholders” means the holders of the HY Notes from time to time.

“HY Notes” means the senior secured notes issued by KEL from time to time pursuant to the terms of the HY Note Indenture.

“HY Note Indenture” means the indenture pursuant to which all or any of the HY Notes are constituted or any other agreement under which HY Notes are constituted and any other agreement under which any guarantee for the HY Notes is given.

“ICR” means the interest cover ratio calculated pursuant to clause 27(B)(ii) (Financial Covenants).

“IFC” means International Finance Corporation.

“IFC Acceleration Trigger Event” means (i) an Event of Default under clause 29 (Events of Default) of this Agreement relating to the failure to pay interest or principal on the IFC Facility, (ii) an Event of Default under clause 29.3 (Breach of other obligations) of this Agreement in relation to Clause 13 (Covenants) of the IFC Facility Agreement, or (iii) an Event of Default under clause 29.3 (Breach of other obligations) of this Agreement in relation to any obligation under this Agreement.

“IFC Facility” means the facility described in clause 3.1(A)(ii) and provided by the IFC in accordance with the terms of the IFC Facility Agreement and this Agreement.

“IFC Facility Agreement” means the facility agreement entered into on 14 February 2012 between, inter alios, IFC and the Original Borrower.

“IFC Facility Automatic Increase Date” means the earlier of:

(A)                             the date on which the IFC Target Commitment is to be met, as agreed between IFC, the Facility Agent and the Original Borrower; and

(B)                             the IFC Increase Date.

“IFC Facility Commitment” means:

(A)                             on and from the Effective Date until (but not including) the IFC Facility Automatic Increase Date, the Initial IFC Facility Commitment; and

(B)                             on and from the IFC Facility Automatic Increase Date, the Final IFC Facility Commitment.

“IFC Inconvertibility Payments” means any due and payable amount owed to IFC that is received by, or for the account of, IFC from or on account of the obligations of, any Obligor in a Convertible Currency during an Inconvertibility Event as a consequence of any IFC Preferential Treatment.

“IFC Increase Date” means 30 September 2012.

“IFC Loan” means the principal amount of each borrowing under the IFC Facility or, as the context requires, the principal amount outstanding of that borrowing, including Loans transferred to IFC pursuant to the Deed of Transfer and Amendment.

“IFC Preferential Treatment” means IFC being afforded preferential treatment by a Relevant Authority by foreign exchange being made available to IFC for the purpose of paying obligations owed to it.

“IFC Target Commitment” means USD 100,000,000 (one hundred million US Dollars).

“Illegality Lender” has the meaning given to that term in clause 10.2 (Illegality) of this Agreement.

“Inconvertibility Event” means circumstances in which a Relevant Authority is not generally permitting the conversion of local currency into Convertible Currencies or the remittance of Convertible Currencies in order to pay obligations denominated in Convertible Currencies.

“Increased Costs” has the meaning given to that term in clause 16.1 (Increased costs) of this Agreement.

“Initial IFC Facility Commitment” means the initial Commitment of IFC under the IFC Facility, being USD 67,000,000 (sixty-seven million US Dollars).

“Insolvency Event” means, in relation to any Obligor, any circumstances described in clause 29.6 (Insolvency) of this Agreement.

“Insolvency Proceedings” means, in relation to any Obligor, any circumstances described in clause 29.7 (Insolvency proceedings) of this Agreement.

“Insurance” or “Insurances” means any or all of the contracts of insurance which Kosmos is required from time to time to purchase or procure and maintain pursuant to the Schedule of Insurances.

“Insurance Consultant” means the appointed insurance consultant, currently Moore-McNeil, LLC, appointed in accordance with a scope of work and budget for fees and expenses agreed with the Borrower, the Facility Agent and the Technical and Modelling Bank.

“Insurance Consultant Appointment Letter” means the letter between Kosmos, the Facility Agent and the Insurance Consultant setting out the terms of appointment of the Insurance Consultant, in the Agreed Form.

“Insurance Proceeds” means all moneys which may at any time be or become payable to or received by an Obligor (other than proceeds in respect of third party liability insurances) under or pursuant to the Agreed Insurances and any reinsurance contract in which the relevant Obligor has an interest.

“Insurance Proceeds Accounts” means any of the KED Insurance Proceeds Account, the KEG Insurance Proceeds Account, the KEI Insurance Proceeds Account, the KEO Insurance Proceeds Account, the Borrower Insurance Proceeds Account and any account deemed to be an “Insurance Proceeds Account” in accordance with clause 20 (Bank Accounts and Cash Management) and which is secured in favour of the Secured Parties, each an “Insurance Proceeds Account”.

“Intercompany Borrower” means a borrower under an Intercompany Loan Agreement.

“Intercompany Loan Agreement” means each loan agreement in Agreed Form pursuant to which a Borrower makes advances to an Obligor from the proceeds of a Utilisation under the Facility.

“Intercreditor Agreement” means the intercreditor agreement, entered into on or about the date of this Agreement, between, amongst others, the Facility Agent, the Lenders, the Hedging Counterparties, the Original Borrower and the Security Agent.

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 12 (Interest Periods) of this Agreement and, in relation to an Unpaid Sum, each period determined in accordance with clause 11.4 (Default interest) of this Agreement.

“Interested Third Party” has the meaning given to the term in clause 20.2(A)(iii) (Other bank accounts) of this Agreement.

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(A)                             the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(B)                             the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“IPO” means in relation to a company, a transaction in which shares in that company are sold or issued to investors and in connection with such sale or issue are admitted to trading on a regulated market or other stock exchange.

“IPO Reorganisation” means any Reorganisation implemented by KEH, or any of its Subsidiaries from time to time (or any group of them), which is undertaken for the purpose of facilitating an IPO.

“ISDA Master Agreement” means the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement, as the case may be.

“Joint Operating Agreements” means:

(A)                             the DWT JOA; and

(B)                             the WCTP JOA.

“Jubilee Field” means the hydrocarbon accumulation so named that is located approximately 63km offshore Ghana and which extends across the Ghana Blocks.

“Jubilee Field Phase 1” means the Phase 1 development of the Jubilee Field, as described in the Phase 1 Plan of Development for the Jubilee Field, including the Project Infrastructure and all appraisal, exploration, construction, operations, maintenance and exploitation works and activities, and the treatment, processing, storage, delivery, lifting and sale of Unit Substances therefrom.

“Jubilee Field Phase 1A” means the Phase 1A development of the Jubilee Field, as described in the Phase 1 Plan of Development for the Jubilee Field, including (insofar as relevant to Phase 1A) the Project Infrastructure and all appraisal, exploration, construction, operations, maintenance and exploitation works and activities, and the treatment, processing, storage, delivery, lifting and sale of Unit Substances therefrom.

“Jubilee Field Phase 2” means the Phase 2 development of the Jubilee Field, including the Project Infrastructure and all appraisal, exploration, construction, operations, maintenance and exploitation works and activities, and the treatment, processing, storage, delivery, lifting and sale of Unit Substances therefrom.

“KED Insurance Proceeds Account” means an account designated “KED — Insurance Proceeds Account” established by KED with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KED Offshore Proceeds Account” means an account designated “Kosmos Energy Development — Offshore” established by KED with the Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KED Offshore Security Assignment” means the English law security assignment and debenture, dated on or about the date of this Agreement, between KED and the Security Agent.

“KEFI Intercreditor Agreement” means the intercreditor agreement between the Security Agent, KEFI, KEL, Standard Chartered Bank as RCF Agent and BNP Paribas as security and intercreditor agent and as proceeds agent, for and on behalf of the Finance Parties and the “Security and Intercreditor Agent” for and on behalf of the “Finance Parties”, both terms as defined in the KEL Guarantee.

“KEG Insurance Proceeds Account” means an account designated “KEG — Insurance Proceeds Account” established by KEG with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KEG Offshore Proceeds Account” means an account or accounts where the designated name includes the words “Kosmos Energy Ghana HC — Offshore” established by KEG with the Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KEG Offshore Project Accounts Agreement” means the offshore project accounts agreement, dated on or about the date of this Agreement, between KEG, the Offshore Account Bank, the Facility Agent and the Security Agent.

“KEG Offshore Security Assignment” means the English law security assignment and debenture, dated on or about the date of this Agreement, between KEG and the Security Agent.

“KEG Onshore Project Accounts Agreement” means the onshore project accounts agreement, dated on or about the date of this Agreement, between KEG, the Onshore Account Bank, the Facility Agent and the Security Agent.

“KEG Onshore Security Assignment” means the Ghanaian law debenture, dated on or about the date of this Agreement, between KEG and the Security Agent.

“KEH” means Kosmos Energy Holdings, a company incorporated under the laws of the Cayman Islands with registered number 133483 and having its registered office at PO Box 32332, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.

“KEI and KEO Offshore Security Assignment” means the English law security assignment dated on or about the date of this Agreement between KEI, KEO and the Security Agent.

“KEI Insurance Proceeds Account” means an account designated “KEI — Insurance Proceeds Account” established by KEI with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KEI Offshore Proceeds Account” means an account designated “Kosmos Energy International — Offshore” established by KEI with the Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KEI Offshore Security Assignment” means the English law security assignment and debenture, dated on or about the date of this Agreement, between KEI and the Security Agent.

“KEL” means Kosmos Energy Ltd., a company incorporated under the laws of Bermuda with registered number 45011 and having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

“KEL Group” means KEL and each of its direct and indirect subsidiaries.

“KEL Guarantee” means the deed of guarantee entered by BNP Paribas as security and intercreditor agent, Kosmos Energy Limited, Kosmos Energy Operating, Kosmos Energy International, Kosmos Energy Development, Kosmos Energy Ghana HC and Kosmos Energy Finance International, dated on or around the date of this Agreement.

“KEO Insurance Proceeds Account” means an account designated “KEO — Insurance Proceeds Account” established by KEO with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KEO Offshore Proceeds Account” means an account designated “Kosmos Energy Operating — Offshore” established by KEO with the Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.

“KEO Offshore Security Assignment” means the English law security assignment and debenture, dated on or about the date of this Agreement, between KEO and the Security Agent.

“Kosmos” means KEG or the Borrower, as the context so requires.

“LC Cash Collateral Account” means an account designated “Kosmos - LC Cash Collateral Account” which is established and maintained by the Original Borrower pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement, with the relevant LC Issuing Bank or Lender (as applicable, in accordance with the terms of clause 7.1(B)(viii)(a)), which is secured in favour of the relevant LC Issuing Bank or Lender, as applicable.

“LC Issuing Bank” means the Mandated Lead Arrangers and Underwriters and such other Lenders (other than IFC) (each an LC Issuing Bank) appointed to such role from time to time and who issue, pursuant to clause 7.6 (Issue of Letters of Credit) of this Agreement, a Letter of Credit.

“LC Lender” means each Lender participating in a Letter of Credit, unless otherwise agreed.

“Lender” means:

(A)                             any Original Lender and IFC; and

(B)                             any bank or financial institution which has become a Party as a lender in accordance with clause 30 (Changes to the Lenders) of this Agreement,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Acceleration Trigger Event” means either (i) an Event of Default under clause 29 (Events of Default) of this Agreement relating to the failure to pay interest or principal on a Facility, or (ii) an Event of Default under clause 29.3 (Breach of other obligations) of this Agreement in relation to any obligation under this Agreement.

“Letter of Credit” means a letter of credit:

(A)                             substantially in the form set out in Schedule 12 (Form of Letter of Credit) of this Agreement subject to such amendments as any beneficiary may reasonably require;

(B)                             in such form as already issued by Kosmos on the date of this Agreement (together with such amendments as may reasonably be required by the beneficiary thereunder); or

(C)                             in any other form requested by Kosmos and agreed by the Facility Agent (pursuant to instructions from the Majority Lenders (acting reasonably)) and each LC Lender.

“LIBOR” means, in relation to any Loan:

(A)                             the applicable Screen Rate;

(B)                             (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(C)                             if:

(i)                                  no Screen Rate is available for the currency of that Loan; or

(ii)                                no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (A) and (C) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and if any such rate is less then zero, LIBOR shall be deemed to be zero.

“Liquidity Statement” has the meaning given to it in clause 24.8 (Sources and Uses).

“Loan” means:

(A)                               in respect of the Non-IFC Facility, each loan or Letter of Credit made or to be made under this Agreement or the principal amount outstanding for the time being of that loan or Letter of Credit; and

(B)                               in respect of the IFC Facility, each loan made or to be made under the IFC Facility Agreement or the principal amount outstanding for the time being of that loan.

“Loan Life Cover Ratio” or “LLCR” means the ratio of (i) the net present value of Net Cash Flow (calculated on the basis of the Forecast Assumptions) from the relevant Forecast Date until the Final Maturity Date plus the net present value of Relevant Capital Expenditure to (ii) the aggregate of all Loans outstanding under the Facility on that Forecast Date.

“Majority Lenders” means, as applicable, those Lenders whose participation in advances under the Facility are equal to 66 2/3 per cent. of the aggregate advances then outstanding, or if there are no advances outstanding, whose Commitments then aggregate at least 66 2/3 per cent. of the Total Commitments under the Facility.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 6 (Mandatory Cost Formulae) of this Agreement.

“Margin” means the percentage rate per annum determined in accordance with clause 11.2 (Margin) of this Agreement.

“Market Disruption Event” has the meaning given to that term in clause 13.2 (Market disruption) of this Agreement.

“Material Adverse Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises (other than fluctuations in Crude Oil prices), that event (or events) or circumstance (or any effect or consequence thereof), in the opinion of the Majority Lenders, would reasonably be expected materially and adversely to affect the financial condition, operations, or business of any Obligor or the Borrowing Base Assets, or the ability of any Obligor to perform its obligations under the Finance Documents in full and on the basis contemplated therein in a way which is materially prejudicial to the interests of the Lenders or results in the Obligors being unable to pay any amounts when due and payable under the Finance Documents.

“Material Contracts” means the following contracts and agreements in Agreed Form at the Signing Date:

(A)                             The Drilling Contract for the provision of a semi-submersible drilling unit ‘Eirik Raude’ and associated drilling services between Tullow Oil plc and Ocean Rig 2 AS (as contractor) dated 15 February 2008.

(B)                             The Atwood Hunter Offshore Drilling Contract made between Kosmos Energy Ghana HC, Noble Energy EG Ltd and Alpha Offshore Drilling Services Company dated 23 June 2008

(C)                             The Atwood Hunter Rig Sharing Agreement between Kosmos Energy Ghana HC, Noble Energy EG Ltd and Alpha Offshore Drilling Services Company dated June 24, 2008.

(D)                             The agreement for the construction, installation, lease, operations and maintenance of a floating, production, storage and offloading facility to be signed between Tullow Ghana Limited and Jubilee Ghana MV21 B.V. as the contractor entered into as of 7 May 2010.

(E)                              Daywork Drilling Contract — Offshore (Deepwater Millennium), is made between Anadarko Petroleum Corporation, and Transocean Offshore Deepwater Holdings Limited, effective date April 17, 2008.

(F)                               Master Crude Sales Agreement, Trafigura Beheer B.V., Amsterdam, Branch Office Lucerne, and Kosmos Energy Ghana HC; effective date September 24, 2010 and as per first and second amendments dated January 17, 2011 and February 2, 2011.

(G)                             Jubilee Field Unit Crude Oil Lifting Agreement between, Ghana National Petroleum Corporation, Tullow Ghana Limited, Kosmos Energy Ghana HC, Anadarko WCTP Company, Sabre Oil & Gas Holdings Limited and EO Group Limited, dated December 8, 2010.

“Measurement Period” means, in respect of the calculation of the DCR or the ICR, the period of 12 months ending on the Forecast Date in question.

“Minister” means the Government’s Minister for Energy.

“Model” means the computer model in the Agreed Form at the Signing Date, as such model may be updated from time to time pursuant to clause 19 (Forecasts and Calculations) of this Agreement.

“Model Auditor” means Operis Group plc appointed in accordance with a scope of work and budget for fees and expenses agreed with the Borrower, the Facility Agent and the Technical and Modelling Bank.

“Model Auditor Appointment Letter” means the letter between Kosmos, the Facility Agent, the Technical and Modelling Bank and the Model Auditor setting out the terms of appointment of the Model Auditor in the Agreed Form.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Moody’s shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and Kosmos (both acting reasonably).

“Morocco Block Assets” means all activities, assets and developments in the Boujdour Offshore area of interest in Morocco (including exploration), as such area of interest is further described in the relevant Project Agreements defined below.

“Morocco Blocks” means all of the blocks in the Boujdour Offshore area of interest as such area of interest is further described in the relevant Project Agreements defined below.

“MTA Reserves” means those proved and probable (2P) reserves and the best estimate contingent (2C) resources for the MTA Discovery Areas as determined by reference to the latest reserves and/or resources report prepared by the Reserves Consultant for which there has been an approved Plan of Development.

“MTA Discovery Areas” means the Mahogany, Teak and Akasa discovery areas in the WCTP Block, including the Project Infrastructure and all appraisal, exploration, construction, operations, maintenance and exploitation works and activities, and the treatment, processing, storage, delivery, lifting and sale of Unit Substances therefrom

“Net Cash Flow” means, for any relevant period (but without any double counting):

(A)                             Net Revenues; minus

(B)                             Project Costs,

projected to be paid or received during that period converted if necessary into USD at the rate of exchange used in the Forecast Assumptions on the date of projected receipt or payment.

“Net Interest Payable” means, in relation to the KEL Group for any Measurement Period, Total Interest Payable less Total Interest Receivable for the KEL Group during that Measurement Period.

“Net Revenues” means Gross Revenues minus Royalty Payments and Additional Oil Entitlement payments.

“New Lender” has the meaning given to it in clause 30.1 (Assignments and transfers and changes in Facility Office by the Lenders).

“New Project Agreement” means any project agreement relating to any Approved Development or Permitted Acquisition over which the Lenders have, or are to receive, a Security Interest.

“Non-Funding Lender” means:

(A)                             any Lender who fails to participate in any Utilisation in the amount and at the time required;

(B)                             any Lender who has indicated publicly or to the Facility Agent or an Obligor that it does not intend to participate in all or part of any Utilisation;

(C)                             any Lender which has repudiated its obligations under the Facility; or

(D)                             any Lender in respect of which or in respect of whose holding company any of the events specified in clause 29.6 (Insolvency) or clause 29.7 (Insolvency proceedings) of this Agreement (disregarding paragraph (B) of clause 29.7) (Insolvency proceedings) applies or has occurred.

“Non-IFC Facility” means a facility not provided under the IFC Facility as described in clause 3.1(A)(i).

“Obligors” means the Borrowers and the Guarantors.

“Offshore Proceeds Accounts” means any of the KED Offshore Proceeds Account, the Borrower Offshore Proceeds Account, the KEG Offshore Proceeds Account, the KEI Offshore Proceeds Account, the KEO Offshore Proceeds Account, the Borrower Offshore Proceeds Account and any account deemed to be an “Offshore Proceeds Account” in accordance with clause 20.1 (Project Accounts), and which is secured in favour of the Secured Parties, each an “Offshore Proceeds Account”.

“Onshore Working Capital Accounts” means the Ghana Working Capital Cedi Account and the Ghana Working Capital USD Account.

“Operator” means, in relation to each Borrowing Base Asset or each Developing Asset, the relevant operator of that Borrowing Base Asset or Developing Asset.

“Operator Report” means the report prepared by the Operator in relation to each Borrowing Base Asset and each Developing Asset.

“ORGL LC” means the Letter of Credit dated 24 December 2010 issued by BNP Paribas to Ocean Rig Ghana Limited as beneficiary originally at the request of KEF in respect of the obligations of Tullow Ghana Limited to the beneficiary thereof, a copy of which is appended in Schedule 16 (Copy of ORGL LC) , under which the amount of USD 23,000,000 is outstanding as at the date of this Agreement.

“Original Guarantor” means KEO, KEI and KED, KEG and any subsidiary of a Borrower which owns Borrowing Base Assets.

“Participating Interest” has the meaning given to it in the relevant Petroleum Agreement and details of each such participating interest as at the date of this Agreement are as set out in clause 26.14 (Assets) of this Agreement.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to a Finance Document.

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated 1 January 2012, as updated, amended and/or re-issued by the IFC, copies and/or details of which have been delivered to and receipt of which has been acknowledged by the Borrower.

“Permitted Acquisition” means any acquisitions or investments:

(A)                             which are made in the ordinary course of the day to day business of the acquiring company;

(B)                             which are funded by equity or debt subordinated on terms acceptable to the Majority Lenders (acting reasonably);

(C)                             which are in respect of the implementation and development of the Borrowing Base Assets;

(D)                             which are included within a Forecast;

(E)                              in respect of which the aggregate consideration paid (which shall exclude the amount of any debt assumed) does not in any calendar year exceed USD 50 million, or such higher figure as the Majority Lenders may agree (acting reasonably);

(F)                               by an Obligor which are to be Borrowing Base Assets as approved by the Majority Lenders (acting reasonably); or

(G)                             which are approved by the Majority Lenders (acting reasonably),

provided in each case that such acquisition or investment may not take place in Iran, Myanmar, North Korea, Sudan, Syria, Cuba, any country which is subject to a Sanctions Regime or any country designated by the Majority Lenders (acting reasonably).

“Permitted Disposals” means any:

(A)                             disposal permitted in accordance with clause 28.8 (Disposals) of this Agreement;

(B)                             disposals made in the ordinary course of the day to day business of operating the Borrowing Base Assets;

(C)                             disposals expressly permitted under any Project Agreement;

(D)                             disposals of cash for purposes not prohibited by the Finance Documents;

(E)                              disposals expressly required in order to comply with its obligations under the Project Agreements;

(F)                               disposals of assets in exchange for other assets of comparable, or superior as to, type, value and quality;

(G)                             disposals of obsolete assets;

(H)                            disposals from one Obligor to another or from a subsidiary to an Obligor;

(I)                                 disposals on arms length terms for market value of its Entitlements from a Field or petroleum products to which an Obligor is entitled by virtue of its ownership or investment in a Petroleum Asset;

(J)                                 disposals on arms length terms with a net market value not exceeding USD 50 million in any calendar year or, from the date of this Agreement, USD 100 million in aggregate; and

(K)                            disposals not falling within (A) to (J) above which are consented to by the Majority Lenders.

“Permitted Financial Indebtedness” means:

(A)                             any Financial Indebtedness arising under or contemplated by the Finance Documents;

(B)                             any Financial Indebtedness the proceeds of which are applied, promptly on receipt by Kosmos, in making or procuring the making of a prepayment of all amounts outstanding under the Finance Documents in full;

(C)                             any Financial Indebtedness subordinated to the Lenders on terms approved by the Majority Lenders (each acting reasonably) provided that there shall be no subordination in respect of amounts held in any Distributions Reserve Account;

(D)                             any guarantee granted by an Obligor in favour of the Revolving Credit Facility Lenders and/or the HY Noteholders, which in either case is subordinated in accordance with the terms of the KEFI Intercreditor Agreement, or otherwise on terms acceptable to the Majority Lenders;

(E)          any Financial Indebtedness owed to an Obligor;

(F)           any Financial Indebtedness arising under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed USD 100 million (or its equivalent in other currencies) at any time;

(G)          any Financial Indebtedness arising under any Derivative Agreement that Kosmos may enter further to the provisions of clause 28.17(A) (Hedging); or

(H)          any Financial Indebtedness otherwise approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Permitted Party” has the meaning given to it in clause 30.7 (Disclosure of information).

“Permitted Security” means:

(A)          any netting or set-off arrangement entered into in the ordinary course of financing arrangements for the purpose of netting or setting off debit and credit balances;

(B)          any lien securing obligations no more than 90 days overdue arising by operation of law;

(C)          any Security Interest arising under or contemplated by the Finance Documents or pursuant to the express terms of any Project Agreement;

(D)          any title retention provisions in a supplier’s standard conditions of supply of goods;

(E)          any Security Interest created over or in respect of any Distributions Reserve Accounts; and

(F)           any Security Interest not falling within (A) to (E) above which is consented to by the Majority Lenders.

“Permitted Transferee” shall have the meaning given to that term in clause 10.6 (Change of Control) of this Agreement.

“Petroleum Agreements” means the DWT PA and the WCTP PA (and all amendments and supplements thereto).

“Petroleum Asset” means any assets related to the exploration for or exploitation, production, treatment, processing, transportation, storage, marketing and sale of petroleum products including, but without limitation, any contractual rights under any agreement entered into in relation to or incidental or ancillary thereto, any equity or participating interest in any entity which has such an interest or which conducts such activities and any right which would allow a person to obtain title to or an interest in any petroleum products.

“Phase 1 Plan of Development for the Jubilee Field” means the relevant plan for the development of the Jubilee Field (Phase 1) approved by the Government.

“Process Agent” has the meaning given to it in clause 46 (Service of Process).

“Project Accounts” means any or all of each Debt Service Reserve Account, the LC Cash Collateral Account, the Offshore Proceeds Accounts, the Onshore Working Capital Accounts and the Insurance Proceeds Accounts, in each case, as established pursuant to clause 20 (Bank Accounts and Cash Management) of this Agreement and any account established further to clause 10.3 (Aggregate outstandings exceed the Borrowing Base Amount) of this Agreement, with such accounts being secured in favour of the Secured Parties.

“Project Accounts Agreements” means the KEG Offshore Project Accounts Agreement, the KEG Onshore Project Accounts Agreement and the Borrower Offshore Project Accounts Agreement.

“Project Agreements” means (when entered into by the relevant Obligor):

(A)          each Petroleum Agreement;

(B)          the Joint Operating Agreements;

(C)          the UUOA; and

(D)          each New Project Agreement and any other agreement which the Facility Agent and the Original Borrower agree shall be a Project Agreement,

as such documents may be updated, amended or replaced from time to time.

“Project Costs” means all costs and expenses (including without limitation exploration costs and any costs incurred under any Derivative Agreement pursuant to any Derivative Transaction, but, for the avoidance of doubt, excluding any Scheduled KEL Debt Payments and excluding any other payments relating to the Revolving Credit Facility or the HY Notes) in relation to:

(A)          Borrowing Base Assets;

(B)          the Ghana Block Assets in the following 12 months; and

(C)          any other project, venture, Field or Petroleum Asset which can be funded by headroom under the Borrowing Base Amount, such headroom in any Forecast Period being the amount by which the Borrowing Base Amount exceeds the projected aggregate costs and expenses shown in the then current Forecast for that period for (A) and (B) above.

“Project Infrastructure” means:

(A)          the FPSO for the Jubilee Field Phase 1;

(B)          a taut-leg mooring system for the FPSO for the Jubilee Field Phase 1;

(C)          seven production wells;

(D)          five production drill centers;

(E)          five production manifolds;

(F)           four water injection wells;

(G)          two water-injection drill centers;

(H)          two water injection manifolds;

(I)           three gas-injection wells;

(J)           one gas-injection drill center;

(K)          one gas-injection manifold;

(L)          two riser bases;

(M)         six subsea distribution units; and

(N)          associated flowlines, risers, umbilicals and jumpers.

“Qualifying Bank” means an internationally recognised bank:

(A)          which is not on a sanctions list or subject to a sanctions regime issued, imposed or administered by the United States or any member country of the European Union, or the European Union itself or the United Nations (or any agency of any of them) (a “Sanctions Regime”); or

(B)          which does not have its principal place of business in a country which is subject to a Sanctions Regime; or

(C)          which is not a bank whose principal place of business is in a country notified by Kosmos to the Facility Agent prior to signing of this Agreement; or

(D)          whose long-term unguaranteed, unsecured securities or debt is rated at least Baa3 (Moody’s) or a comparable rating from an internationally recognised credit rating agency (except that this shall not be a requirement if an Event of Default is continuing).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period.

“Reference Banks” means the principal London offices of Société Générale, London Branch and BNP PARIBAS, or such other Reference Banks appointed under clause 32.16 (Reference Banks) of this Agreement.

“Reference Bank Rate” means in relation to LIBOR, the arithmetic mean (rounded upwards to four decimal places) of the rates supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market.

“Relevant Authority” means the central bank of the country in which any Obligor is formed or operates, or any other governmental entity or government in any such country having the power to regulate foreign exchange.

“Relevant Capital Expenditure” means capital expenditure incurred or to be incurred in relation to the Borrowing Base Assets and Ghana Block Assets in the next twelve months or, in respect of exploration and appraisal costs for Ghana Block Assets, in the next six months as determined pursuant to a Forecast and which is or will be funded by the Facility or by contributions to the capital of an Obligor (including loans subordinated on terms acceptable to the Facility Agent (acting reasonably)).

“Relevant Lender” has the meaning ascribed to such term in clause 8.10 (Cash collateralisation).

“Reorganisation” means (without limitation) any transaction, deemed transaction, step, procedure or agreement, including (but without limitation) the transfer, distribution, contribution or settlement of assets and/or liabilities.

“Repayment Date” means the date specified as such in the Amortisation Schedule, as may be adjusted in accordance with clause 34.6 (Business Days) of this Agreement.

“Repayment Instalment” means each repayment instalment required pursuant to the Amortisation Schedule (as adjusted from time to time).

“Repeating Representations” means the representations set out under:

(A)          clauses 26.1 (Status), 26.2 (Legal validity), 26.3 (Non-conflict), 26.4 (Powers and authority) of this Agreement, each as at the time the power or authority was exercised only; and

(B)          clauses 26.5 (Authorisations), 26.9 (Financial Statements and other factual information), 26.10 (Proceedings pending or threatened), 26.11 (Breach of laws), 26.12 (Ranking of security), 26.13 (Pari passu ranking), 26.14 (Assets), 26.15 (Project Agreements), 26.16 (No Immunity), 26.17 (Ownership of Obligors) and 26.18 (Sanctions) of this Agreement.

“Replacement Lender” has the meaning given to that term in clause 10.10 (Right of repayment and cancellation in relation to a single Lender) of this Agreement.

“Required Approvals” means all material approvals, licenses, consents and authorisations necessary in connection with the execution, delivery, performance or enforcement of any Finance Document or the development, construction and ownership of the relevant Obligor’s interest in a Borrowing Base Asset or Resource Bridge Asset.

“Required Balance” means the greater of the balances which is required to meet the payment either of: (a) interest and fees only due and payable in the next six months on the Facility; and (b) Scheduled KEL Debt Payments due and payable in the next six months.

“Reserve Tail Date” means, at any time, the semi-annual Repayment Date immediately preceding the date on which a Forecast projects that the aggregate economically recoverable reserves remaining to be produced from the Borrowing Base Assets (as reflected in the current Forecast) is projected to be equal to or less than 25 per cent. of the aggregate of the economically recoverable reserves from the Borrowing Base Assets reflected in the Forecast agreed as a condition to first Utilisation.  The Reserve Tail Date will be re-determined by each Forecast by reference to the aggregate of reserves for the Borrowing Base Assets adjusted for any reserves upgrades or downgrades, for additional reserves acquired pursuant to any Approved Development or Permitted Acquisition and for any disposal of reserves.

“Reserves Consultant” means Netherland Sewell & Associates, Inc., (or any other reputable consultant agreed to by the Technical and Modelling Bank (acting reasonably)) appointed in accordance with a scope of work and budget for fees and expenses agreed with the Borrower, the Facility Agent and the Technical and Modelling Bank.

“Reserves Consultant Appointment Letter” means the letter between Kosmos, the Facility Agent, the Technical and Modelling Bank and the Reserves Consultant setting out the terms of appointment of the Reserves Consultant, in the Agreed Form.

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

“Resource Bridge Assets” means KEG’s interest in, and all rights in respect of, the Resource Bridge Reserves, including the Entitlement to all Unit Substances.

“Resource Bridge Assets Revenue” means, for the relevant period of determination and without double counting, the USD equivalent of amounts received or to be received from the sale of crude oil, condensate, natural gas liquids and all output and product from the Resource Bridge Assets.

“Resource Bridge Reserves” has the meaning given to that term in clause 19.5(B).

“Restricted Party” means a person that is:

(A)          listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(B)          located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(C)          otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Retiring Guarantor” has the meaning given to it in clause 25.8 (Release of Guarantors’ right of contribution).

“Revised Final Repayment Date” has the meaning given to that term in clause 9.2 (Amendment to Amortisation Schedule) of this Agreement.

“Revolving Credit Facility” means the revolving credit facility of up to US$300 million provided to KEL pursuant to the terms of the Revolving Credit Facility Agreement.

“Revolving Credit Facility Agreement” means the agreement under which the Revolving Credit Facility is made available.

“Revolving Credit Facility Lender” means a “Lender”, as defined under the Revolving Credit Facility Agreement.

“Rollover Loan” means one or more Loans:

(A)          made or to be made on the same day that a maturing Loan is due to be repaid;

(B)          the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(C)          made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“Royalty Payments” means royalties payable to the Government by a contractor out of, or calculated by reference to, petroleum to which such contractor is entitled under the terms and conditions of the relevant Petroleum Agreement.

“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(A)          the United States government;

(B)          the United Nations;

(C)          the European Union;

(D)          the United Kingdom; or

(E)           the respective governmental institutions and agencies of any of the foregoing, including, without limitation OFAC, the United States Department of State and Her Majesty’s Treasury,

(together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by Her Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Sanctions Regime” has the meaning given to it in paragraph (A) of the definition of “Qualifying Bank”.

“Schedule of Insurances” means the schedule of insurances in the Agreed Form (and initialled by the Borrower and/or KEG and the Facility Agent) setting out the insurances to be maintained by the Obligors.

“Scheduled KEL Debt Payment Distribution” means a shareholder distribution as calculated and defined in clause 28.24 (Scheduled KEL Debt Payment Distributions) of this Agreement.

“Scheduled KEL Debt Payments” means the scheduled interest, fees, costs and expenses (including tax gross up) related to the Revolving Credit Facility and the HY Notes but, for the avoidance of doubt, not including any principal related to the Revolving Credit Facility or the HY Notes.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Ltd. (or any other person which takes over the administration of that rate) for USD for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters).  If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with Kosmos.

“S&E Management System” means the Project’s social and environmental management system for the identification, assessment and management of Project risks on an ongoing basis.

“Second Currency” has the meaning given to it in clause 17.1 (Currency indemnity).

“Secured Liabilities” means at any time and without double counting, all present and future obligations and liabilities (actual or contingent) of each Obligor (whether or not for the payment of money and including any obligation to pay damages for breach of contract) which are, or are expressed to be, or may become due, owing or payable to any or all of the Secured Parties under or in connection with any of the Finance Documents, together with all costs, charges and expenses incurred by the Security Agent or any Secured Party which any Obligor is obliged to pay under any Finance Document.

“Secured Party” means each party to a Finance Document (other than an Obligor or Intercompany Borrower).

“Security Documents” means each of the following documents:

(A)          the KEG Offshore Security Assignment;

(B)          the KEG Onshore Security Assignment;

(C)          the KED Offshore Security Assignment;

(D)          the KEI Offshore Security Assignment;

(E)          the KEO Offshore Security Assignment;

(F)           the Borrower Offshore Security Assignment;

(G)          the KEI and KEO Offshore Security Assignment;

(H)          the Charge over Shares in KED;

(I)           the Charge over Shares in KEG;

(J)           the Charge over Shares in KEO;

(K)          the Charge over Shares in KEI;

(L)          the Charge over Shares in the Original Borrower;

(M)         the Assignment of Reinsurance Rights;

(N)          the KEG Offshore Project Accounts Agreement;

(O)          the KEG Onshore Project Accounts Agreement;

(P)           the Borrower Offshore Project Accounts Agreement; and

(R)          subject to the provisions of the Intercreditor Agreement, each other document evidencing or creating any Security Interest held or obtained from an Obligor for or in respect of any Secured Liabilities.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect.

“Service Document” has the meaning given to it in clause 46 (Service of Process).

“Shareholder” means any funds affiliated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group.

“Shareholder Affiliate” means any Affiliate of a Shareholder, any trust of which a Shareholder or any of its Affiliates is a trustee, any partnership of which a Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Shareholder or any of its Affiliates, provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by a Shareholder or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall constitute a Shareholder Affiliate.

“Shareholder Distribution” means a shareholder distribution as calculated and defined in clause 28.23 (Distributions) of this Agreement.

“Signing Date” means 28 March 2011.

“Sources and Uses Statement” has the meaning given to it in clause 24.8 (Sources and Uses).

“Specified Time” means 11:00 a.m. London time on the relevant Quotation Day.

“Standard and Poor’s” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Standard & Poor’s shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and Kosmos (both acting reasonably).

“Standstill Period” means a period of 30 days from the date an IFC Acceleration Trigger Event occurs.

“Subordinated Creditor” means any Obligor whose rights are subordinated to those of the Creditors pursuant to a Deed of Subordination.

“Subordinated Debt” means all present and future moneys, debts, obligations and liabilities which are, or are expressed to be, or may become due, owing or payable by any Obligor to any Affiliate (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) together with any related Additional Debt.

“Successful Syndication” means the Underwriters each reduce their participation in the Facility to a final hold of not more than USD 200 million.

“Sum” has the meaning given to it in clause 17.1 (Currency indemnity).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical and Environmental Consultant Appointment Letter” means the letter between Kosmos, the Facility Agent and the Technical Consultant, the Technical and Modelling Bank and Environmental Consultant setting out the terms of appointment of the Technical Consultant and Environmental Consultant, in the Agreed Form.

“Technical and Modelling Bank” means the Technical Bank and the Modelling Bank, provided that if the Technical Bank and the Modelling Bank cannot reach agreement on a certain issue, then the opinion of the Technical Consultant will be requested (to the extent a Technical Consultant is not already appointed and the parties do not agree on a replacement within 5 Business Days of notification of the failure to reach agreement, the Technical Bank and the Modelling Bank shall request the President of the Energy Institute of London to appoint an independent consultant within 5 Business Days).  If no agreement can be reached after consulting the relevant Consultant, the final decision shall be determined by the Majority Lenders.

“Technical Assumptions” means the technical assumptions agreed or determined in accordance with clause 19.1 (Forecast Procedures) of this Agreement.

“Technical Consultant” means Shaw Consultants International, Inc. (or any other reputable technical consultant agreed to by the Technical and Modelling Bank (acting reasonably)), appointed in accordance with a scope of work and budget for fees and expenses agreed with the Borrower, the Facility Agent and the Technical and Modelling Bank.

“TEN Development and Production Area” means the Tweneboa, Enyenra and Ntomme discovery areas in the DWT Block, including the Project Infrastructure and all appraisal, exploration, construction, operations, maintenance and exploitation works and activities, and the treatment, processing, storage, delivery, lifting and sale of Unit Substances therefrom.

“Third Parties Act” has the meaning given to it in clause 1.4 (Third Party Rights).

“Total Available Facility Amount” means at any time the amount calculated as such pursuant to clause 3.2 (Total Available Facility Amount) of this Agreement.

“Total Commitments” means the aggregate of the Commitments of the Lenders.

“Total Facility Amount” means at any time, the total facility made available under the Facility but as reduced by the amount of any cancellation of the Facility.

“Total Interest Payable” means, in relation to the KEL Group for any Measurement Period, all interest and other financing charges paid or payable and incurred by the KEL Group during that Measurement Period.

“Total Interest Receivable” means, in relation to the KEL Group for any Measurement Period, all interest and other financing charges received or receivable by the KEL Group during that Measurement Period.

“Transaction Document” means each Finance Document and each Project Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) of this Agreement or any other form agreed between the Facility Agent and Kosmos.

“Transfer Date” means, in relation to a transfer, the later of:

(A)           the proposed Transfer Date specified in the Transfer Certificate; and

(B)           the date on which the Facility Agent executes the Transfer Certificate.

“Unit Operator” has the meaning given to it in the UUOA.

“Unit Substances” shall have the meaning given to that term in the UUOA.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” or “US Dollar” means the lawful currency of the United States of America.

“US Tax Obligor” means:

(A)          a Borrower which is resident for tax purposes in the United States of America; or

(B)          an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility by way of a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Requests) of this Agreement or in the Agreed Form.

“UUOA” means the unitization and unit operating agreement entered into between GNPC, Tullow Ghana Limited, KEG, Anadarko WCTP Company, Sabre Oil and Gas Holdings Limited and EO dated 13 July 2009.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 or any regulations promulgated thereunder and any other tax of a similar nature.

“WCTP Block” means West Cape Three Points area offshore Ghana, being the area described in Annex 1 of the WCTP PA, but excluding any portions of such area in respect of which Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the WCTP PA.

“WCTP JOA” means the joint operating agreement dated 27 July 2004 between KEG and EO in respect of the West Cape Three Points Block Off-shore Ghana (and all amendments and supplements thereto).

“WCTP PA” means the petroleum agreement dated 22 July 2004 between the Government, represented by the Minister, the GNPC, KEG and EO in respect of the West Cape Three Points Block Off-shore Ghana (and all amendments and supplements thereto).

1.2          Construction of particular terms

Unless a contrary indication appears, any reference in this Agreement to:

(A)          “this Agreement” shall be construed as a reference to the agreement or document in which such reference appears together with all recitals and Schedules thereto;

(B)          a reference to “assets” includes properties, revenues and rights of every description;

(C)          an “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, permission, recording, notarisation, filing or registration;

(D)          an “authorised officer” shall be construed, in relation to any Party, as a reference to a Director or other person duly authorised by such Party as notified by such Party to the Facility Agent as being authorised to sign any agreement, certificate or other document or to take any decision or action, as applicable.  The provision of any certificate or the making of any certification by any authorised officer of Kosmos shall not create for that authorised officer any personal liability to the Finance Parties;

(E)           a “calendar year” is a reference to a period starting on (and including) 1 January and ending on (and including) the immediately following 31 December;

(F)           a “certified copy” shall be construed as a reference to a copy of that document, certified by an authorised officer of the relevant Party delivering it to be a complete, accurate and up-to-date copy of the original document;

(G)          a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of the agreement or document in which such reference appears;

(H)          “continuing” shall, in relation to any Default or Event of Default, be construed as meaning that such Default or Event of Default has not been remedied or waived;

(I)            the “equivalent” on any given date in any currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent in the normal course of business at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency in the London foreign exchange markets for delivery on the second Business Day thereafter;

(J)            the “group” of any person, shall be construed as a reference to that person, its subsidiaries and any holding company of that person and all other subsidiaries of any such holding company, from time to time;

(K)          a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

(L)           “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrase or words of like import;

(M)         a “month” or “Month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” and “Months” shall be construed accordingly);

(N)          a “person” shall be construed as a reference to any person, trust, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(O)          a reference to a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of Law but, if not having the force of Law, being a regulation, rule, official directive, request or guideline with which a prudent person carrying on the same or a similar business to Kosmos would comply) of any governmental body, Agency, department or regulatory, self-regulatory or other authority or organisation;

(P)           a “right” shall be construed as including any right, title, interest, claim, remedy, discretion, power or privilege, in each case whether actual, contingent, present or future;

(Q)          a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule of the agreement or document in which such reference appears;

(R)          a “subsidiary” of a company or corporation means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which shall be construed as a reference to any company or corporation:

(i)                                  which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(ii)                               more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(iii)                            which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(S)           the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, bankruptcy, winding-up, reorganisation, dissolution, administration, receivership, judicial custodianship, administrative receivership, arrangement, adjustment, protection or relief of debtors; and

(T)           a “year” is a reference to a period starting on one day in a month in a calendar year and ending on the numerically corresponding day in the same month in the next succeeding calendar year, save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day Provided that, if a period starts on the last Business Day in a month, that period shall end on the last Business Day in that later month (and references to “years” shall be construed accordingly).

1.3          Interpretation

(A)          Words importing the singular shall include the plural and vice versa.

(B)          Words indicating any gender shall include each other gender.

(C)          Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document to:

(i)                                 any party or person shall be construed so as to include its and any subsequent successors, permitted transferees and permitted assigns in accordance with their respective interests;

(ii)                              such agreement or document or any other agreement or document shall be construed as a reference to each such agreement or document or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented, in each case to the extent permitted under the Finance Documents;

(iii)                           a time of day shall, save as otherwise provided in any agreement or document, be construed as a reference to London time.

(D)          Section, Part, Clause and Schedule headings contained in, and any index or table of contents to, any agreement or document are for ease of reference only.

1.4          Third Party Rights

(A)          Any Hedging Counterparty may enforce the terms of clause 21.2 (Withdrawals — No Default Outstanding), clause 25 (Guarantee and Indemnity) and clause 42.2(D) (Exceptions) of this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”).  This clause 1.4(A) confers a benefit on each such Hedging Counterparty, and, subject to the remaining provisions of this clause 1.4, is intended to be enforceable by each Hedging Counterparty by virtue of the Third Parties Act.

(B)          Subject to paragraph (A) above, a person who is not a party to this Agreement has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.

(C)          Notwithstanding any term of any Finance Document, this Agreement may be rescinded or varied without the consent of any person who is not a Party hereto.

PART 2
CONDITIONS PRECEDENT

2.            Conditions Precedent

2.1          Conditions Precedent to first Utilisation

Kosmos may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived in accordance with clause 2.3 (Waivers of Conditions Precedent).  The Facility Agent (acting reasonably) shall notify Kosmos and the Lenders promptly upon being so satisfied.

2.2          Conditions Precedent to each Utilisation

The Lenders will only be obliged to comply with clause 6.5 (Lenders’ participation) if, on the proposed Utilisation Date:

(A)          no Default or Event of Default is continuing or will result from the proposed Loan;

(B)          an Authorised Signatory of Kosmos certifies that

(i)                                  the funds from that Utilisation are expected to be applied in payment of amounts subject to and in accordance with the Cash Waterfall within 90 days of the relevant drawdown date (other than making a distribution in accordance with paragraph (vii) of the Cash Waterfall) or are otherwise required to maintain a reasonable and prudent level of working capital in the Project Accounts;

(ii)                              the aggregate principal amount outstanding under the Facility does not exceed the Borrowing Base Amount, and the making of the Utilisation would not result in the aggregate principal amount outstanding under the Facility exceeding the Borrowing Base Amount; and

(iii)                           the Repeating Representations to be made by each Obligor are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects);

(C)          in respect of a Utilisation of the IFC Facility only (and to the satisfaction of IFC only) the Borrower has satisfied the conditions for the Utilisation of the IFC Facility in accordance with the terms of the IFC Facility Agreement.

2.3          Waivers of Conditions Precedent

(A)          The Facility Agent as applicable, acting in accordance with the instructions of the Lenders, may waive the requirement under clause 2.1 (Conditions

Precedent to first Utilisation) to deliver any one or more of the documents and other evidence listed in Schedule 3 (Conditions Precedent), as applicable.

(B)          Satisfaction of any of the conditions set out in clause 2.2 (Conditions Precedent to each Utilisation) may be waived by the Facility Agent acting in accordance with the instructions of the Majority Lenders.

(C)          Any waiver effected by the Facility Agent in accordance with this clause shall be binding on all Parties.

(D)          For avoidance of doubt, no Utilisation may be made under the Facility, until the Facility Agent has confirmed all relevant Conditions Precedent have been satisfied (acting reasonably) or waived in accordance with this clause 2 (Conditions Precedent).

(E)           Prior to the first Utilisation of the Facility (and not thereafter), any Default or Event of Default which arises by virtue of the fact that the Security Interests granted pursuant to the Security Documents are second-ranking (due to the subsistence during such period of Security Interests (as defined in the Existing Finance Documents) which were granted pursuant to the Existing Finance Documents), shall be deemed not to have arisen.

PART 3
OPERATION OF THE FACILITY

3.            The Facility

3.1          Facility Commitment amounts

(A)          Subject to the terms of the Finance Documents:

(i)            the Lenders (other than IFC) have agreed to make available to the Borrower a secured US Dollar revolving loan facility and a letter of credit facility on the terms and conditions set out in this Agreement (the “Non-IFC Facility”); and

(ii)           IFC has agreed to make available to the Borrower a secured US Dollar revolving loan facility on the terms and conditions set out in the IFC Facility Agreement) (the “IFC Facility”),

(together the “Facility”) in an aggregate amount equal to the Total Commitments.

(B)          The Facility may be utilised by way of:

(i)            Loans (which, during the Availability Period only, shall include Rollover Loans); and

(ii)           Letters of Credit up to an aggregate amount not exceeding USD 200 million.

3.2          Total Available Facility Amount

(A)          The Total Available Facility Amount shall be computed in accordance with this clause 3.2.

(B)          If at any time the aggregate amount of all Loans exceeds the Borrowing Base Amount, the Total Available Facility Amount shall be zero.

(C)          Subject to paragraph (B) above, the Total Available Facility Amount shall be an amount equal to the lesser of:

(i)            the Total Facility Amount less (1) the amount of all Loans which have not been either prepaid or repaid and (2) the aggregate amount of any Letters of Credit issued, or to be issued, under the Facility (only to the extent not cash collateralised by amounts standing to the credit of the LC Cash Collateral Account); and

(ii)           the Borrowing Base Amount less (1) the amount of all Loans and (2) the aggregate amount of any Letters of Credit issued, or to be issued, under the Facility (only to the extent not cash collateralised by amounts standing to the credit of the LC Cash Collateral Account), where the Borrowing Base Amount is determined by reference to the most recent Forecast prepared in accordance with the Forecasting Procedures.

(D)          For the avoidance of doubt, if at any time a Letter of Credit is cash collateralised in whole in or part in accordance with clause 7.1(B) of this Agreement, the Total Available Facility Amount shall, subject always to paragraphs (B) and (C) above, automatically increase by the amount of such deposit.  Conversely, in the event that the whole or any part of the cash collateral is withdrawn in accordance with clause 7.1(B) of this Agreement, then the Total Available Facility Amount will reduce by the amount of such withdrawal.

4.            Finance Parties’ Rights and Obligations

(A)          The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under any Finance Documents to which it is a Party does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(B)          The rights of each Finance Party under or in connection with the Finance Documents to which it is a Party are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(C)          A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

5.            Purpose

5.1          Purpose

The proceeds of any Loan or Letter of Credit may only be used by the Borrower for the following purposes:

(A)          in the case of a first Utilisation of the Facility, to repay all amounts outstanding under the Existing Finance Documents in full;

(B)          to pay Project Costs (including Relevant Capital Expenditure);

(C)          to pay Financing Costs (other than principal and interest);

(D)          to make advances to an Obligor under an Intercompany Loan Agreement to enable such Obligor to pay Project Costs;

(E)           to fund the DSRA and the LC Cash Collateral Account;

(F)           to meet all costs and expenses incurred in respect of making any Permitted Acquisition; and

(G)          to issue Letters of Credit under the Facility.

5.2          Monitoring

No Finance Party is bound to monitor or verify the application of any Loan made pursuant to the Finance Documents.

6.            Utilisation

6.1          Availability Period

Subject to the satisfaction of the relevant Conditions Precedent:

(A)          the Non-IFC Facility shall be available for drawing during the period from and including the Signing Date to and including the earlier of:

(i)            the date falling one month prior to the Final Maturity Date; and

(ii)           31 March, 2018;

(B)          the IFC Facility shall be available for drawing during the period from and including the date of the Effective Date (as defined in the IFC Facility Agreement) to and including the earlier of:

(i)            the date falling one month prior to the Final Maturity Date; and

(ii)           31 March, 2018.

(C)          In the event that paragraphs (A)(ii) and (B)(ii) above apply, then notwithstanding the occurrence of that date, the Non-IFC Facility and the IFC Facility, will both be available for drawing until the date falling one month prior to the Final Maturity Date in an aggregate amount not exceeding at any time the lesser of (i) USD500 million, and (ii) the Total Available Facility Amount at that time.

6.2          Delivery of a Utilisation Request

A Borrower may borrow a loan under the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10:00 am on the third Business Day (or in the case of the first Utilisation only, the second Business Day) prior to the proposed Utilisation Date and the Facility Agent shall deliver such Utilisation Request to the Lenders within one Business Day of receipt of the same by it.  For this purpose, if the Facility Agent receives the Utilisation Request on a day which is not a Business Day or after 10:00 am on a Business Day, it will be treated as having received the Utilisation Request on the following Business Day.

6.3          Completion of a Utilisation Request

(A)          Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)           the amount of the Utilisation complies with clause 6.4 (Amount); and

(iii)          the proposed Interest Period complies with clause 12 (Interest Periods).

(B)          Only one Loan may be requested in each Utilisation Request and a maximum of 3 Utilisation Requests may be requested in any one month.

(C)          A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 10 or more Loans would be outstanding.

6.4          Amount

Kosmos must notify the Facility Agent and the Technical and Modelling Bank (giving notice of not less than three Business Days’ prior to the Utilisation Date) of the amount of any proposed Loan under the Facility that must be:

(A)          a minimum of USD 10 million (or, in any event, such lesser amount as the Facility Agent may agree); and

(B)          an integral multiples of USD 10 million (or, in any event, such lesser amount as the Facility Agent may agree),

or, if less, the balance of the Facility.

6.5          Lenders’ participation

(A)          If the conditions set out in this Agreement have been met, each Lender under the Non-IFC Facility shall make its participation in the relevant Loan available by the Utilisation Date through its Facility Office in accordance with the terms of this Agreement.

(B)          The amount of a Lender’s participation in that Loan will be equal to the proportion borne by its Available Commitment to the Available Commitments under the Non-IFC Facility immediately prior to the making of the relevant Loan.

(C)          The Facility Agent shall notify each Lender of the amount of each Loan under the Non-IFC Facility and the amount of its participation in each such Loan not less than 3 Business Days before the Utilisation Date.

(D)          A Business Day for the purposes of clause 6 (Utilisation) shall mean a day (other than a Saturday or Sunday) when banks are open for business in London, New York and Paris.

7.            Letters of Credit — Utilisation

7.1          General

(A)          In this clause 7 and clause 8 (Letters of Credit — General Provisions):

(i)            “Expiry Date” means, for a Letter of Credit, the last day of its Term;

(ii)           “LC Proportion” means, in relation to a Lender (other than IFC) in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by the Available Commitment of such Lender under the Facility to the aggregate Available Commitments of all the Lenders (other than IFC) under the Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iii)          “Renewal or Extension Request” means a written notice delivered to the Facility Agent in accordance with clause 7.7 (Renewal or extension of a Letter of Credit);

(iv)          “Start Date” means, for a Letter of Credit, the first day of its Term; and

(v)           “Term” means each period determined under this Agreement for which an LC Issuing Bank is under a liability under a Letter of Credit.

(B)          Any reference in this Agreement to:

(i)            a “Finance Party” includes each of the LC Lenders and each of the LC Issuing Banks;

(ii)           an amount borrowed under the Facility includes any amount utilised by way of Letter of Credit;

(iii)          a Utilisation under the Facility made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(iv)          a Lender funding its participation in a Utilisation under the Facility includes a Lender (other than IFC) participating in a Letter of Credit;

(v)           amounts outstanding under the Facility include amounts outstanding under or in respect of any Letter of Credit;

(vi)          an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable in respect of that Letter of Credit at that time;

(vii)         the Borrower “repaying” or “prepaying” a Letter of Credit means:

(a)           the Borrower providing cash collateral for that Letter of Credit by depositing funds into the LC Cash Collateral Account;

(b)           the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(c)           an LC Issuing Bank being satisfied (acting reasonably) that it has no further liability under that Letter of Credit,

and the amount, subject to the Cash Waterfall, by which a Letter of Credit is repaid or prepaid under sub-paragraphs (viii)(a) and (viii)(b) below is the amount of the relevant cash collateral or reduction; and

(viii)                     the Borrower providing “cash collateral” for a Letter of Credit means the Borrower paying an amount in the currency of the Letter of Credit in to the LC Cash Collateral Account and the following conditions are met:

(a)           the account is with the LC Issuing Bank (if the cash collateral is to be provided for all the Lenders) or with a Lender (if the cash collateral is to be provided for that Lender);

(b)           withdrawals from the LC Cash Collateral Account may only be made at any time provided that:

(1)           there is no Default or Event of Default outstanding at the time;

(2)           the withdrawal does not occur during a BBA Cure Period;

(3)           the latest Sources and Uses Statement does not show that there is a shortfall in funding projected to be available to meet Project Costs; and

(4)           the Available Commitment at that time is equal to or exceeds the amount of the withdrawal; and

(c)           any amount withdrawn from the LC Cash Collateral Account is deposited into the account from which the original payment was made into the LC Cash Collateral Account.

(C)          Clause 6 (Utilisation) does not apply to a Utilisation by way of Letter of Credit.

(D)          For the avoidance of doubt, in determining the amount of the Available Commitment and a Lender’s LC Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated taking account of any cash collateral provided for outstanding Letters of Credit, subject to the Total Available Facility Amount not exceeding the lesser of (i) the Total Facility Amount and (ii) the Borrowing Base Amount.

(E)           A “Business Day” for the purposes of clause 7 (Letters of Credit — Utilisation) shall mean a day (other than a Saturday or Sunday) when banks are open for business in London, New York and Paris.

(F)           The ORGL LC shall be deemed to have been issued by BNP Paribas as LC Issuing Bank (such appointment as LC Issuing Bank being solely in respect of the ORGL LC) pursuant to a Utilisation Request submitted by the Borrower in accordance with the terms of this Agreement and such utilisation shall be deemed to have occurred immediately after the first Utilisation under the Facility (the “ORGL LC Utilisation”).  For the avoidance of doubt:

(i)            BNP Paribas shall pay the cash collateral already posted with it pursuant to the ORGL LC to the Distribution Reserve Account; and

(ii)           no conditions other than those which are required in order to facilitate the first Utilisation will be required to be satisfied in order for the ORGL LC Utilisation to be effective.

7.2          Letter of Credit Option

(A)          The Non-IFC Facility may also be utilised by way of Letters of Credit at any time prior to the Final Maturity Date.

(B)          Letters of Credit may be issued under the Non-IFC Facility by any LC Issuing Bank or LC Issuing Banks as may be selected by the Borrower.

(C)          The Borrower may at any time request any or all Lenders to agree to become a LC Issuing Bank.  If any such Lender or Lenders so agree, the Borrower may in its absolute discretion decide which of those Lenders (if any) it wishes to appoint as a LC Issuing Bank.

(D)          The Borrower may appoint any Lender as an LC Issuing Bank at any time by notice in writing to the Facility Agent (accompanied by a deed of accession in the form agreed between the Agent and the Borrower, signed by the relevant Lender confirming its appointment as an LC Issuing Bank), following receipt of which the Facility Agent shall promptly countersign any such deed of accession on behalf of the Finance Parties (and in any event within 3 Business Days of receipt of the notice) and notify the Finance Parties (with a copy to the Borrower) that the relevant Lender has become an LC Issuing Bank.

7.3          Delivery of a Utilisation Request for Letters of Credit

Subject to a LC Issuing Bank having been appointed, the Borrower may request a Letter of Credit to be issued by delivery to the Facility Agent and one or more LC Issuing Banks (as may be selected by the Borrower) of a duly completed Utilisation Request substantially in the form of Part II of Schedule 4 (Utilisation Requests) not later than the third Business Day prior to the proposed Utilisation Date and a maximum of 3 such Utilisation Requests may be delivered in any one month, provided that there shall not, at any time, be more than 10 Letters of Credit outstanding.

7.4          Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(A)          it specifies that it is for a Letter of Credit;

(B)          it specifies the amount that is to be utilised under the Non-IFC Facility;

(C)          the proposed Utilisation Date is a Business Day within the Availability Period;

(D)          the currency and amount of the Letter of Credit comply with clause 7.5 (Amount);

(E)           the form of Letter of Credit is attached;

(F)           the Expiry Date of the Letter of Credit falls on or before the Final Repayment Date for the Non-IFC Facility; and

(G)          the delivery instructions for the Letter of Credit are specified.

7.5          Amount

The amount of the proposed Letter of Credit must be an amount which is not more than the Total Available Facility Amount and which is a minimum of USD 5 million or, if less, the Total Available Facility Amount and which otherwise complies with clause 7.6(B)(ii).

7.6          Issue of Letters of Credit

(A)          If the conditions set out in this Agreement have been met, the relevant LC Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(B)          The relevant LC Issuing Bank will only be obliged to comply with paragraph (A) above if on the date of the Utilisation Request or Renewal or Extension Request and on the proposed Utilisation Date:

(i)            in the case of a Letter of Credit renewed in accordance with clause 7.7 (Renewal or extension of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(ii)           the making of the proposed Utilisation would not result in (i) the aggregate principal amount outstanding under the Facility exceeding the lesser of the Total Facility Amount and the Borrowing Base Amount or (ii) the aggregate of all outstanding Letters of Credit issued by the LC Issuing Banks exceeding USD 200 million;

(iii)          the Repeating Representations to be made by each Obligor are true in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects); and

(iv)          the LC Issuing Bank and the Lenders have completed all applicable know-your-customer and compliance requirements which are required by law in relation to the beneficiary of the Letter of Credit.

(C)          The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by the Available Commitment of such Lender under the

Non-IFC Facility to the aggregate Available Commitments of all the Lenders under the Non-IFC Facility immediately prior to the issue of the Letter of Credit.

(D)          The Facility Agent shall notify the LC Issuing Bank and each Lender (other than IFC) of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

7.7          Renewal or extension of a Letter of Credit

(A)          The Borrower may request any Letter of Credit issued on its behalf be renewed or extended by delivery to the Facility Agent and the relevant LC Issuing Bank of a Renewal or Extension Request by the sixth Business Day before the date of the proposed renewal.

(B)          The Lenders shall treat any Renewal or Extension Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (E) of clause 7.4 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(C)          The terms of each renewed or extended Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)            its amount may be less than the amount of the Letter of Credit immediately prior to its renewal or extension;

(ii)           (in relation to a renewal only) its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal or Extension Request subject to clause 7.4(F); and

(iii)          (in relation to an extension only) its Term shall start on the date which was the Start Date of the Letter of Credit immediately prior to its extension, and shall end on the proposed Expiry Date specified in the Renewal or Extension Request subject to clause 7.4(F)

(D)          If the conditions set out in this Agreement have been met, the relevant LC Issuing Bank shall re-issue and/or amend any Letter of Credit pursuant to a Renewal or Extension Request.

8.            Letters of Credit — General Provisions

8.1          When immediately repayable or prepayable

If a Letter of Credit or any amount outstanding under a Letter of Credit becomes payable, the Borrower shall repay or prepay that amount within five Business Days of demand by the relevant LC Issuing Bank.

8.2          Fee payable in respect of Letters of Credit

(A)          The Borrower shall pay to each of the LC Issuing Banks a fronting fee in respect of each Letter of Credit issued by it, in the amount and at the times agreed in the letter between each relevant LC Issuing Bank and the Borrower.  A reference in this Agreement to a Fee Letter shall include the letter referred to in this paragraph.

(B)

(i)            Subject to (ii) below, the Borrower shall pay to the Facility Agent (for the account of each LC Lender) a letter of credit fee computed at the same rate as the Margin on the outstanding amount of each Letter of Credit for the period from the issue of that Letter of Credit until its Expiry Date.  This fee shall be distributed according to each LC Lender’s LC Proportion of that Letter of Credit.

(ii)           The Borrower shall be entitled to deduct, from the letter of credit fee calculated as described in (i) above and paid to the Facility Agent, in respect of each Relevant Lender, an amount which is the product of the Margin and any Borrower Replacement Collateral (as defined in clause 8.10 below) held in respect of such Relevant Lender (the “RL Reduction”).  The net fee distributed by the Facility Agent to each Relevant Lender shall be the fee calculated according to such Relevant Lender’s LC Proportion then reduced by the amount of the RL Reduction.

(C)          The accrued letter of credit fee on a Letter of Credit shall be payable quarterly (on each of 31 March, 30 June, 30 September and 31 December and as from the first of such dates falling after the date of issue of that Letter of Credit) and on the Expiry Date for that Letter of Credit.

(D)          If the Borrower uses cash collateral to cover any part of a Letter of Credit then the fronting fee payable to the relevant LC Issuing Bank and the letter of credit fee payable for the account of each LC Lender shall not (in respect of the part of the Letter of Credit covered by the cash collateral) be payable.

8.3          Claims under a Letter of Credit

(A)          The Borrower irrevocably and unconditionally authorises each LC Issuing Bank to pay any claim made or purported to be made under a Letter of Credit and which appears on its face to be in order (a “claim”).

(B)          The Borrower shall immediately on demand pay to the Facility Agent for the account of the relevant LC Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

(C)          The Borrower acknowledges that the LC Issuing Bank:

(i)            is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)           deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(D)          The obligations of the Borrower under this clause will not be affected by:

(i)            the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)           any incapacity of, or limitation on the powers of, any person signing a claim or other document.

8.4          Indemnities

(A)          The Borrower shall immediately on demand indemnify each LC Issuing Bank against any cost, loss or liability incurred by such LC Issuing Bank (otherwise than by reason of such LC Issuing Bank’s gross negligence or wilful misconduct and otherwise in respect of the obligation of any Lender to provide cash collateral pursuant to clause 8.10 (Cash collateralisation)) in acting as an LC Issuing Bank under any Letter of Credit.

(B)          Each Lender (other than IFC) shall (according to its LC Proportion) immediately on demand by the Facility Agent (acting on the instructions of the relevant LC Issuing Bank), indemnify each LC Issuing Bank against any cost, loss or liability incurred by the LC Issuing Bank (otherwise than by reason of such LC Issuing Bank’s gross negligence or wilful misconduct) in acting as such LC Issuing Bank under any Letter of Credit (unless that LC Issuing Bank has been reimbursed by the Borrower pursuant to a Finance Document).

(C)          The Borrower shall immediately on demand reimburse any Lender for any payment it makes to an LC Issuing Bank under this clause 8.4 (Indemnities) (other than any Cash Deposit made pursuant to clause 8.10 (Cash collateralisation) but including in respect of any amount withdrawn from the Cash Deposit and payment to any LC Issuing Bank under clause 8.10(C) or 8.10(D)).  In the absence of reimbursement of the LC Issuing Bank or Lenders by the Borrower pursuant to this clause 8.4 (Indemnities) within 5 Business Days of demand (the “LC Payment Date”), the Borrower shall be deemed to have requested a Loan of an amount (in Dollars) equal to the outstanding amount payable on the LC Payment Date and the Borrower shall be treated as having agreed to borrow that Loan on the LC Payment Date.  The proceeds of each Loan made available by the Lenders in accordance with this clause 8.4(C) and deemed to be made to the Borrower shall be paid to the LC Issuing Bank (or, as the case may be, the Facility Agent on behalf of the Lenders) in satisfaction of the obligations of the Borrower in accordance with this clause 8.4 to reimburse the LC Issuing Bank or Lenders for the amount of the outstanding payment.

(D)          The obligations of each Lender and the Borrower under this clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or, as the case may be, the Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(E)           The obligations of a Lender or a Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:

(i)                                  any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)                               the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)                           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)                              any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)                           any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)                        any insolvency or similar proceedings.

8.5          Rights of contribution

The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this clause 8.

8.6          Role of a LC Issuing Bank

(A)          Nothing in this Agreement constitutes a LC Issuing Bank as a trustee or fiduciary of any other person.

(B)          An LC Issuing Bank shall not be bound to account to any Lender for any sum, or the profit element of any sum received by it for its own account.

(C)          An LC Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(D)          An LC Issuing Bank may rely on:

(i)            any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)           any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(E)           An LC Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(F)           An LC Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(G)          An LC Issuing Bank is not responsible for:

(i)            the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)           the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

8.7          Exclusion of liability

(A)          Without limiting paragraph (B) below, the LC Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(B)          No Party (other than the LC Issuing Bank) may take any proceedings against any officer, employee or agent of the LC Issuing Bank in respect of any claim it might have against the LC Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the LC Issuing Bank may rely on this clause subject to clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

8.8          Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each LC Lender confirms to the LC

Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to, those listed in paragraphs (A) to (D) of clause 32.15 (Credit appraisal by the Lenders).

8.9          Amendments and Waivers

Notwithstanding any other provision of any Finance Document, an amendment or waiver which relates to the rights or obligations of an LC Issuing Bank may not be effected without the consent of the LC Issuing Bank.

8.10        Cash collateralisation

(A)          If and for so long as:

(i)            the long-term senior unsecured credit rating of a Lender is, or is reduced to, below BBB(Standard & Poor’s) or Baa2 (Moody’s); or

(ii)           it becomes unlawful in any applicable jurisdiction for a Lender to perform its obligations under clause 8.4 (Indemnities) of this Agreement,

(any such Lender being a “Relevant Lender”) then, within thirty five (35) Business Days of the date of publication by S&P or Moody’s of such rating downgrade or the date upon which the obligations become unlawful, the Relevant Lender shall, unless otherwise agreed by the LC Issuing Bank, as security for (but without prejudice to) its obligations under clause 8.4 (Indemnities), pay to the LC Issuing Bank an amount equal to its LC Proportion of the aggregate outstandings under all issued Letters of Credit at such date (the “Cash Deposit”).  The Relevant Lender shall, within thirty five (35) Business Days of any increase in such aggregate outstandings, pay to the LC Issuing Bank an amount equal to its LC Proportion of any such increase (unless otherwise agreed by the Issuing Bank) (and any additional amount so paid shall form part of the Cash Deposit).  If requested by the LC Issuing Bank, the Relevant Lender shall enter into security documentation over the Cash Deposit in form and substance satisfactory to the LC Issuing Bank (acting reasonably).

(B)          Any Cash Deposit made pursuant to this clause 8.10 shall be placed by the LC Issuing Bank in a separately designated bank account and shall bear interest (at the rate of interest customarily given by the LC Issuing Bank for short-term cash deposits in amounts equal to such Cash Deposit) from (and including) the date of deposit of any amounts in, until (but excluding) the date of withdrawal of any amounts from, such account (such amount held being the “Borrower Replacement Collateral”).

(C)          The LC Issuing Bank shall only withdraw amounts standing to the credit of such account:

(i)            for payment to the LC Issuing Bank up to (and including) the amount of the Cash Deposit in accordance with clause (D) below; and

(ii)           in excess of the Cash Deposit, for payment to the Relevant Lender, if so instructed by the Relevant Lender.

(D)          Without prejudice to the provisions of clause 8.4(B), each Relevant Lender hereby irrevocably authorises the LC Issuing Bank to withdraw from any account established pursuant to this clause 8.10 in relation to such Relevant Lender such Relevant Lender’s LC Proportion of the amount specified in any claim made under a Letter of Credit, up to the amount of the Relevant Lender’s Cash Deposit in discharge of such Relevant Lender’s obligations to it under clause 8.4(B).

(E)           If and to the extent the Relevant Lender at any time fails to comply with its payment obligations under clause 8.10(A), then (without prejudice to clause 8.4(B)):

(i)            the Relevant Lender hereby irrevocably authorises the Agent to apply its entitlement to sums received by the Agent from any source in respect of payment under, and/or any other sum received by the Agent under or in respect of, the Finance Documents, towards such payment obligations;

(ii)           the Borrower and the LC Issuing Bank may (in their sole discretion) agree that the Borrower shall pay an amount to the LC Issuing Bank:

(a)           which may or may not be equal to the Relevant Lender’s Cash Deposit or such part thereof as is unpaid by the Relevant Lender; and

(b)           which shall be placed by the LC Issuing Bank in a separately designated bank account and shall bear interest (at the rate of interest customarily given by the LC Issuing Bank for short-term cash deposits in amounts equal to such amounts) from (and including) the date of deposit of any amounts in, until (but excluding) the date of withdrawal of any amounts from, such account,

and

(iii)          the LC Issuing Bank may withdraw amounts standing to the credit of such account:

(a)           to pay the LC Issuing Bank such Relevant Lender’s LC Proportion of any claim made under a Letter of Credit; and

(b)           as otherwise agreed between the Borrower and the LC Issuing Bank.

PART 4
PAYMENTS, CANCELLATION, INTEREST AND FEES

9.            Repayment

9.1          Repayment of the Facility

(A)          Subject to paragraph (B) below, all Loans outstanding under the Facility will be repaid semi-annually on each successive 31 March and  30 September commencing on 31 March 2018.  Repayment Instalments will be sufficient to ensure that the Amortisation Schedule is met.

(B)          Any repayment made during the Availability Period may be redrawn, but any repayment may not be redrawn after the expiry of the Availability Period.

9.2          Amendment to Amortisation Schedule

In the event that the Reserve Tail Date is earlier than the Final Maturity Date, the Amortisation Schedule will be amended so that:

(A)          the final Repayment Instalment for the Facility is to be paid on the Reserve Tail Date (the “Revised Final Repayment Date”); and

(B)          the Repayment Instalment payable on each Repayment Date shall be adjusted on a pro rata basis so as to ensure that all Loans under the Facility are fully repaid on the Reserve Tail Date.

10.          Prepayment and Cancellation

10.1        General

(A)          Subject to there being no Event of Default outstanding and other than an obligation to make a prepayment where the aggregate outstandings under the Facility exceed the Borrowing Base Amount at the end of the BBA Cure Period or upon a Change of Control, prepayments in respect of the Facility shall be paid at the end of the next Interest Period falling not less than 15 days after the date on which the event giving rise to the obligation to make the prepayment occurs, and shall be applied pro rata to each Repayment Instalment under the Facility.

(B)          Any amount prepaid may only be redrawn if such prepayment and Utilisation occurs prior to expiry of the Availability Period.

(C)          Any prepayment shall be made with accrued interest on the amount prepaid and, subject to Break Costs (excluding any Margin), without premium or penalty.

10.2        Illegality

(A)          If it becomes unlawful in any applicable jurisdiction for a Lender (an “Illegality Lender”) to perform any of its obligations as contemplated by the Finance Documents, or to fund or maintain its participation in any Utilisation:

(i)            that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)           upon the Facility Agent notifying Kosmos, the Commitment of that Lender will be immediately cancelled; and

(iii)          the Borrower shall either:

(a)           if the Lender so requires, repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); or

(b)           replace that Lender in accordance with paragraph (B) of clause 10.10 (Right of repayment and cancellation in relation to a single Lender) on or before the first date applicable under paragraph (a) above in respect of which a payment is due and payable.

(B)          If it becomes unlawful in any applicable jurisdiction for the Borrower to perform any of its obligations as contemplated by the Finance Documents:

(i)            the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)           the Facility Agent shall notify the Lenders; and

(iii)          the Borrower shall repay each Utilisation made to it on the last day of the Interest Period for that Utilisation occurring after the Facility Agent have notified the Lenders or, if earlier, the last day of any applicable grace period permitted by law.

(C)          If it becomes unlawful for an LC Issuing Bank to issue or leave outstanding any Letter of Credit, the relevant LC Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event, and upon the Facility Agent notifying the Borrower, (i) the Facility shall cease to be available for the issue of Letters of Credit unless and until the relevant LC Issuing Bank is replaced by another Lender in accordance with paragraph (B)of clause 10.10 (Right of repayment and cancellation in relation to a single Lender) and (ii) the Borrower shall prepay all Letters of Credit issued by such LC Issuing Bank and use its reasonable endeavours to procure the release of such LC Issuing Bank from all outstanding Letters of Credit.

10.3        Aggregate outstandings exceed the Borrowing Base Amount

(A)          In the event that a Forecast shows that the aggregate of the outstandings under the Facility on the relevant Forecast Date exceeds the Borrowing Base Amount as determined in such Forecast, the Borrower shall, within 90 days of the date of the relevant Forecast (in addition to Repayment Instalments under the Amortisation Schedule), make an additional mandatory repayment of the Facility as necessary to ensure that the aggregate of the outstandings under the Facility does not exceed the Borrowing Base Amount provided always that:

(i)            subject to (ii) below, an Event of Default shall arise in respect of such mandatory prepayment only if such prepayment has not been made in full after a period of 90 days from the relevant Forecast Date (the “BBA Cure Period”); and

(ii)           such mandatory repayment will be required at the expiry of the BBA Cure Period only if, at such time, a Forecast prepared immediately prior to the expiry of the BBA Cure Period confirms that the aggregate of the outstandings under the Facility exceeds the Borrowing Base Amount.

(B)          The Obligors shall be entitled to make any such mandatory prepayment by (i) depositing cash into an account with the Account Bank secured in favour of the Lenders (which shall be a Project Account) which has been established solely for this purpose or (ii) procuring a letter of credit on terms approved by the Facility Agent (acting reasonably), in favour of the Facility Agent, in each case, in an amount equal to the mandatory prepayment required.  Any excess standing to the credit of such account on any Forecast Date shall be released and may be withdrawn by the Borrower and applied for any purpose as it sees fit (without reference to the Cash Waterfall) provided that prior to being paid into such account none of the Secured Parties had any rights to such amounts (if any Secured Parties had any rights to such amount, such amount shall be paid into an Offshore Proceeds Account).

10.4        Permitted disposals

If, as a result of a Permitted Disposal, the amount outstanding under the Facility exceeds the Borrowing Base Amount, then the required amount of proceeds from such Permitted Disposal to ensure that there is no such excess, after having taken into account the impact of the Permitted Disposal on the Borrowing Base Amount will be used to make a prepayment of the Facility.

10.5        Insurance Receipts

(A)          All Insurance Proceeds received by an Obligor in excess of 10 million shall be paid into and retained in the Insurance Proceeds Account until applied in accordance with the terms of this clause.

(B)          All net proceeds of any insurance claim received by an Obligor in respect of a Borrowing Base Asset or Resource Bridge Asset shall, unless the Majority Lenders otherwise agree, first be applied in prepayment of the Facility:

(i)            where the aggregate amount of the insurance proceeds received is in excess of USD 100 million (less expenses); or

(ii)           if less than USD 100 million but more than USD 10 million, to the extent not applied or committed to be applied to meet a third party claim or to cover operating losses of, or in the reinstatement of, a Borrowing Base Asset or Resource Bridge Asset (as applicable) or purchase of a replacement Borrowing Base Asset or Resource Bridge Asset (as applicable) or otherwise in amelioration of the loss to a Borrowing Base Asset or Resource Bridge Asset (as applicable) or reinvestment in the Borrowing Base Asset or Resource Bridge Asset (as applicable) within, in each case, one year of receipt.

10.6        Change of Control

(A)          Upon a Change of Control:

(i)            the Obligor shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and

(ii)           if the Majority Lenders so require, the Facility Agent shall, on not less than 30 days written notice to Kosmos, cancel the Commitments and the Borrower shall repay each Lender’s participation in any Utilisations on the last day of the then current period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.

(B)          For the purposes of paragraph (A) above, a “Change of Control” means any person (or persons with whom they act in concert) other than a Permitted Transferee acquiring, directly or indirectly, more than 50 per cent. of the ordinary share capital in any Obligor carrying a right to vote in general meetings of that company.  For the avoidance of doubt, a Change of Control shall not occur on an IPO of any Shareholder (directly or indirectly) in KEO or the Borrower, or an IPO of any Obligor.

(C)          For the purposes of paragraph (B) above, any persons includes more than one person acting in concert and a “Permitted Transferee” means:

(i)            an Affiliate of a Shareholder or KEH, so long as they remain an Affiliate (including any funds associated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group); or

(ii)           a person who is otherwise approved by the Majority Lenders (acting reasonably) provided that any Lender which does not grant its approval may, on not less than 30 days written notice to the Facility Agent and Kosmos, demand that its participation in the Facility be prepaid in full and that its Commitment be immediately cancelled, provided that Kosmos may, in accordance with paragraph (B) of clause 10.10 (Right of repayment and cancellation in relation to a single Lender), procure the replacement of that Lender or the transfer of its participation and Commitment to another Lender (with that Lender’s consent) rather than such prepayment and cancellation provided that such replacement or transfer is completed within the relevant notice period given by the relevant Lender.  If such replacement or transfer does not occur within the relevant period, that Lender’s participation in the Facility shall be immediately due and payable in full by the Borrower and its Commitment immediately cancelled.

10.7        Automatic Cancellation

At the close of business in London on the last Business Day of the Availability Period for the Facility, the undrawn Commitment of each Lender under the Facility at that time shall be automatically cancelled.

10.8        Voluntary Cancellation

(A)          Kosmos may, by giving not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice to the Facility Agent, without penalty, cancel the undrawn Commitments under any Facility in whole or in part (but if in part, in a minimum amount of USD 1 million or, if less, the balance of the undrawn Commitments).  The relevant Commitments in respect of the Facility will be cancelled on a date specified in such notice, being a date not earlier than ten Business Days after the relevant notice is received by that Facility Agent.

(B)          Any valid notice of cancellation will be irrevocable and will specify the date on which the cancellation shall take effect.  No part of any Commitment which has been cancelled or which is the subject of a notice of cancellation may subsequently be utilised.

(C)          When any cancellation of Commitments under the Facility takes effect, each Lender’s Available Commitment under the Facility will be reduced by an amount which bears the same proportion to the total amount being cancelled as its Available Commitment under the Facility bears to the Available Commitment (at that time) under the Facility.

10.9        Voluntary Prepayment of Loans

(A)          Subject to clause 10.1 (General), a Utilisation may be prepaid whether in whole or in part by the Borrower without penalty upon ten Business Days’ prior written notice to the Facility Agent.

(B)          Any valid notice of prepayment will be irrevocable and, unless a contrary indication appears in this Agreement, will specify the date on which the cancellation shall take effect.  Any amount prepaid or repaid may not be redrawn if such prepayment or repayment and Utilisation occurs after the expiry of the Availability Period.

(C)          Prepayment shall take effect:

(i)            on the last day of the then current Interest Period; or

(ii)           on any other date subject to payment by the Borrower, on demand of Break Costs (if any), in accordance with clause 13.4 (Break Costs).

(D)          Unless a contrary indication appears in this Agreement, when any prepayment of the whole or part of a Loan takes place, each Lender’s participation in the relevant Loan shall be reduced rateably.

10.10     Right of repayment and cancellation in relation to a single Lender

(A)          If:

(i)            Kosmos reasonably believes that the sum payable to any Lender by an Obligor is required to be increased under clause 15.2 (Tax gross-up);

(ii)           Kosmos receives a notice from the Facility Agent under clause 15.3 (Tax Indemnity) or clause 16 (Increased Costs);

(iii)          any Lender is or becomes a Non-Funding Lender; or

(iv)          any Lender is or becomes entitled to increase its rate of interest further to clause 13.2 (Market disruption),

Kosmos may, while (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the belief or notice continues or (in the case of (iii) or (iv) above) the relevant circumstance continues:

(a)           give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;

(b)           in the case of a Non-Funding Lender or Illegality Lender, give the Facility Agent notice of cancellation of the Available Commitment of that Lender in relation to the Facility and reinstate all or part of such Available Commitment in accordance with paragraph (B) below;

(c)           or replace that Lender in accordance with paragraph (B) below.

(B)          Kosmos may:

(i)            in the circumstances set out in paragraph (A) above or pursuant to clause 10.1 (General) or clause 10.2 (Illegality) or clause 10.6(A)(ii) (Change of Control), replace an Existing Lender (as defined in clause 30 (Changes to the Lenders)), with one or more other Lenders (which need not be Existing Lenders) (each a “Replacement Lender”), which have agreed to purchase all or part of the Commitment and participations of that Existing Lender in Utilisations made to Kosmos pursuant to an assignment or transfer in accordance with the provisions of clause 30 (Changes to the Lenders); or

(ii)           in the circumstances set out in paragraph (A)(iv)(a) of this clause 10.10, cancel the Available Commitments of the Non-Funding Lender or Illegality Lender in respect of the Facility and procure that one or more Replacement Lenders assume Commitments under the Facility in an aggregate amount not exceeding the Available Commitment of the relevant Non-Funding Lender or Illegality Lender in relation to the Facility, in each case on condition that:

(a)           each assignment or transfer under this paragraph (B) shall be arranged by Kosmos (with such reasonable assistance from the Existing Lender as Kosmos may reasonably request); and

(b)           no Existing Lender shall be obliged to make any assignment or transfer pursuant to this paragraph (B) unless and until it has received payment from the Replacement Lender or Replacement Lenders in an aggregate amount equal to the outstanding principal amount of the participations in the Utilisations owing to the Existing Lender, together with accrued and unpaid interest and fees (including, without limitation, any Break Costs to the date of payment) and all other amounts payable to the Existing Lender under this Agreement.

(C)          On receipt of a notice from Kosmos referred to in paragraph (A) above, the Commitment of that Lender shall immediately be reduced to zero.

(D)          On the last day of each Interest Period which ends after Kosmos has given notice under paragraph (A) above (or, if earlier, the date specified by Kosmos in that notice), Kosmos shall repay that Lender’s participation in the relevant Utilisation.

(E)           Paragraphs (A) and (B) do not in any way limit the obligations of any Finance Party under clause 18.1 (Mitigation).

11.          Interest

11.1       Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A)          Margin;

(B)          LIBOR; and

(C)          Mandatory Cost (if any).

11.2        Margin

The Margin applicable to a Loan shall be a percentage per annum as follows:

Years (counting from and including the year of the Effective Date)	Applicable Margin
1 to 4 (inclusive)	3.25%
5 to 6 (inclusive)	3.75%
7 to Final Maturity Date (inclusive)	4.50%

11.3        Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

11.4        Default interest

(A)          If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is 1.0 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).  Any interest accruing under this clause shall be immediately payable by the Obligor on demand by that Facility Agent.

(B)          If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be 1.0 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(C)          Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.5        Notification of rates of interest

The Facility Agent shall promptly notify the relevant Lenders and Kosmos of the determination of a rate of interest under this Agreement.

12.          Interest Periods

12.1        Selection of Interest Periods

(A)          The Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.

(B)          Subject to this clause, the Borrower may select an Interest Period of 1, 3 or 6 months or such other period as may be agreed between Kosmos and the Facility Agent (acting on behalf of the Majority Lenders).

(C)          No Interest Period for a Loan under the Facility shall extend beyond the Final Maturity Date.

(D)          The first Interest Period of each Loan shall commence on the Utilisation Date and end on the same day as the end of the selected Interest Period.  In the case of each Loan (other than the first Loan under the Facility), each subsequent Interest Period shall end on the same day as the current Interest Period of any outstanding Loan made under the Facility.

12.2        Non-Business Days

If an Interest Period ends on a day which is not a Business Day, that Interest Period will instead end on the next Business Day, unless the next Business Day is in another month, in which case the Interest Period will end on the preceding Business Day.

12.3        Consolidation and division of Loans

(A)          Subject to paragraph (B) below, if two or more Interest Periods for Loans under the Facility end on the same date, those Loans will, unless Kosmos specifies to the contrary in the Utilisation Request or in a notice to the Facility Agent, be consolidated into, and treated as, a single Loan under the Facility on the last day of the Interest Period.

(B)          If Kosmos requests (in either a Utilisation Request or otherwise in a notice to the Facility Agent) that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in such request, being an aggregate amount equal to the amount of the Loan immediately before its division.

13.          Changes to the Calculation of Interest

13.1        Absence of quotations

Subject to clause 13.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but up to four Reference Banks do not supply a quotation by the Specified Time, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2        Market disruption

(A)          If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)            the Margin;

(ii)           the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)          the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(B)          In this Agreement “Market Disruption Event” means if, on or about noon in London on the Quotation Day for the relevant Interest Period none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the Interest Period, or the Facility Agent receives notifications from a Lender or Lenders (whose participations exceed 35 per cent. in aggregate of all participations) that the cost to it of obtaining matching deposits in the London interbank market would be materially in excess of LIBOR.

(C)          The Facility Agent shall notify Kosmos immediately upon receiving notice from the Lender(s).

13.3        Alternative basis of interest or funding

(A)          If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(B)          Any alternative basis agreed pursuant to paragraph (A) above shall, with the prior consent of all the Lenders and Kosmos, be binding on all Parties.

13.4        Break Costs

(A)          Kosmos shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(B)          Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

(C)          If, following a payment by Kosmos of all or part of a Loan or Unpaid Sum on a day other than the last day of an Interest Period for that Loan or Unpaid Sum, a Lender realises a profit, and no Event of Default is continuing, that Lender must pay an amount equal to that profit to Kosmos as soon as practicable.

13.5        FATCA Information

(A)          Subject to paragraph (C) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)            confirm to that other Party whether it is:

(a)           a FATCA Exempt Party; or

(b)           not a FATCA Exempt Party; and

(ii)           supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(B)          If a Party confirms to another Party pursuant to clause 13.5(A)(i)(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(C)          Paragraph (A) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)            any law or regulation;

(ii)           any fiduciary duty; or

(iii)          any duty of confidentiality.

(D)          If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (A) above (including, for the avoidance of doubt, where paragraph (C) above applies), then:

(i)            if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)           if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.          Fees

14.1        Commitment fee

(A)          The Borrower shall pay to the Facility Agent in respect of the Non-IFC Facility for the account of each Lender (other than IFC) and in respect of the IFC Facility to IFC directly for the account of IFC, a fee computed as follows:

(i)            when Commitment is available for utilisation, at a rate equal to 40 per cent. per annum of the then applicable Margin; and

(ii)           when Commitment is not then available for utilisation, at a rate equal to 20 per cent. per annum of the then applicable Margin.

(B)          The accrued commitment fee is payable quarterly (on each of 31 March, 30 June, 30 September and 31 December) in arrears on any undrawn and uncancelled portion of the Commitments for the period from:

(i)            in respect of the Non-IFC Facility, the date of this Agreement until and including the last day of the Availability Period; and

(ii)           in respect of the IFC Facility, the date of the IFC Facility Agreement until and including the last day of the Availability Period.

(C)          Notwithstanding paragraphs (A) and (B) above, the Borrower shall not be required to pay any such commitment fees to the Facility Agent for the account of any Lender in respect of a Non-IFC Facility and to IFC for the account of IFC in respect of the IFC Facility in each case during the period in which such Lender is a Non-Funding Lender.

14.2        Front end and underwriting fees

The Borrower shall pay to each Original Lender, front end and underwriting fees in the amount and at the times agreed in a Fee Letter.

14.3        Facility Agent fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.4        Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) a trustee fee in the amount and at the times agreed in a Fee Letter.

14.5        The Technical Bank fee

The Borrower shall pay to the Technical Bank (for its own account) a technical bank fee in the amount and at the times agreed in a Fee Letter.

14.6        The Modelling Bank fee

The Borrower shall pay to the Modelling Bank (for its own account) a modelling bank fee in the amount and at the times agreed in a Fee Letter.

14.7        The Documentation Bank fee

The Borrower shall pay to the Documentation Bank (for its own account) a documentation bank fee in the amount and at the times agreed in a Fee Letter.

PART 5
TAXES, INCREASED COSTS AND INDEMNITIES

15.          Tax Gross Up and Indemnities

15.1        Definitions

In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 15.2 (Tax gross-up) or a payment under clause 15.3 (Tax Indemnity).

15.2        Tax gross-up

(A)          Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B)          Kosmos shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.

(C)          If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(D)          If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(E)           Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing Authority.

(F)           If an Obligor makes any payment to a Finance Party in respect of or relating to a Tax Deduction, but such Obligor was not obliged to make such payment, the relevant Finance Party shall within five Business Days of demand refund such payment to such Obligor.

15.3        Tax Indemnity

(A)          Except as provided below, the Borrower shall (within five Business Days of demand by the Facility Agent) indemnify a Finance Party against any loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party for or on account of Tax, by that Finance Party in respect of a Finance Document.

(B)          Paragraph (A) above shall not apply:

(i)            with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:

(a)           that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)           that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either such case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or that Finance Party’s Facility Office; or

(ii)           to the extent a loss, liability or cost is compensated for by an increased payment under clause 15.2 (Tax gross-up); or

(iii)          to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party; or

(iv)          with respect to any Tax assessed prior to the date which is 180 days prior to the date on which the relevant Finance Party requests such a payment from the Borrower, unless a determination of the amount claimed could only be made on or after the first of those dates.

(C)          A Finance Party making, or intending to make a claim under paragraph (A) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall provide to Kosmos a copy of the notification by such Finance Party.

(D)          A Finance Party shall, on receiving a payment from an Obligor under this clause, notify the Facility Agent.  The Finance Parties will undertake to use reasonable endeavours to obtain reliefs and remissions for taxes and deductions and to reimburse Kosmos for reliefs, remissions or credits obtained (but without any obligation to arrange its tax affairs other than as it sees fit nor to disclose any information about its tax affairs).

15.4        Tax Credit

(A)          If:-

(i)            an Obligor makes a Tax Payment, and

(ii)           a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment, and

(iii)          that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in but for its utilisation of the Tax Credit.

(B)          Nothing in this clause will:

(i)            interfere with the rights of any Finance Party to arrange its affairs in whatever manner it thinks fit; or

(ii)           oblige any Finance Party to disclose any information relating to its Tax affairs or computations.

15.5        Stamp Taxes

Kosmos shall, within five Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than in respect of an assignment or transfer by a Lender or any breach by any Finance Party of the terms of clauses 28.28 (Due execution of security assignments) and 28.30 (Lenders’ custody of documents).

15.6        Value added tax

(A)          All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.

(B)          Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any VAT group of which it is a member is entitled to credit or repayment of the VAT.

15.7        FATCA Deduction

(A)          Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)          Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify Kosmos, the Facility Agent and the other Finance Parties.

16.          Increased Costs

16.1        Increased costs

(A)          Subject to clause 16.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of the introduction of or any change in (or in the interpretation, administration or application by any governmental body or regulatory Authority of) any law or regulation (whether or not having the force of law, but if not, being of a type with which that Finance Party or Affiliate is expected or required to comply), or as a result of the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(B)          In this Agreement “Increased Costs” means:

(i)            a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)           an additional or increased cost; or

(iii)          a reduction of any amount due and payable under any Finance Document,

which is (a) material and (b) incurred or suffered by a Finance Party or any of its Affiliates but only to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

16.2        Increased cost claims

(A)          A Finance Party intending to make a claim pursuant to clause 16.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the company.

(B)          Each Finance Party shall provide a certificate confirming the amount of its Increased Costs.

16.3        Exceptions

(A)          clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)            attributable to a Tax Deduction required by law to be made by an Obligor provided that this clause is without prejudice to any rights which the affected Lender may have under clause 15.2 (Tax gross-up) to receive a grossed up payment;

(ii)           attributable to a FATCA Deduction required to be made by a Party;

(iii)          the subject of a claim under clause 15.3 (Tax Indemnity) (or might be or have been the subject of a claim under clause 15.3 (Tax Indemnity) but for any of the exclusions in paragraph (B) of clause 15.3 (Tax Indemnity));

(iv)          incurred prior to the date which is 180 days prior to the date on which the Finance Party makes a claim in accordance with clause 16.2 (Increased cost claims), unless a determination of the amount incurred could only be made on or after the first of those dates;

(v)           any of the types of cost dealt with by Schedule 6 (Mandatory Cost Formulae);

(vi)          attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation; or

(vii)         attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment contained in Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(B)          In this clause 16.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in clause 15.1 (Definitions).

17.          Other Indemnities

17.1        Currency indemnity

(A)          If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)            making or filing a claim or proof against that Obligor; or

(ii)           obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)          Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2        Other indemnities

Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(A)          the occurrence of any Event of Default;

(B)          a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(C)          funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of a Default or an act or omission on the part of an Obligor; and

(D)          a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by Kosmos.

17.3        Indemnity to the Facility Agent

Each Obligor shall promptly on demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a direct result of:

(A)          investigating any event which it reasonably believes is a Default; and

(B)          acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor.

18.          Mitigation by the Lenders

18.1        Mitigation

(A)          Each Finance Party shall, in consultation with Kosmos, use all reasonable endeavours to mitigate or remove any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 10.2 (Illegality), clause 15.2 (Tax gross-up), clause 16.1 (Increased costs) or clause 13.2 (Market disruption) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(B)          Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(C)          Each Finance Party shall notify the Facility Agent as soon as it becomes aware that any circumstances of the kind described in paragraph (A) above have arisen or may arise.  The Facility Agent shall notify Kosmos promptly of any such notification from a Finance Party.

18.2        Limitation of liability

(A)          Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 18.1 (Mitigation).

(B)          A Finance Party is not obliged to take any steps under clause 18.1 (Mitigation) if, in the bona fide opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

PART 6
FORECASTS AND CALCULATIONS AND BORROWING BASE AMOUNT

19.          Forecasts and Calculations

19.1        Forecast Procedures

(A)          Not less than 30 Business Days before any proposed or required Forecast Date, the Borrower, the Facility Agent and the Technical and Modelling Bank shall consult together with a view to preparing and agreeing the relevant Forecast including the Forecast Assumptions and all associated calculations and information. Kosmos shall ensure that a new or updated reserves report is prepared by the Reserves Consultant for the Forecast prepared for 15 June 2011 and for each Forecast prepared on subsequent Forecast Dates falling at twelve monthly intervals (or such earlier dates as Kosmos may elect).  Each party shall consult in good faith and act reasonably, and shall make available sufficiently experienced personnel, with a view to reaching agreement as soon as reasonably practicable.  Each Forecast (and all Forecast Assumptions used) shall have due and proper regard to any reasonable view expressed by any of the Consultants in a report delivered for the purpose of preparing the Forecast, any plan of development, work program and budget and the provisions and requirements of the Project Agreements (and any updates thereto).  Any product pricing proposal by the Technical and Modelling Bank shall be reasonable in the circumstances and shall be made in accordance with current business practices, applied on a consistent, reasonable and non-discriminatory basis and reflecting market practice at the time.  The price of Crude Oil will be subject to a floor which will be, for the Forecast to be prepared on 31 March, 2014, USD70/bbl, and thereafter will be determined subject to and in accordance with the Forecasting Procedures, provided that the floor may not be reduced at any time to less than 70% of the average Brent Forward Curve for the next 36 months as at the date the relevant Forecast is prepared.

(B)          The Borrower shall provide its proposed Forecast to each Lender 15 Business Days before the relevant Forecast Date and the Technical and Modelling Bank and the Facility Agent shall provide their commentary on such Forecast, including whether it agrees or disagrees with such Forecast (including, if applicable, details of the grounds for its determination not to agree with the Forecast).  Each Lender shall have 10 Business Days to approve the Forecast and, once approved by the Majority Lenders, that Forecast will apply for the relevant Forecast Period.  If any such Lender has not objected in writing to the Forecast within such 10 Business Day period, then such Lender shall be deemed to have approved the Forecast.  A Forecast shall only be deemed to have been accepted by such Lenders if it has been approved (or deemed approved) by the Majority Lenders.  In making any objection, such Lenders must act reasonably and no objection may be made other than on the grounds that a Forecast Assumption which has been used in the Forecast is not reasonable in the circumstances, or on the grounds of proven or manifest error.

(C)          In making any determination in the Forecasting Procedures the Majority Lenders shall give due and proper regard to any information provided (including any report delivered by the Consultants for the purposes of the Forecast) or representations made by the Borrower, the Technical and Modelling Bank and the Facility Agent.  Any determination shall take due and proper regard of any plan of development, work program and budget (and any updates thereto) and the provisions and requirements of the Project Agreements.  In making any determination in accordance with the Forecasting Procedures in relation to product prices, the price of Crude Oil will be subject to a floor which will be, for the Forecast prepared on 31 March, 2014, USD70/bbl, and thereafter will be determined subject to and in accordance with the Forecasting Procedures, provided that the floor may not be reduced at any time to less than 70% of the average Brent Forward Curve for the next 36 months as at the date the relevant Forecast is prepared. Any determination in relation to product prices shall be reasonable in the circumstances and shall be made in accordance with current business practices, applied on a consistent, reasonable and non-discriminatory basis and reflecting market practice at the time.

(D)          If the Majority Lenders do not approve the Forecast, the Borrower, the Technical and Modelling Bank and the Facility Agent shall prepare a revised Forecast which satisfies, in all reasonable respects, the objections of the Majority Lenders.

(E)           If, for any reason, a Forecast is not agreed prior to the applicable Forecast Date, the then applicable Forecast shall continue to apply until the new Forecast is prepared and agreed in accordance with the Forecast Procedures.

(F)           Other than Jubilee Field Phase 1, Jubilee Field Phase 1A and any other asset which has already been included as a Borrowing Base Asset at the relevant time, in order for a Ghana Block Asset to be included as a Borrowing Base Asset the following conditions must be satisfied (without prejudice to the other terms of this Agreement, including (but not limited to) the other terms of this clause 19.1):

(i)            the Borrower must notify the Facility Agent and the Technical Bank that the Ghana Block Asset in question is to be included as a Borrowing Base Asset, including the date for such inclusion (such date being the date specified in limb (B) of the definition of “Forecast Date” in clause 1.1 (Definitions));

(ii)           a plan of development applicable to the relevant Ghana Block Asset must have been approved in accordance with the relevant Petroleum Agreement; and

(iii)          not less than 30 Business Days before the proposed Forecast Date referred to in paragraph (i) above, the Borrower shall procure the preparation and delivery to the Lenders of appropriate reports from the Technical Consultant, the Environmental Consultant, the Reserves Consultant and the Insurance Consultant in relation to the relevant Ghana Block Asset.  For the avoidance of doubt, the approval by the Lenders (or any number of them) of the aforementioned reports shall not be a condition to the inclusion of the relevant Ghana Block Asset as a Borrowing Base Asset.  The parties will act reasonably in negotiating any amendments to the aforementioned reports which the Majority Lenders reasonably require.

(G)          The Technical Bank may request the receipt of a new or updated reserves  and/or resources report regarding the Resource Bridge Assets prepared by the Reserve Consultant if it reasonably believes that such report is justified due to the fact that the Aggregate Resource Bridge Amount materially exceeds the amount which is then currently justifiable, due to recent changes to the appraisal or development results (other than to the extent caused by the fluctuation of Crude Oil prices) or due to changes made to the version of the development plan that had previously been reviewed by the Technical Bank.

19.2        Contents of Forecast

(A)          Each Forecast will set out or include:

(i)            the Technical Assumptions and Economic Assumptions upon which the Forecast is based (including, without limitation, on product prices);

(ii)           an updated Model;

(iii)          the calculation of the Borrowing Base Amount and, if applicable (or if the Borrower otherwise requires), a reserves and/or resources report in relation to the Aggregate Resource Bridge Amount;

(iv)          the calculation of any mandatory prepayment required because the aggregate of outstandings under the Facility exceeds the Borrowing Base Amount;

(v)           calculations of the Field Life Cover Ratio and the Loan Life Cover Ratio;

(vi)          the calculation of the Reserve Tail Date;

(vii)         (a)          the aggregate economically recoverable proved (1P) reserves and the proved and probable (2P) reserves remaining to be produced from the Borrowing Base Assets (reflecting any updated reserves report produced by the Reserves Consultant in respect of that Forecast, or if no such updated reserves report has been produced, reflecting the immediately preceding reserves report as may be updated by Kosmos with the agreement of the Technical Consultant and the Technical and Modelling Bank (acting reasonably);

(b)           the aggregate remaining best estimate contingent (2C) reserves and the proved and probable (2P) reserves remaining to be produced from the Resource Bridge Assets (reflecting any updated reserves and/or resources report produced by the Reserves Consultant in respect of that Forecast;

(viii)        the revised Amortisation Schedule (if required) or confirmation that no revision to the Amortisation Schedule is required pursuant to clause 9.2 (Amendment to Amortisation Schedule); and

(ix)          such other reasonable information as the Technical and Modelling Bank or the Facility Agent may reasonably require.

(B)          All projections and calculations to be made under this clause shall be expressed and made in US Dollars (at the Facility Agent’s spot rate of exchange at the time if so required (which the Facility Agent will provide promptly on request)).

19.3        New Borrowing Base Assets

Whenever a new asset becomes, or is to become, a Borrowing Base Asset, a new Forecast must first be prepared and provided to each Lender, in accordance with this clause 19 (Forecasts and Calculations), together with a Sources and Uses Statement, including that asset.

19.4        Manner of Calculations

(A)          All the calculations required for each Forecast will be calculated using the Model on the basis of the Technical Assumptions and Economic Assumptions determined for the purposes of that Forecast.

(B)          Where the manner of determining any of the calculations required for a Forecast differs between the programme on which the Model operates and the provisions of the Finance Documents, the Finance Documents will prevail.

19.5        Borrowing Base Amount

(A)          The Borrowing Base Amount shall be determined on each Forecast Date pursuant to a Forecast prepared in accordance with the Forecasting Procedures.  The Borrowing Base Amount so determined shall apply for the duration of the next succeeding Forecast Period or until a new Forecast is prepared.

(B)          Notwithstanding the fact that:

(i)            Jubilee Field Phase 2;

(ii)           the TEN Development and Production Area; and

(iii)          the MTA Reserves,

are not Borrowing Base Assets, the Borrowing Base Amount:

(iv)          shall be increased (in relation to Jubilee Field Phase 2 and the TEN Development and Production Area); and

(v)           may be increased (in relation to the MTA Reserves, with the consent of the Majority Lenders, acting reasonably),

by an amount equal to USD 5.00 per barrel of Crude Oil from the proved and probable (2P) reserves and the best estimate contingent (2C) resources, each as determined by reference to the latest reserves and/or resources report prepared by the Reserves Consultant (the “Resource Bridge Reserves”) (at any time such amount, the “Aggregate Resource Bridge Amount”).

(C)          At no time shall:

(i)            the Aggregate Resource Bridge Amount exceed USD 350 million in any Forecast (or, if less, the amount of the Aggregate Resource Bridge Amount as set out in column 5 of the table in Schedule 5 (Amortisation Schedule)); or

(ii)           the sum of the Borrowing Base Amount (including the Aggregate Resource Bridge Amount) exceed the “Revised Facility Total” as shown in column 3 of Schedule 5 (Amortisation Schedule).

(D)          For the avoidance of doubt, when reserves for Jubilee Field Phase 2, the TEN Development and Production Area and/or the MTA Discovery Areas become Borrowing Base Assets (whether proved (1P) reserves or proved and probable (2P) reserves), then clause 19.5(B) shall cease to apply in respect of the relevant Resource Bridge Reserves which shall thereafter be treated as a Borrowing Base Asset and included in the calculation of the Borrowing Base Amount subject to and in accordance with the terms of this Agreement (but without prejudice to the application of this clause to any remaining Resource Bridge Reserves which are not Borrowing Base Assets at the relevant time).

19.6        Calculation of Borrowing Base Amount

(A)          The Borrowing Base Amount for the purposes of the Facility shall be the lesser of:

(i)            the sum of: (a) the net present value of Net Cash Flow until the Field Depletion Date plus (b) the net present value of Relevant Capital Expenditure, divided by 1.4;

(ii)           the sum of: (a) the net present value of Net Cash Flow until the Final Maturity Date plus (b) the net present value of Relevant Capital Expenditure, divided by 1.15,

plus the amount determined in accordance with clause 19.5(B), provided that it does not breach Clause 19.5(C).

(B)          The discount rate utilised to determine the net present values referred to in paragraph (A) above shall be eight per cent. and shall be applied in calculating the net present value of cash flows.

19.7        Model

(A)          The Facility Agent, the Technical and Modelling Bank and Kosmos may each make proposals with regard to amendments to the Model which it believes:

(i)            in good faith are required for the purpose of correcting any manifest error in the form or structure of the Model; or

(ii)           to incorporate additional assumptions.

(B)          If the Facility Agent, Technical and Modelling Bank and Kosmos are unable to agree on the required changes to the Model within 15 Business Days from the date on which such changes were proposed, then the matter shall, on the request of Kosmos or the Technical and Modelling Bank, or on the initiation of the Facility Agent, be referred for resolution to an appropriate expert appointed by the Facility Agent (being a person having appropriate independent expertise with respect to, but no interest in, the outcome of the matter referred to it).

(C)          The costs of any references to an expert and the costs, if any, incurred in giving effect to any agreed revision to the Model will be borne by Kosmos except, in the case of the costs of any reference to an expert only, if the expert determines that any proposal by the Technical and Modelling Bank or the Facility Agent in respect of the changes to the Model which are in dispute could not be regarded as reasonable and are rejected by such expert, in which case such costs shall be borne by the Lenders.

(D)          Any amendments to the Model will not be made until such time as such amendment has been agreed or determined (as appropriate) pursuant to paragraphs (A) and (B) above.  Prior to such amendment being incorporated into the Model, the Model will continue to be utilised without such amendment.

(E)           Where the manner of determining any of the calculations required for a Forecast is amended as a consequence of any amendments made to the Model, the Finance Documents shall be deemed to be amended to reflect any such amendment.

19.8        Approved Developments and Permitted Acquisitions

Prior to requesting the consent of the Majority Lenders to the carrying out of any Approved Development (or the inclusion of any Field or Petroleum Asset (or any part thereof) in the Borrowing Base Assets as an Approved Development) or to the making of any Permitted Acquisition, the Technical and Modelling Bank and the Borrower shall consult in good faith, and acting reasonably, they shall prepare a proposal for the consideration of each Lender which includes all relevant information for the Lenders to make an informed decision on whether to grant the requisite consent (including appropriate reports from the Technical Consultant, the Environmental Consultant, the Reserves Consultant and the Insurance Consultant).  Any Approved Development or Permitted Acquisition must be compliant with the Equator Principles (as confirmed by the Environmental Consultant).  The Technical and Modelling Bank shall include its recommendation with the proposal on whether consent should be given.  In considering whether to grant any such consent, the Lenders shall act reasonably and shall take due and proper regard of any recommendation of the Technical and Modelling Bank (but without any liability on the part of the Technical and Modelling Bank and each Lender being deemed to make its own independent assessment) and the information provided with the proposal.  If the Majority Lenders refuse their consent, they shall provide the Borrower with reasonable details of the reasons why they have refused their consent.  A Permitted Acquisition may not take place in Iran, Libya, Myanmar, North Korea, Sudan, Syria, Cuba, any country which is on a sanctions list issued by the United States, the European Union (or any member state) or the United Nations or any country designated by the Majority Lenders (acting reasonably).

PART 7
BANKS ACCOUNTS, CASH MANAGEMENT AND RESERVE EQUITY

20.                              Bank Accounts and Cash Management

20.1                       Project Accounts

(A)                             (i)                                    Each Obligor shall establish and maintain each of the Project Accounts, as required under the terms of this Agreement, with the Account Bank in London or such other jurisdiction approved by the Facility Agent (acting reasonably).

(ii)                               Notwithstanding any other provision of this Agreement or any other Finance Document KEO may maintain and operate such bank accounts (which are not Project Accounts) as it, in its discretion, sees fit and may, subject to clause 28.26(B)–(C), receive and make withdrawals from any such account without restriction.  Any amounts standing to the credit of any such account shall not be subordinated to the rights of the Lenders and shall not be available to the Finance Parties whether as secured or unsecured creditors of Kosmos and irrespective of whether an Event of Default has occurred.  KEO may grant security over any such account in favour of any person and shall not be required to grant any Security Interest in favour of the Finance Parties.

(B)                               The Project Accounts (other than the Ghana Working Capital Cedi Account which shall be denominated in Ghanaian Cedi) shall be denominated in US Dollars.  Any sum constituting interest paid in respect of the credit balance on any Project Account shall be treated in the same manner as any other sum credited to a Project Account.

(C)                               Each Project Account will be a separate account at the Account Bank.  The Project Accounts will be maintained until the Discharge Date.

(D)                               Amounts may be deposited into the Onshore Working Capital Accounts, to the extent necessary, to meet local onshore payments only, provided that the aggregate balance in such accounts may not exceed USD 10 million (or equivalent) or such higher amount agreed by the Facility Agent (acting reasonably).

(E)                                Subject to paragraph (D) above and to the order of payments provided for in the Cash Waterfall, Kosmos shall maintain the balance of the Offshore Proceeds Accounts and the Onshore Working Capital Accounts, which, when aggregated and taken together with amounts paid in advance for its liabilities under the Project Agreements, is prudent and reasonable.

20.2                       Other bank accounts

(A)                               Each Obligor (but excluding KEO for these purposes) shall not open or maintain any bank accounts other than:

(i)                                      the Project Accounts (including such other accounts established by KEG with the Account Bank which would be Project Accounts but for the execution of the Onshore Security Assignment and the Offshore Security Assignment by all the parties thereto in accordance with this Agreement), which shall not be overdrawn at any time and any withdrawals from such Project Accounts shall only be made out of cleared funds;

(ii)                                   the Distributions Reserve Accounts, which shall not be overdrawn at any time; and

(iii)                                such accounts as may be necessary or appropriate for it to perform its obligations as an operator in relation to the Ghana Blocks and, except into which moneys received from, or for the account of, any other party may be paid as required (but any money being related to any carried interest (including in respect of the carried interest of EO) in relation to any Borrowing Base Asset shall be paid into an Offshore Proceeds Account) (an “Interested Third Party”),

provided that in no event shall such accounts referred to in (ii) and (iii) above, or any moneys standing to the credit of such accounts referred to in (ii) and (iii) above, be available to the Lenders (except on an unsecured basis following the occurrence of any of the events described in clause 29.6 (Insolvency) and/or clause 29.7 (Insolvency proceedings)) or subject to any restrictions under the Finance Documents and shall not be subject to any Security Interest in favour of any Finance Party (but may be secured in favour of any other person other than the Finance Parties).

(B)                               The Lenders will account to KEH and/or the relevant Obligor if and to the extent they receive any proceeds from any account of KEO (which is not a Project Account) as referred to in clause 20.1(A) or any other account referred to in 20.2(A)(ii) or (A)(iii) above, and shall hold any such moneys to the account of, and on trust for, KEH or, as the case may be, KEO.

(C)                               Any Lender that is in receipt of proceeds as described in paragraph (B) above shall:

(i)                                      within five Business Days notify details of the receipt or recovery to Kosmos, KEH and the Facility Agent; and

(ii)                                   within five Business Days of demand by KEH or KEO, pay an amount equal to such receipt or recovery to KEH or, as the case may be, KEO.

20.3                      Appointment of Account Bank

(A)                               Any appointment of or change to the Account Bank will become effective only upon the Account Bank executing, or new Account Bank acceding to the terms of, the Project Accounts Agreements or such other terms as may be approved by Kosmos and the Facility Agent (acting reasonably).

(B)                               Kosmos may, with the consent of the Facility Agent (not to be unreasonably withheld or delayed), change the Account Bank to another bank which meets the requirements of paragraph (C) below, but subject to paragraph (A) above and clause 20.1 (Project Accounts).  If the Account Bank resigns, then Kosmos will appoint a replacement Account Bank which meets the requirements of paragraph (C), but subject to paragraph (A) and clause 20.1 (Project Accounts).

(C)                               Each Account Bank shall be a bank whose long-term unguaranteed, unsecured securities or debt has a rating of A- or higher from Standard and Poor’s or A3 or higher from Moody’s (or equivalent) or such lower rating as the Facility Agent and Kosmos shall agree in writing.

20.4                       Security Documents and Project Accounts Agreements

(A)                               The Project Accounts shall be subject to a first ranking Security Interest in favour of the Secured Parties.  Kosmos shall forthwith upon any change to the Account Bank, or upon opening any Project Account which is not subject to the security constituted by the relevant Security Documents, execute and deliver to the Security Agent such supplemental Security Documents as the Security Agent and the Facility Agent may reasonably require in order to create a first priority Security Interest over that Project Account in favour of the Finance Parties.  Such supplemental Security Documents must be in a form and in substance satisfactory to the Facility Agent and the Security Agent.

(B)                               Kosmos shall, before any Project Account is opened, procure that the Obligor and the Account Bank have entered into the Project Accounts Agreements.

(C)                               In the case of execution of any of the Security Documents and Project Accounts Agreements referred to in paragraphs (A) and (B) above, Kosmos shall deliver to the Facility Agent documents which are the equivalent of those referred to in paragraph 1 of Schedule 3 (Conditions Precedent) in respect of such Security Documents and Project Accounts Agreements, together with any legal opinions which the Facility Agent may reasonably require, such legal opinions to be provided at the reasonable expense of Kosmos.  All such documents must be in a form and in substance satisfactory to the Facility Agent.

(D)                               The detailed operating procedures for the Project Accounts will be agreed between Kosmos and the Account Bank, but in the event of any inconsistency between those procedures and the Project Accounts Agreements or this Agreement, the provisions of this Agreement shall prevail.

20.5                       Control on withdrawals following Default

If a Default has occurred and is continuing and has not been waived, no Obligor may withdraw any moneys from the Project Accounts except:

(A)                               with the prior consent of the Facility Agent;

(B)                               to meet an Obligor’s payment obligations under the Finance Documents (but not any payment obligations owed to any Junior Finance Party or the Proceeds

Agent, each as defined in the KEFI Intercreditor Agreement) or the Project Agreements on the relevant due date; or

(C)                               to pay for Project Costs not included in paragraph (B) above where:

(i)                                      the payment in question has been budgeted for and the Facility Agent have given their written consent to the relevant expenditure or cost being incurred; or

(ii)                                   the failure to make the payment in question would materially and adversely affect the business or financial condition of Kosmos or any other Obligor.

20.6                       Distributions Reserve Account

(A)                               Each Obligor may maintain a Distributions Reserve Account into which the amount of any permitted distribution under clause 28.23 (Distributions), permitted indebtedness (other than drawdowns under the Facility) and contributions to the capital of an Obligor may be credited subject to compliance with the Cash Waterfall and such amounts shall not be subordinated to the rights of the Lenders.  Amounts standing to the credit of the Distributions Reserve Accounts shall not be available to the Finance Parties whether as secured or unsecured creditors of Kosmos and irrespective of whether an Event of Default has occurred.  The Obligors may grant security over their Distributions Reserve Account in favour of any person and shall not be required to grant any Security Interest over the Distributions Reserve Account in favour of the Finance Parties.  Sums standing to the credit of the Distributions Reserve Accounts may be withdrawn and applied as the Obligor sees fit.

(B)                               The Lenders will account to KEH and/or the relevant Obligor if and to the extent they receive any proceeds from a Distributions Reserve Account or any account of KEO (which is not a Project Account), and shall hold any such moneys to the account of, and on trust for, KEH or, as the case may be, KEO.  If any other person has a Security Interest or claim against amounts standing to the credit of a Distributions Reserve Account, any such interest or claim shall be limited to these amounts and they shall not have recourse to the assets of any Obligor generally, nor shall they be entitled to make any claim or enforce against, or initiate any Insolvency Proceedings of any kind, against any Obligor.

(C)                               Any Lender that is in receipt of proceeds as described in paragraph (B) above, shall turnover such proceeds to KEH or, as the case may be, KEO in accordance with paragraph (C) of clause 20.2 (Other bank accounts) above.

21.                              Operation of the Offshore Proceeds Accounts

21.1                       Payments in

Unless a Finance Document expressly requires an amount to be paid into any other Project Account, each Obligor must ensure that:

(A)                               all Gross Revenues and Resource Bridge Assets Revenues received;

(B)                               the proceeds of any Loan or amounts received under an Intercompany Loan Agreement pursuant to clauses 5.1(D), 21.2(a)(ii) and 21.2(a)(iii);

(C)                               the proceeds of repayment of any loan made pursuant to any FPSO Construction Financing;

(D)                               the proceeds of any Permitted Disposals; and

(E)                                any other amount payable to, or received by an Obligor (including payments received under any offtake contract (and the Obligors shall direct any person making such payments that any such payment shall be paid into that account only)), but excluding any amount which may be:

(i)                                      credited to the Distribution Reserve Account of Kosmos;

(ii)                                   lent to an Obligor under an Intercompany Loan Agreement pursuant to clause 21.2(A)(viii); or

(iii)                                credited to an account of KEO (which is not a Project Account),

are paid directly into an Offshore Proceeds Account.

21.2                       Withdrawals – No Default Outstanding

(A)                               Unless otherwise provided and unless there is a Default outstanding, amounts may only be withdrawn from the Offshore Proceeds Accounts and the Onshore Working Capital Accounts (including by way of transfer to any other account) if they are applied for the following purposes and subject to the following priority:

(i)                                      first, payment of Project Costs provided that, if the latest Sources And Uses Statement shows that there is a shortfall in funding projected to be available, then such available funding must, unless the Majority Lenders otherwise agree, be allocated to meet costs in the following order of priority:

(a)                                Borrowing Base Assets;

(b)                                Ghana Block Assets; and

(c)                                 any other Project Costs.

In the event that there is any projected shortfall in funding, then the Facility may not be used for a purpose set out above unless each of the other purposes higher in the order of priority is fully funded by committed and available funding for the then applicable Forecast Period (including amounts under the Facility and assuming that there is no Default or Event of Default under the Finance Documents).

(ii)                                   secondly, pari passu, payment of (or the funding of an Obligor, including by way of payment under any Intercompany Loan Agreement, to enable it to pay) any Financing Costs (excluding any payments of principal) under the Facility due but unpaid (applied to overdue amounts first, unpaid fees second, and unpaid interest third) or scheduled payments due but unpaid under a Hedging Agreement;

(iii)                                thirdly, pari passu, payments of (or the funding of an Obligor, including by way of payment under any Intercompany Loan Agreement to enable it to pay) principal under the Facility due but unpaid (applied to overdue amounts first and then to unpaid principal payments) and payment of (or the funding of the Borrower, including by way of payment under any Intercompany Loan Agreement to enable it to pay) any liabilities, including any early termination payment, due but unpaid under a Hedging Agreement;

(iv)                               fourthly, payment of any mandatory prepayments required because the outstandings under the Facility exceed the Borrowing Base Amount as determined by the most recent Forecast;

(v)                                  fifthly, payment of Scheduled KEL Debt Payments which are made by way of a Scheduled KEL Debt Payment Distribution;

(vi)                               sixthly, payments required to be made into the DSRA up to the Required Balance;

(vii)                            seventhly, prepayments under the Finance Documents and/or providing cash collateral under any Letter of Credit; and

(viii)                         lastly, so long as the Dividend Release Test is met, to make distributions to its shareholders at the Borrower’s discretion, which shall include making payments to the Distribution Reserve Account and payments under any Intercompany Loan Agreement provided that the amount distributed shall be based on the aggregate amount standing to the credit of the Offshore Proceeds Accounts on the relevant payment date after the amounts in (i) to (vi) above have been deducted.

22.                              Debt Service Reserve Account

22.1                       Funding of Debt Service Reserve Account

(A)                               Kosmos shall ensure on an ongoing basis that deposits are made into the Debt Service Reserve Account in accordance with the Cash Waterfall until the balance of such account is not less than the Required Balance.  The funding of the Debt Service Reserve Account shall continue in accordance with the Cash Waterfall until the Discharge Date.

(B)                               Failure to maintain the Required Balance standing to the credit of the Debt Service Reserve Account shall not constitute an Event of Default for the purposes of clause 29 (Events of Default), but failure to apply amounts from the

Project Accounts during the relevant Forecast Period in accordance with the Cash Waterfall shall constitute an Event of Default for the purposes of clause 29 (Events of Default).

(C)                               Notwithstanding the provisions of paragraphs (A) and (B) above, Kosmos may (without being restricted by the Cash Waterfall) make a Utilisation under the Facility to fund the Debt Service Reserve Account.

22.2                       Withdrawals from Debt Service Reserve Account

(A)                               Subject to paragraph (B) below, amounts standing to the credit of the Debt Service Reserve Account may be withdrawn only to pay any Financing Costs under the Facility and to make Scheduled KEL Debt Payments in accordance with the Cash Waterfall.

(B)                               In addition, withdrawals may be made from the Debt Service Reserve Account to the extent the amount withdrawn is equal to or less than the amount (if any) by which the amount standing to the credit of the Debt Service Reserve Account exceeds the applicable Required Balance at that time.  Any such withdrawal may be applied in accordance with, and for the purposes set out in, the Cash Waterfall.

23.                              Authorised Investments

23.1                       Power of investment

Subject always to clause 20.1 (Project Accounts), Kosmos may require that such part of the amounts standing to the credit of any of the Project Accounts as it may consider prudent (having reasonable grounds for so considering) shall be invested from time to time in Authorised Investments in accordance with this clause and in a manner consistent with the provisions of clause 28.17(A) (Hedging).

23.2                       Type of investment

(A)                               Kosmos shall use its reasonable endeavours to procure that there are maintained from time to time a prudent spread of Authorised Investments and that the maturity of Authorised Investments is such that they can be liquidated to enable all payment obligations under the Finance Documents to be met on the due date.

(B)                               If any Authorised Investment ceases to be an Authorised Investment, Kosmos will, as soon as reasonably practicable upon becoming aware of this, procure that the relevant investment is replaced by an Authorised Investment or cash, provided that if it does not propose liquidating the relevant investment earlier than its maturity, it shall notify the Facility Agent that such investment is no longer an Authorised Investment promptly upon becoming aware of this and, subject to it having provided such notice, it will not be obliged to liquidate such investment before its maturity date unless either of the Facility Agent, acting reasonably, requests it to do so.

23.3                       Realisations

(A)                               Upon the realisation (whether by way of disposal, maturity or otherwise) of any Authorised Investment, the net proceeds of realisation shall either immediately be credited directly to the Project Account from which the Authorised Investment or such investment was made, or (unless a Default has occurred and is continuing) immediately be invested in another Authorised Investment, whichever Kosmos directs.

(B)                               Upon the receipt of any interest, dividends or other income from or in respect of any Authorised Investment, such interest, dividends or other income shall be credited to the Project Account concerned with the Authorised Investment or such other investment from which such interest, dividend or other income derives, or (if such interest, dividend or other income is derived from an Authorised Investment and such Authorised Investment is to be retained after such interest, dividend or other income is received and Kosmos so requests) the relevant interest, dividend or other income shall be reinvested in that Authorised Investment.

23.4                       Project Accounts include Authorised Investments

(A)                               Any reference in this Agreement to the balance standing to the credit of one of the Project Accounts shall be deemed to include a reference to the Authorised Investments in which all or part of such balance is for the time being invested.  (other than for the purposes of determining the balance required to comply with clause 20.1 (Project Accounts)).  In the event of any dispute as to the value of any Authorised Investment for the purpose of determining the amount deemed to be standing to the credit of a Project Account, that value shall be determined by the Facility Agent acting reasonably and in good faith and following consultation with Kosmos and having given due consideration to any representations given by Kosmos within the period required by the Facility Agent (which period shall not, in any event, be of shorter duration than five Business Days).  If Kosmos so requests, the Facility Agent will give Kosmos details of the basis or method of its determination.

(B)                               Kosmos may, by notice in writing to the Facility Agent and the Account Bank, deem an Authorised Investment to be concerned with a different Project Account so as to transfer Authorised Investments between Project Accounts, if:

(i)                                      the aggregate amount standing to the credit of each Project Account remains the same; or

(ii)                                   the transfer of an equivalent amount between those Project Accounts would be permitted.

23.5                       Security over Authorised Investments

Prior to the Borrower making any Authorised Investment in England, the Borrower shall ensure that it has entered into the Offshore Security Assignment.  To the extent that any Authorised Investment is made in a jurisdiction other than England, the Borrower shall execute and deliver, such other security as the Facility Agent may reasonably require from time to time in order to ensure that such Authorised Investment is secured to the Finance Parties by way of first priority security, in a form and substance satisfactory to the Facility Agent and the Security Agent, acting reasonably.

23.6                       Interest on balances in Project Accounts

Each sum credited to a Project Account from time to time shall, from the time it is so credited until the time it is withdrawn therefrom (whether for the purpose of making an Authorised Investment or otherwise for application in accordance with the terms of this Agreement), bear interest at such rate as Kosmos may from time to time agree with the relevant Account Bank.

PART 8
FINANCIAL AND PROJECT INFORMATION

24.          Information Undertakings

The undertakings in this clause remain in force from the date of this Agreement until the Discharge Date.

24.1        Books of account and auditors

Each Obligor shall:

(A)           keep proper books of account relating to its business; and

(B)           appoint and maintain as its auditors any Approved Auditor.

24.2        Financial statements

(A)           Before (but for the avoidance of doubt not after) KEL or any of its Subsidiaries from time to time undertakes an IPO, the Borrower shall procure that KEH shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):

(i)            as soon as they become available, but in any event within 180 days of the end of each financial year, its audited consolidated financial statements for that financial year;

(ii)           within 90 days of the end of each semi-annual period, its unaudited semi-annual consolidated financial statements for that period; and

(iii)          within 90 days of the end of each quarter, its quarterly management reports for that period.

(B)           After (but for the avoidance of doubt not before) KEL or any of its Subsidiaries from time to time undertakes an IPO, the Borrower shall procure that KEL shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):

(i)            as soon as they become available, but in any event within 180 days of the end of each financial year, its audited consolidated financial statements for that financial year; and

(ii)           within 90 days of the end of each quarter, its quarterly management reports for that period.

(C)           KEO shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender) within 90 days of the end of each quarter, its quarterly management reports for that period.

(D)           If any audited consolidated financial statements which have been provided to the Facility Agent pursuant to either clause (A)(i) or (B)(i) above contain an auditors’ qualification then, in each case if instructed to do so by the Facility Agent (acting only on the instructions of the Majority Lenders):

(i)             KEO shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender), as soon as practicable, but in any event within 120 days of being so requested, its audited financial statements for its last financial year; and

(ii)            the Borrower shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender), as soon as practicable, but in any event within 120 days of being so requested, its audited financial statements for its last financial year.

(E)           If during any financial year of the Borrower there is a material change in the nature and extent of the accounting transactions which the Borrower enters into, it shall promptly inform the Facility Agent thereof and the Borrower shall, if instructed to do so by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), supply to the Facility Agent (in sufficient copies for each Lender), as soon as they become available, but in any event within 180 days of request, its audited consolidated financial statements for its last financial year.

24.3        Year-end

Neither KEO nor the Borrower shall change its Accounting Reference Date without the consent of the Majority Lenders.

24.4        Form of financial statements

(A)           KEO and the Borrower must ensure that each set of financial statements supplied under the Facility Agreement:

(i)             is certified by an Authorised Signatory of the relevant company as a true and correct copy; and

(ii)            gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition of the relevant company for the period to the date on which those financial statements were drawn up.

(B)           Unless otherwise agreed with the Facility Agent, all accounts of KEH, KEL, KEO and the Borrower delivered under the Facility Agreement shall be prepared in accordance with the Approved Accounting Principles.

(C)           KEO and the Borrower must notify the Facility Agent of any material change to the manner in which any audited financial statements delivered under the Facility Agreement are prepared.

(D)           If requested by the Facility Agent, each of KEH, KEL, KEO and the Borrower must supply to the Facility Agent:

(i)             a full description of any change notified under paragraph (B) above and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which such financial statements were prepared prior to such change; and

(ii)            sufficient information, in such detail and format as may be required by the Facility Agent (acting reasonably), to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Facility Agent under the Facility Agreement prior to such change.

24.5        Compliance Certificate

(A)           KEO and the Borrower must supply (and, in the case of the Borrower, procure that KEH and KEL supply) to the Facility Agent a compliance certificate with each set of financial statements sent to the Facility Agent under clauses 24.2(A), 24.2(B), 24.2(C), 24.2(D) above certifying the matters specified in clause 24.4(A)(ii) above.

(B)           A compliance certificate supplied in accordance with paragraph (A) above must be signed by two Authorised Signatories of KEH, KEL, KEO or the Borrower, as applicable.

24.6        Project Information and Hedging Information

(A)           Each Obligor must (as soon as reasonably practicable) supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(i)             any new updates to each and amendments to each agreed budget, or development and/or work programme in relation to each Borrowing Base Asset owned by it as soon as reasonably practicable following receipt from the relevant Operator (and, in any event, within 21 days of receipt) and the latest Operator Report for each Borrowing Base Asset and each Developing Asset owned by it, as soon as reasonably practicable following receipt from the relevant Operator (and, in any event, within 21 days of receipt);

(ii)            copies of all reports provided to any Government Authority by the Operator which have been copied to Kosmos (and in any event within 21 days of receipt);

(iii)           such technical and commercial information which Kosmos has in its possession relating to a Field or Petroleum Assets or its or their condition and which is relevant to the interests of the Lenders under the

Finance Documents as the Facility Agent may reasonably request from time to time (following prior consultation with Kosmos); and

(iv)           promptly, details of any material updates or amendments to any Project Agreement.

(B)           Subject to paragraph (C) below, the terms of appointment of the Technical Consultant shall require it (in consultation with the Technical and Modelling Bank) to prepare and deliver the following reports and information to the Technical and Modelling Bank and Kosmos for distribution to the Lenders:

(i)             a quarterly report on the Project Costs which have been incurred, reconciled against draw-downs made, equity contributed and cash held in the Project Accounts;

(ii)            a semi-annual report on the progress of each Developing Asset, including confirmation of the projected date for Completion and the aggregate of Project Costs required to achieve Completion (reconciled against the most recent Forecast) and whether there are, in its opinion, any other material issues or concerns of which it is aware in relation to the Developing Asset which should be brought to the attention of the Lenders;

(iii)           a semi-annual report on the operation of each Developed Asset, including the amount and timing of all Entitlement lifted by the Obligors and details of the disposal of that Entitlement (including price); and

(iv)           in any of the foregoing reports, such additional information or commentary as the Technical and Modelling Bank may reasonably require (following prior consultation with Kosmos) in order for the Lenders (in the context of their interests under the Finance Documents) to be properly informed about the progress, implementation, development and operation of the Borrowing Base Assets, and the Borrower shall provide the Technical Consultant and the Technical and Modelling Bank with reasonable assistance and provide each of them with such information and other documents as the Technical Consultant and/or the Technical and Modelling Bank may reasonably request in order for the Technical Consultant to prepare and deliver the reports and information referred to in (i) to (iv) above and/or the Technical and Modelling Bank to consider and review such reports and information.  Such assistance shall include facilitating visits by the Technical Consultant and the Technical and Modelling Bank to the Borrowing Base Assets and the construction/fabrication facilities of any Obligor’s contractors.

(C)           The Technical Consultant shall not be obliged to prepare and deliver, and the Borrower shall not be obliged to assist in the preparation and delivery of, reports and information as detailed in clause 24.6(B)(i) to (iv) in relation to the Jubilee Field Phase 1, Jubilee Field Phase 1A, the Jubilee Field Phase 2, the TEN Development and Production Area and/or the MTA Discovery Areas, subject to the right of the Technical and Modelling Bank or the Majority Lenders (acting reasonably) to request the same.  Following such request the Technical Consultant shall prepare and deliver, and the Borrower shall assist in the preparation and delivery of, the reports and information in accordance with clause 24.6(B).

(D)           At any time when no Technical Consultant is appointed, the Facility Agent and Technical Bank may request that one is appointed and the Borrower shall procure such appointment on terms satisfactory to the Technical Bank (acting reasonably) within 10 Business Days of request.

(E)           The Borrower must supply to the Facility Agent at the end of each quarter a summary of such information related to its hedging arrangements under clause 28.17 (Hedging) as is currently contained in the relevant SEC Form 10-Q, including for the avoidance of doubt, nominal amount, net mark-to-market, and products used.

24.7        Information: Miscellaneous

Each Obligor shall supply to the Facility Agent, in sufficient copies for all the Lenders, if the Facility Agent so requests:

(A)           all documents dispatched by each Obligor to its Shareholders (or any class of them) or its creditors generally, at the same time as they are dispatched;

(B)           all reports and/or other documents dispatched by the Borrower further to Clause 13.4 (Reporting) of the IFC Facility Agreement;

(C)           promptly after becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are currently threatened or pending against the Guarantor or any member of the Group or in respect of or relevant to an interest in a Borrowing Base Asset or any Ghana Block Assets;

(D)           promptly after they have been issued, copies of any insurance policies in respect of all Agreed Insurances and any renewals in respect of such insurance policies;

(E)           promptly after becoming aware of them, details of any claims made under any Insurance where the claim is for a sum in excess of USD 5 million; and

(F)            promptly, such further information regarding the financial condition, assets, business and operations of the Guarantor or any member of the Group as the Facility Agent may reasonably request.

24.8        Sources and Uses

(A)           Kosmos must supply to the Facility Agent on each Forecast Date and may supply to the Facility Agent at any other time (in sufficient copies for all the Lenders if the Facility Agent so requests) for the following twelve month period:

(i)             a sources and uses statement (“Sources and Uses Statement”) in the form set out in Part I of Schedule 15 to this Agreement; and

(ii)            a liquidity statement (“Liquidity Statement”) in the form set out in Part II of Schedule 15 to this Agreement.

(B)           In relation to any Sources and Uses Statement and/or any Liquidity Statement prepared on a Forecast Date, in the event that the aggregate costs to be applied under any Sources and Uses Statement and/or any Liquidity Statement delivered to the Facility Agent under paragraph (A) above exceed the funding which is projected to be available to meet those costs (respectively), then the Borrower shall consult with the Facility Agent and the Technical and Modelling Bank in good faith with a view to agreeing a plan pursuant to which the Borrower will be able to meet any projected shortfall in funding.

(C)           Notwithstanding paragraph (B) above, within 30 days of the relevant Forecast Date, the Borrower shall deliver to the Facility Agent the Borrower’s remedial plan for the funding of any projected shortfall in funding shown in a Sources and Uses Statement and/or a Liquidity Statement and the Borrower shall use all reasonable endeavours to comply with such plan (or any update thereto which it delivers to the Facility Agent), and shall consult on a regular basis with the Facility Agent and the Technical and Modelling Bank on the remedial steps being taken to fund any projected shortfall in funding.

(D)           In the event that the sum of Project Costs and Scheduled KEL Debt Payments specified under any Sources and Uses Statement delivered to the Facility Agent under paragraph (A)(i) above exceeds the funding which is projected to be available to meet those Project Costs and Scheduled KEL Debt Payments, then a Junior Payment Stop Event (as defined in the KEFI Intercreditor Agreement) will be deemed to have occurred in accordance with the process set out in Clause 4.4 (Issue of Junior Payment Stop Notice) of the KEFI Intercreditor Agreement.  Notwithstanding this clause 24.8(D), nothing shall block the payment of Scheduled KEL Debt Payments or the making of a Scheduled KEL Debt Payment Distribution which is paid or made from amounts standing to the credit of the Distributions Reserve Account.

(E)           A Default or an Event of Default will not occur under any circumstances if a Sources and Uses Statement or a Liquidity Statement shows a shortfall in funding.

24.9        Approved Development

Kosmos must supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requests) quarterly (and monthly, but only to the extent available) project reports in respect of an Approved Development.

24.10     Compliance with Remedial Plan

The Borrower shall use all reasonable endeavours to implement the remedial plan (or amended plan provided to the Facility Agent) and shall continue to consult on a regular basis with (and when requested by) the Facility Agent and the Technical Bank on implementation of the plan.

24.11     Notification of Default

Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) and any material default under or material breach of any Project Agreement promptly upon becoming aware of its occurrence.

24.12     “Know your customer” and “customer due diligence” requirements

(A)           If:

(i)             the introduction of or any change in (or in the interpretation, administration or application by any government or regulatory Authority of) any law or regulation (having the force of law) made after the date of the Facility Agreement;

(ii)            any change in the ownership of an Obligor after the date of the Facility Agreement; or

(iii)           a proposed assignment or transfer by a Lender of any of its rights and obligations under the Facility Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (C) below, any prospective new Lender) to comply with “know your customer”, “customer due diligence” or similar identification procedures in circumstances where the necessary information is not already available to it (or, in the case of paragraph (C) below, cannot be provided by the transferring Lender from information already provided to it), Kosmos shall, as soon as reasonably practicable upon the request of the Facility Agent or the relevant Lender, supply, or procure the supply of, such reasonable documentation and other evidence as is within an Obligor’s possession and control to enable the Facility Agent or such Lender to comply with all necessary “know your customer”, “customer due diligence” or other similar checks required under the relevant laws and regulations.

(B)           Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent, as the case may be, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(C)           The Borrower shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of the subsidiaries (other than a subsidiary of a Borrower which owns Borrowing Base Assets) becomes an Additional Guarantor pursuant to the Facility Agreement.

(D)           Following the giving of any notice pursuant to paragraph (C) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to the Facility Agreement as an Additional Guarantor.

24.13     Use of websites

(A)           Except as provided below, each Obligor may deliver any information under the Facility Agreement to the Facility Agent by posting it on to an electronic website if:

(i)             it maintains or has access to an electronic website for this purpose and provides the Facility Agent with the details and password to access the website and the information; and

(ii)            the information posted is in a format required by the Facility Agreement or is otherwise agreed between each Obligor and the Facility Agent (whose approval shall not be unreasonably withheld or delayed).

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(B)           Notwithstanding the above, Kosmos must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)             any Lender who notifies the Facility Agent in writing (copied to each Obligor) that it does not wish to receive information via the website; and

(ii)            within ten Business Days of request, any other Lender, if that Lender so requests.

(C)           Each Obligor must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)             the website cannot be accessed;

(ii)            the website or any information on the website is infected by any electronic virus or similar software;

(iii)           the password for the website is changed; or

(iv)           any information to be supplied under the Facility Agreement is posted on the website or amended after being posted.

(D)           If the circumstances in sub-paragraph (C)(i) or (C)(ii) above occur, an Obligor must supply any information required under the Facility Agreement in paper form until the circumstances giving rise to the notification are no longer continuing and the information can be provided in accordance with paragraph (A) above.

PART 9
GUARANTEE

25.          Guarantee and Indemnity

25.1        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(A)           guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(B)           undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(C)           indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

25.2        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

25.3        Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(A)           the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(B)           each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

25.4        Waiver of defences

The obligations of each Guarantor under this clause 25 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 25 (without limitation and whether or not known to it or any Finance Party) including:

(A)           any time, waiver or consent granted to, or composition with, any Obligor or other person;

(B)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(C)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)           any incapacity or lack of power, authority or legal personality or dissolution or change in the members or status of an Obligor or any other person;

(E)           any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(F)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(G)           any insolvency or similar proceedings.

25.5        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 25.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.6        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(A)           refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)           hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 25.

25.7        Deferral of Guarantors’ rights

(A)           Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)             to be indemnified by an Obligor;

(ii)            to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(iii)           to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

(B)           If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 34 (Payment Mechanics) of this Agreement.

25.8        Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor (a “Retiring Guarantor”) in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(A)           that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(B)           each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.9        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

PART 10
REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT

26.          Representations

Each Obligor makes the representations and warranties set out in this clause to each Finance Party and acknowledges that each Finance Party has entered into the Finance Documents in full reliance on those representations and warranties.

26.1        Status

(A)           It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(B)           It has the power to own its assets and carry on its business as it is being conducted.

26.2        Legal validity

Each Transaction Document to which it is a party constitutes, or will constitute when executed, its valid, legally binding and enforceable obligations in accordance with its terms (subject to any limitation on enforcement under law or general principles of equity or qualifications which are specifically set out in any legal opinion delivered as a Condition Precedent) and that, so far as it is aware having made all due and careful enquiries, each Transaction Document is in full force and effect.

26.3        Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict with:

(A)           any applicable law or regulation;

(B)           its constitutional documents; or

(C)           any agreement binding upon it,

to the extent which has, or could reasonably be expected to have, a Material Adverse Effect.

26.4        Powers and authority

It has (or had at the relevant time) the power and authority to execute and deliver the Transaction Documents to which it is a party and it has the power and authority to perform its obligations under the Transaction Documents to which it is a party and the transactions contemplated thereby.

26.5        Authorisations

Except for the registration of any Security Document, all Required Approvals (except to the extent already provided as a Condition Precedent, or where required by any Authority in respect of any Security Interest granted (or to be granted) under the Security Documents) have been obtained or effected and are in full force and effect (where a failure to do so has or could reasonably be expected to have a Material Adverse Effect).

26.6        Stamp and registration duties

Except for registration fees, if any, payable in relation to the Security Documents, there is no stamp or registration duty or similar Tax or charge in respect of any Transaction Document, which has not been made or paid within applicable time periods (where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect).

26.7        No Default

No Default has occurred and is outstanding.

26.8        Final Information Memorandum

(A)           The factual information in the Final Information Memorandum (other than that referred to in paragraph (B) below) was true in all material respects on the date of the Final Information Memorandum and did not omit anything material which was known to Kosmos at the time or contain anything that was materially misleading and, except to the extent advised in writing to the Facility Agent by Kosmos on or prior to Financial Close, so far as Kosmos is aware having made due and careful enquiry, no information has been disclosed to it nor have circumstances arisen nor has any event occurred since the date of the Final Information Memorandum which renders the information contained in the Final Information Memorandum materially misleading or materially incorrect.

(B)           The statements of opinion, projections and forecasts in the Final Information Memorandum attributable to Kosmos were made in good faith, with due care and on what Kosmos believed to be reasonable assumptions at the relevant time and representing the views of Kosmos at the time.

26.9        Financial Statements and other factual information

(A)           The most recent audited financial statements and interim financial statements delivered to the Facility Agent in accordance with clause 24.2 (Financial statements) (which, at the Signing Date, is the unaudited opening balance sheet of the Borrower as at 18 March 2011):

(i)            have been prepared in accordance with the Approved Accounting Principles (if relevant); and

(ii)           (if audited) give a true and fair view of, or (if unaudited) fairly represent, its financial condition for the relevant period.

(B)           All factual information provided by or under the express direction of KEO and the Borrower to the Finance Parties in connection with the Facility was believed by KEO and the Borrower at the time it was so provided to be true in all material respects.

26.10     Proceedings pending or threatened

Except as disclosed to the Facility Agent in writing prior to the Signing Date, no litigation, arbitration or administrative proceeding is pending or threatened which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.

26.11     Breach of laws

(A)           It has not breached any law or regulation which has, or could reasonably be expected to have, a Material Adverse Effect.

(B)           It is in compliance with all environmental laws, a breach of which could reasonably be expected to give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect and, so far as it is aware having made due and careful enquiry, there is no environmental claim outstanding against it which, if adversely determined, would give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect.

26.12     Ranking of security

Subject to any limitations on enforcement under law or general principles of equity or qualifications set out in any legal opinion delivered as a Condition Precedent, each Security Document when executed confers the Security Interests it purports to confer over the assets referred to in that Security Document and those assets are not subject to any other Security Interest that is not permitted pursuant to clause 28.6 (Negative pledge).

26.13     Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

26.14     Assets

KEG holds the legal and beneficial interest in a 30.875 per cent Participating Interest in the WCTP Block; and the legal and beneficial interest in an 18 per cent Participating Interest in the DWT Block.

26.15     Project Agreements

As at the Signing Date or, if later, the date a Project Agreement is delivered to the Facility Agent, so far as it is aware having made all due and careful enquiries:

(A)           each copy of a Project Agreement delivered to the Facility Agent under the Facility Agreement is true and complete;

(B)           there is no other agreement in connection with, or arrangements which amend, supplement or affect any Project Agreement in any material respect; and

(C)           no Obligor has a material obligation (being an obligation or liability exceeding USD 50 million) under any agreement which is not a Project Agreement, a Finance Document, or a Material Contract.

26.16     No Immunity

In any proceedings taken in any relevant jurisdiction in relation to the Transaction Documents (or any of them), it shall not be entitled to claim for itself or any of its assets immunity from suit, execution or attachment or other legal process.

26.17     Ownership of Obligors

(A)           KEH beneficially owns, indirectly, all of the issued share capital of the Guarantors and the Borrower.

(B)           The issued share capital of the Guarantors and the Borrower is fully paid up and, to the extent beneficially owned by KEH, free of all encumbrances or other third party rights (other than pursuant to the Security Documents).

26.18     Sanctions

Neither the Borrower, nor any member of the KEL Group, nor (to the knowledge of the Borrower) any of its or the KEL Group’s respective directors, officers, employees, nor any persons acting on the KEL Group’s behalf:

(A)           is a Restricted Party; or

(B)           has received notice of, or is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority,

provided that this representation is not made to or for the benefit of a Finance Party or any director, officer or employee thereof, to the extent that this provision would expose the Finance Party or any director, officer or employee thereof to liability under any applicable anti-boycott law, regulation or statute.

26.19     Times for making representations

(A)           The representations set out in this clause 26 (Representations) (other than the representations in clauses 26.8 (Final Information Memorandum), 26.4 (Powers and authority), 26.5 (Authorisations) and 26.15(B) (Project Agreements)) are made by each Obligor on the date of this Agreement.  The representation in clause 26.8 (Final Information Memorandum) will be made on the date of the Final Information Memorandum and the representation in clause 26.4 (Powers and authority) will be made as at the time that the power or authority is exercised only.  Each Repeating Representation is deemed to be repeated by each Obligor on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period.

(B)           When a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.

27.          Financial Covenants

(A)           On any Forecast Date, Kosmos shall ensure that:

(i)            the Field Life Cover Ratio shall not be less than 1.30; and

(ii)           the Loan Life Cover Ratio shall not be less than 1.10,

in each case, as calculated by the Technical and Modelling Bank (acting reasonably) on the basis of all information made available to it.

(B)           On any Forecast Date, Kosmos shall ensure that:

(i)            the ratio of Consolidated Total Net Borrowings to EBITDAX shall be less than or equal to 3.50 : 1.00; and

(ii)           the ratio of EBITDAX to the Net Interest Payable shall be greater than or equal to 2.25 : 1.00.

(C)           No later than three Business Days following each Forecast Date, Kosmos shall send to the Facility Agent, a certificate signed by two authorised representatives setting out its calculation of the financial ratios referred to in this clause 27 as at such date.

28.          General Undertakings

The undertakings in this clause shall remain in force from the date of this Agreement until the Discharge Date.

28.1        Corporate existence

Each Obligor shall maintain its corporate existence.

28.2        Authorisations

Each Obligor shall promptly obtain and comply with Required Approvals where a failure to do so would have a Material Adverse Effect.

28.3        Compliance with laws

Each Obligor shall comply with all laws and regulations (including compliance with environmental laws, permits and licences and compliance with the Equator Principles) applicable to it where failure to do so would have a Material Adverse Effect.

28.4        Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations to the Finance Parties under the Finance Documents rank at least pari passu as to priority of payment with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for claims mandatorily preferred by operation of law applying generally.

28.5        Security

Subject to clause 28.28 (Due execution of security assignments) and clause 28.31 (Security Documents: consents, ranking and perfection), each Obligor shall undertake all actions reasonably necessary (including the making or delivery of filings and payment of fees) to maintain the Security Interests under the Security Documents to which it is a party in full force and effect (including the priority thereof).

28.6        Negative pledge

Other than Permitted Security:

(A)           an Obligor (but excluding KEO for the purposes of this sub-clause (A)) shall not create or permit to exist any Security Interest over any of its assets; and

(B)           KEO shall not create or permit to exist any Security Interest over any of the assets as contained in Clause 28.8(A)(ii)(1) - (5) below.

28.7        Conduct of other business

Kosmos shall not conduct any business other than activities in connection with, or related, ancillary or incidental to, its interest in the Borrowing Base Assets and Resource Bridge Assets.

28.8        Disposals

(A)           (i)           Other than Permitted Disposals, an Obligor shall not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or a material part of its assets.

(ii)           Notwithstanding any other provision of this Agreement or any other Finance Document KEO shall have full flexibility and discretion to deal with its subsidiaries and its and their assets, other than its interests in:

(1)           any other Obligor;

(2)           the assets of any other Obligor;

(3)           any asset which is the subject of a Security Document;

(4)           any Project Account; or

(5)           any Borrowing Base Asset or Resource Bridge Asset.

in such manner as it sees fit and at its discretion including, but without limitation, the flexibility to sell, farm-out, dispose of, transfer, grant Security Interests over, distribute by way of dividend, restructure, consolidate or merge or otherwise part with ownership and possession of such subsidiary and/or assets.

(B)           If an Obligor wishes to make a Permitted Disposal of an asset which is subject to a Security Interest in favour of the Finance Parties, then the Finance Parties shall, promptly upon request from Kosmos, absolutely and unconditionally release and discharge the relevant asset from that Security Interest and shall do all things necessary at the cost and expense of Kosmos to effect such discharge.

(C)           The shares in the capital of KEO or the Borrower may at any time be transferred to another holding company in which event the existing security over such shares shall be released subject to such new holding company providing substitute security over all shares in the capital of KEO or the Borrower, as the case may be, on substantially the same terms and conditions.

28.9        Financial Indebtedness

Other than Permitted Financial Indebtedness, an Obligor shall not incur any Financial Indebtedness.

28.10     Material contracts

No Obligor will enter into any contract or agreement that imposes material obligations on it except:-

(A)           contracts or agreements entered into in the ordinary course of business and on arm’s length terms (including in relation to Approved Developments and Permitted Acquisitions);

(B)           the Project Agreements and the EO Participation Agreement and contracts and agreements required or contemplated therein or in respect of the development and implementation of Kosmos’s interest in the Fields and the Ghana Blocks;

(C)           contracts or agreements otherwise permitted or contemplated by the Finance Documents;

(D)           where the obligations and liabilities of the Obligor thereunder are fully funded by Permitted Financial Indebtedness or equity contributions; or

(E)           with the approval of the Majority Lenders (acting reasonably).

28.11     Guarantees

Except in the case of Permitted Financial Indebtedness, no Obligor may, without the approval of the Majority Lenders (acting reasonably), enter into guarantees or indemnities in respect of obligations or liabilities of any other person (excluding Obligors).

28.12     Mergers

No Obligor may enter into any amalgamation, consolidation, demerger, merger or reconstruction or winding-up without the consent of the Majority Lenders, except on a solvent basis and in circumstances where the Obligor remains the legal entity following such amalgamation, consolidation, demerger, merger or reconstruction or winding-up.

28.13     Loans

(A)          Except as provided in (B) below, no Obligor may be a creditor in respect of any Financial Indebtedness.

(B)          Paragraph (A) does not apply to:

(i)            any loans made pursuant to an Intercompany Loan Agreement;

(ii)           any credit provided under a Project Agreement, the EO Participation Agreement or in relation to the FPSO located in the Jubilee Field;

(iii)          any trade credit in the ordinary course of day to day business;

(iv)          loans or other credit not exceeding USD 100 million in aggregate at any one time; or

(v)           any other credit approved by the Majority Lenders (acting reasonably).

28.14     Operation

As far as it is able to do so by exercising its rights under a Project Agreement to which it is a party, each Obligor will use its reasonable endeavours to procure that the Borrowing Base Assets and Resource Bridge Assets are developed, operated and maintained in all material respects in accordance with the terms of that Project Agreement and applicable law and in accordance with good international oil industry practice.

28.15     Compliance with Project Agreements

(A)          Each Obligor must comply with its obligations under the Project Agreements to which it is a party where failure to do so would have a Material Adverse Effect.

(B)          In the event an Obligor fails to pay any sum due under any Project Agreement it shall take such steps as shall be reasonably available to it so as to permit such payment to be made on its behalf by any Finance Party or any person acting on behalf of any Finance Party.

28.16     Insurances

Each Obligor will maintain all Agreed Insurances which it maintains in its own name, promptly pay all premiums and other monies payable under all its Agreed Insurances and promptly on request produce to the Security Agent a copy of each policy and evidence (reasonably acceptable to the Security Agent) of payment of such sums (and allow the Lenders to implement such insurance at the cost of the Borrower and the event of any default in that regard) and exercise its rights under the Project Agreements to procure (as far as it is able) the maintenance of the Agreed Insurances.

28.17     Hedging

(A)          The Borrower will maintain in place at all times a prudent risk management policy relating to managing its exposure to interest rates and fluctuations in the price of Crude Oil.  In relation to hedging which is implemented to manage exposure to fluctuations in the price of Crude Oil, the volume which may be hedged by instruments creating contingent liabilities will be capped at 90 per cent. of 2P Developed Assets which are producing, such cap to apply on a rolling six-monthly basis and thereafter 75 per cent.  shall be the relevant cap.  To the extent that this 90 per cent. cap or 75 per cent cap, as applicable, is exceeded at any time, the Borrower and the Hedging Counterparties shall, for so long as such excess subsists, negotiate in good faith with a view to agreeing a way forward which rectifies such excess.

(B)          The Borrower will have the right to implement any hedging by either (i) entering into Hedging Agreements with one or more Hedging Counterparties; and/or (ii) entering into Derivative Agreements with counterparties who do not accede to the terms of the Intercreditor Agreement and where the relevant payments thereunder are a Project Cost.

(C)          The Borrower will permit not less than three Lenders, selected at its discretion, to bid for a share of any hedging proposed by an Obligor

(D)          If the Borrower or any Obligor makes any change to any internal hedging policies or procedures it has in place from time to time which could reasonably be expected to have a material impact on the hedging arrangements implemented by the Group as a whole, then it will notify the Facility Agent of the change and will provide reasonable details of the implications of the change.

28.18     Borrowing Base Assets

Each Borrowing Base Asset and Resource Bridge Asset will at all times be owned by an Obligor (excluding KEO).

28.19     Project Agreements

(A)          No Obligor will agree to any amendment, waiver or termination of a Project Agreement which would have a Material Adverse Effect or approve or vote in favour of any work programme, budget or development plan which would commit an Obligor to expenditure which it would not be able to meet from funds available to it, after taking account of forecast Project Costs and Financing Costs.

(B)          No term or condition of any Finance Document shall prevent any Obligor from complying with its express obligations under any Project Agreement, or require an Obligor to act or omit to act in a manner which would or might reasonably be expected to result in a breach of any provision of a Project Agreement including, but without limitation, Kosmos’ obligations under the EO Participation Agreement.

(C)          In the event that an Obligor has an obligation under a Project Agreement to make a payment in respect of a Project Cost because of the default by another party in paying its share of the relevant Project Cost, then the Obligor shall promptly notify the Facility Agent of the additional payment obligation (including reasonable details of how it arose and any steps being taken by the parties in relation to the relevant default and such other additional information as the Facility Agent may reasonably request).  In such an event, the Facility Agent will have the right (acting reasonably) to request a sources and uses test to be performed.

28.20     Eligible offtakers

Kosmos will enter into agreements for the sale of its Entitlement with offtakers whom Kosmos determines, acting reasonably and in accordance with a prudent marketing policy which it shall have in place from time to time, have the financial capability and technical capacity to perform their obligations in accordance with the relevant terms and taking account of the nature and size of the transaction.  Financial capability may be measured by applying suitable ratings tests, through credit support structures (including specific payment terms, guarantees, security and letters of credit), the identity of the offtaker (such as their market experience and reputation and whether they are part of a larger corporate group), course of dealings, or such other reasonable criteria as Kosmos may apply from time to time.  In assessing technical capacity, Kosmos shall have regard to the experience of the offtaker, whether the offtaker is sufficiently well equipped technically and managerially to perform its obligations, and the availability of third party services and support.

28.21     Tax affairs

Each Obligor must promptly file all tax returns required by law within the requisite time limits except to the extent contested in good faith and subject to adequate reserve or provision.

28.22     Permitted Acquisitions

No Obligor may, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), make any acquisition of, or investment in, any assets, rights or property (but excluding for the avoidance of doubt any payment of Financing Costs or Project Costs) which is not a Permitted Acquisition.

28.23     Distributions

(A)          Except for a Scheduled KEL Debt Payment Distribution (in relation to which clause 28.24 (Scheduled KEL Debt Payment Distributions) below, shall apply), each Obligor (but excluding KEO for these purposes, which may make, declare or pay a distribution of any kind at any time without restriction from any account which is not a Project Account (but subject to clause 28.8 (Disposals) and any projected distribution by KEO being included in any applicable Liquidity Statement)) may make, declare or pay a distribution (including any payment under any subordinated loan agreement falling within the terms of sub-paragraph (C) of the definition of Permitted Financial Indebtedness and including any funding pursuant to, or payment under, any Intercompany Loan Agreement) (a “Shareholder Distribution”), subject to:

(i)            there being no Default or Event of Default outstanding and no Default or Event of Default would be caused by such Shareholder Distribution;

(ii)           the latest Sources and Uses Statement not indicating a projected shortfall in funding to meet projected Project Costs (ignoring for these purposes any Scheduled KEL Debt Payments);

(iii)          a limit on the amount of any Shareholder Distribution (which is not otherwise restricted by the terms of this clause 28.23) in accordance with paragraph (C) below.

(iv)          no Shareholder Distribution being permitted during a BBA Cure Period; and

(v)           such Shareholder Distribution being made, declared, or paid in compliance with the Cash Waterfall.

(B)          Any Shareholder Distribution permitted to be paid hereunder may be paid directly to the recipient or deposited into the Distributions Reserve Account, in accordance with the terms of the Facility Agreement.

(C)          In the event that the latest Sources and Uses Statement indicates a projected shortfall (including for these purposes, any Scheduled KEL Debt Payments) the maximum Shareholder Distribution that shall be permitted at that time shall be an amount equal to:

(i)            the aggregate of all sources which are set out in column A of the relevant Sources and Uses Statement; minus

(ii)           the aggregate of all uses which are set out in column B of the relevant Sources and Uses Statement (ignoring for these purposes any Scheduled KEL Debt Payments).

28.24     Scheduled KEL Debt Payment Distributions

(A)          Each Obligor (but excluding KEO for these purposes) may make, declare or pay a distribution, or make any payment under an intercompany loan which constitutes Permitted Financial Indebtedness, in relation to a Scheduled KEL Debt Payment (a “Scheduled KEL Debt Payment Distribution”), to the extent that such payment is due and payable, subject to:

(i)            the terms of clause 20.5 (Control on withdrawals following Default) of this Agreement; and

(ii)           no Junior Payment Stop Event having occurred and being continuing in accordance with the terms of clause 24.8(D) (Sources and Uses) of this Agreement and Clause 4.4 (Issue of Junior Payment Stop Notice) of the KEFI Intercreditor Agreement;

(iii)          no Scheduled KEL Debt Payment Distribution being permitted during a BBA Cure Period; and

(iv)          such Scheduled KEL Debt Payment Distribution being made, declared, or paid in compliance with the Cash Waterfall.

(B)          Any distribution or payment permitted to be paid hereunder may be paid directly to the recipient or deposited into the Distributions Reserve Account, in accordance with the terms of the Facility Agreement.

(C)          Nothing in this clause 28.24 shall block the payment of Scheduled KEL Debt Payments or the making of a Scheduled KEL Debt Payment which is paid or made from amounts standing to the credit of the Distributions Reserve Account.

28.25     Constitutional documents

Each Obligor will not agree to any amendment to any of its constitutional documents in a manner that could adversely affect the interests of the Finance Parties.

28.26     Further assurance and turn over

(A)          Subject to clause 28.28 (Due execution of security assignments) and clause 28.31 (Security Documents: consents, ranking and perfection) each of the Obligors shall, at its own expense, promptly do all things, take all such action and execute all such other documents and instruments as may be requested by the Facility Agent from time to time and to the extent they are reasonably required or necessary for the purpose of giving effect to the provisions of the Finance Documents and the Project Agreements and for the purpose of perfecting and protecting the Lenders’ rights with respect to the Security Interests which are required to be created or perfected by the Finance Documents when required thereunder.

(B)          KEO will account to Facility Agent if and to the extent it receives any proceeds in breach of the terms of any Finance Document from:

(i)            any asset which is the subject of a Security Document

(ii)           any Borrowing Base Asset or Resource Bridge Asset;

(iii)          any Project Account (excluding amounts received from any other Obligor pursuant to clause 28.23 (Distributions);

(iv)          any other Obligor which would otherwise be placed into an Offshore Proceeds Account pursuant to clause 21.1 (Payments in) (whether by way of cash, loan or otherwise),

and shall hold any such moneys to the account of, and on trust for, the Finance Parties.

(C)          If at any time KEO is in receipt of proceeds as described in paragraph (B) above it shall:

(i)            within five Business Days notify details of the receipt or recovery to the Facility Agent; and

(ii)           within five Business Days of demand by the Facility Agent, pay an amount equal to such receipt or recovery to the Facility Agent.

28.27     Delivery of certain documents

The Borrower shall use its reasonable endeavours to procure the delivery of the final report from the Technical Consultant to the Facility Agent in form and substance satisfactory to it no later than 15 Business Days from the date of this Agreement.

28.28     Due execution of security assignments

(A)          The Security Agent shall have safe custody and control of the Assignments (which term shall, for the avoidance of doubt for the purposes of this clause 28.28 (Due execution of security assignments), be deemed not to include the Assignment of Reinsurance Rights until its execution by KEG and the relevant insurers, it being agreed that Kosmos shall take all such steps as may be reasonable (taking into account all of the circumstances at the time and the steps taken previously by Kosmos) to procure its execution by KEG and the relevant insurers).  The Security Agent shall execute and date such documents for and on behalf of the Finance Parties in any of the following circumstances:

(i)            if a Default has occurred and is continuing and the Majority Senior Lenders have instructed the Security Agent to execute and date the Assignments for and on behalf of the Finance Parties; or

(ii)           if instructed to do so at any time by the Borrower.

(B)          Each party to this Agreement irrevocably authorises the Security Agent to execute the Assignments for and on behalf of the Finance Parties and to date the Assignments when it is required to do so under paragraph (A) above.  The

Assignments shall be of no force or effect until they are duly executed by the Security Agent and dated for and on behalf of the Finance Parties in accordance with this clause 28.28 (Due execution of security assignments).

(C)          In the event that the Security Agent signs and dates the Assignments in accordance with this clause 28.28 (Due execution of security assignments), then the Borrower shall (and the Facility Agent may) without the requirement for any further authorisation from any Obligor make a Utilisation under the Facility to meet the payment of any stamp duty which is payable as a consequence of the Assignments being signed and dated.  The Borrower shall (and the Facility Agent shall if it effects the Utilisation under the Facility) apply the relevant funds promptly in payment of the relevant stamp duty and shall ensure that the Assignments are stamped and registered as soon as practicable (and in any event within any time period required by law).  The Borrower (or the Facility Agent, as the case may be) shall in each case notify the Security Agent and each Finance Party upon making the payment of any stamp duty and the stamping and registration of the Assignments.

28.29     Stamp duty and other impost waiver

The Borrower shall use its reasonable endeavours to seek a waiver or exemption from any stamp duty, documentary taxes or any other similar tax, charge or impost which may be payable upon the execution of any of the Assignments, or to obtain confirmation that no such duty, taxes, charges or impost would be payable upon execution.  In the event that such waiver, exemption or confirmation is successfully obtained in relation to any Assignment, the Borrower shall promptly instruct the Security Trustee to execute and date such Assignment(s) for and on behalf of the Finance Parties in accordance with clause 28.28(A)(ii) above.

28.30     Lenders’ custody of documents

(A)          Each Lender undertakes that it shall not deliver any Finance Document or any other document or agreement into a country that would result in such Finance Document, other document or agreement (or any party to it) becoming subject to (or liable for payment of) any stamp duty, documentary taxes or any other similar tax, charge or impost (or impose any obligation upon a member of the Group of KEH to reimburse any other person for such a payment).

(B)          Paragraph (A) above shall not apply to a Lender at any time at which such Lender (i) has a right to take Enforcement Action; (ii) has the written consent of the Borrower; or (iii) is required to deliver such Finance Document or other document or agreement by any order or a court or regulatory authority or other legal or regulatory requirement.

28.31     Security Documents: consents, ranking and perfection

(A)          No Obligor shall be required to grant any assignment of rights under any contract, or Security Interest over any asset (including contracts and rights), where the consent of any Government or any governmental body, regulatory body or state-owned or controlled company or enterprise is required for the granting of such assignment or Security Interest.

(B)          With the exception of those consents referred to in paragraph (A) above, Kosmos shall use reasonable endeavours to seek any other required third party consents required in relation to any Security Document, provided that the obtaining of such consent shall not be a condition precedent to any Utilisation of the Facility and provided that there shall be no fixed date by which such consent must be obtained.

(C)          Kosmos shall use reasonable endeavours to obtain acknowledgments to any notices of assignment served in relation to any Security Document, provided that receipt of such acknowledgments shall not be a condition precedent to any Utilisation of the Facility.

(D)          Where required by the terms of any agreement which is binding upon any Obligor, any Security Interest granted in favour of the Lenders shall be subordinated to the interests of the parties under such agreement.

(E)           With the exception of the Charges over Shares, perfection of any Security Interest shall not be a condition precedent to first Utilisation.

28.32     IPO Reorganisation

The Finance Parties agree that, notwithstanding the terms of any Finance Document which, but for this clause, may have prevented an Obligor from participating in and/or implementing an IPO Reorganisation, each Obligor may participate in and implement such an IPO Reorganisation and no term or condition of any Finance Document which would, but for this Clause, prevent an IPO Reorganisation, shall prevent such an IPO Reorganisation or require KEH, or any Obligor or any of their respective Subsidiaries to act, or omit to act, in a manner which would or might reasonably be expected to prevent, impede, restrict or result in the obstruction of, or delay to, an IPO Reorganisation, provided that: (i) such IPO Reorganisation is for the purposes of an IPO substantially as described in the Form S-1 filed by Kosmos Energy Ltd. with the United States Securities and Exchange Commission on 14 January 2011 (including any updated filing in relation to such Form S-1); and (ii) the interests of the Finance Parties are not materially prejudiced.  Without limitation (and without prejudice to clause 28.8(C), the foregoing shall require the Finance Parties to release and discharge the Security Interests created pursuant to any Security Document, provided that immediately upon such release substantially equivalent security is granted in favour of the Finance Parties on substantially similar terms and such that the position of the Finance Parties is not materially prejudiced.  Nothing in this clause 28.32 shall prevent any Obligor from acting or omitting to act in any way (including implementing an IPO Reorganisation) which would otherwise be permitted by the terms of the Finance Documents.

28.33     Ghanaian security

(A)          The Borrower shall use reasonable endeavours to obtain a legal opinion from Ghanaian counsel confirming that the consent obtained on 18 December 2010 from the Ghana National Petroleum Corporation and the Ministry of Energy of Ghana, which was required in relation to the grant of certain Security Interests (the “Ghana Security Interests”) contemplated by the Security Documents (as defined in the Existing Finance Documents), would extend to the grant of such Security Interests in favour of the Finance Parties in the context of the Finance Documents.

(B)          If such a legal opinion is obtained, the Borrower shall then promptly enter into security documents in the required form in order to grant to the Finance Parties equivalent Security Interests to the Ghana Security Interests in the context of the Finance Documents.  Such security documents will be held by the Security Agent in accordance with clause 28.28 (Due execution of security assignments) above.

28.34     IFC access

(A)          The Borrower and each Guarantor shall (and shall procure that each contractor acting on their behalf shall), upon IFC’s request (acting reasonably), such request to be made with reasonable prior notice to the relevant Borrower and Guarantor (except if a Default is continuing):

(i)            permit representatives of the IFC and the CAO, during normal office hours, to visit and inspect any of the assets or premises relating to Borrowing Base Assets (operated by the Borrower or a Guarantor) and any construction or fabrication facilities of any contractor of the Borrower or Guarantor; and

(ii)           use all reasonable endeavours to procure permission from the relevant operator for representatives of the IFC and the CAO, during normal office hours, to visit and inspect any of the Borrowing Base Assets which are not operated by the Borrower or Guarantor;

(iii)          permit representatives of the IFC and the CAO, during normal office hours, to have access to those employees of the Borrower and the Guarantors who have or may have knowledge of matters with respect to which IFC and/or the CAO seeks information; and

(iv)          provide all reasonable assistance, co-operation and information in connection to such visits or access.

(B)          The exercise by an IFC representative and/or the CAO, and in respect of the CAO at its own expense, under paragraph (A) above of any right to conduct site visits and/or of any access right shall be at the sole risk and expense of such IFC representative (to the extent that such expense exceeds USD 30,000 per annum) and/or CAO.

(C)          When conducting site visits or utilising access rights pursuant to paragraph (A) above, any IFC representative and/or the CAO shall follow all reasonable instructions of Kosmos and/or its contractors (as applicable) and shall comply with procedures for the maintenance and security of the relevant assets or premises as Kosmos and/or its contractors (as applicable) shall reasonably direct (including but not limited to being escorted).

28.35     Application of the Loans

The Borrower shall not (and shall ensure that no other member of the KEL Group shall) and shall not (and shall ensure that no other member of the KEL Group shall) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities:

(A)          relating to, involving or for the benefit of any Restricted Party; and/or

(B)          in any other manner that would reasonably be expected to result in any member of the KEL Group or a Finance Party being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party.

28.36     HY Notes maturity date

Kosmos shall procure that the maturity date of any HY Notes does not fall before the Final Repayment Date.

28.37     HY Noteholder Trustee accession

Kosmos shall procure that no HY Notes shall be issued unless and until any HY Noteholder Trustee has acceded to the KEFI Intercreditor Agreement, or otherwise with the consent of each Lender.

29.          Events of Default

Each of the events or circumstances set out in this clause is an Event of Default (save for clause 29.17 (Acceleration — all Lenders) and clause 29.18 (Acceleration — IFC and Lenders), unless otherwise stated.

29.1        Non-payment

An Obligor does not pay any amount payable by it to any Finance Party (or to the Facility Agent for its own account) under the Finance Documents in the manner and on the date required under the Finance Documents within five Business Days of its due date.

29.2        Breach of financial covenant

Kosmos does not comply with the provisions of the Financial Covenants, provided that where the LLCR, FLCR, ICR or DCR has been breached, the Borrower shall have 45 days within which to remedy any breach of the relevant financial covenant by means of a prepayment and/or a cancellation of the Facility where any prepayment is funded by the provision of Additional Debt subordinated on terms acceptable to the Majority Lenders (acting reasonably), or by the contribution of equity to the capital of the

Borrower or by taking such other remedial action as may be approved by the Majority Lenders provided always that the Borrower shall be entitled to remedy any such breach not more than twice in total and not more than once in any 12 month period.

29.3                       Breach of other obligations

An Obligor does not comply with any other provision of the Finance Documents (other than in respect of non-payment or breach of a Financial Covenant), unless the non-compliance is:

(A)          capable of remedy; and

(B)          remedied within 30 days of the earlier of the Facility Agent giving notice or the Obligor becoming aware of the non-compliance.

29.4                       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (or, in the case of a representation or statement that contains a materiality concept, is or proves to have been incorrect or misleading in any respect when made or deemed to be made), unless the misrepresentation is:

(A)          capable of remedy; and

(B)          remedied within 30 days of the earlier of the Facility Agent giving notice or the relevant Obligor becoming aware of the misrepresentation.

29.5                       Cross-default

(A)          Except in relation to paragraph (C) below, any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.

(B)          Except in relation to paragraph (C) below, any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and such amount is not paid when due.

(C)          A Junior Event of Default (as defined in the KEFI Intercreditor Agreement) has occurred and the Security Agent has not, no later than 30 days of such occurrence, received a notice from the Security and Intercreditor Agent (as defined in the KEFI Intercreditor Agreement) stating that such Junior Event of Default is no longer continuing.

(D)          Notwithstanding paragraphs (A) and (B) above, no Event of Default will occur under this clause if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than USD 150 million (or its equivalent in any other currency or currencies) or if the relevant event or default has been waived, or if such event or default is caused by a Disruption Event, provided that, in the case of a Disruption Event the requisite payment is made within five Business Days.

29.6                       Insolvency

Any of the following occurs in respect of an Obligor:

(A)          it is, or is deemed for the purposes of any law to be, unable to, or admits its inability to, pay its debts as they fall due or is or becomes insolvent or a moratorium is declared in relation to its indebtedness generally; or

(B)          it stops or suspends or threatens to suspend, or announces an intention to stop or suspend making payment of all or any class of its debts as they fall due in default of the obligation to make the relevant payment.

29.7                       Insolvency proceedings

(A)          Except as provided in paragraph (B) below, any of the following occurs in respect of an Obligor:

(i)            a written resolution is passed or a resolution is passed at a meeting of its shareholders, directors or other officers to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution;

(ii)           any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution;

(iii)          an order for its winding-up, administration or dissolution is made;

(iv)          any liquidator, provisional liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any material part of its assets;

(v)           a moratorium is declared in relation to the indebtedness of an Obligor;

(vi)          its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, provisional liquidator, receiver, administrative receiver, administrator or similar officer;

(vii)         any composition, compromise, assignment or arrangement is made with any of its creditors; or

(viii)        any other analogous step or procedure is taken in any jurisdiction.

(B)          Paragraph (A) does not apply to:

(i)            any step or procedure which is part of a re-organisation of an Obligor on a solvent basis with the consent of the Majority Lenders (acting reasonably); or

(ii)           an IPO Reorganisation; or

(iii)          in the case of sub-paragraph (ii) or (iv) (or any step or procedure under sub-paragraph (vi) that is analogous to sub- paragraph (ii) or (iv)), if the relevant step, petition or filing is made by a person other than an Obligor, shareholder or their respective officers or directors and the relevant Obligor is taking steps in good faith and with due diligence for such proceedings or action to be stayed, discontinued, revoked or set aside and the same is stayed, discontinued, revoked or set aside within a period of 60 days; or

(iv)          any enforcement action that applies to assets having an aggregate value of less than USD 150 million.

29.8                       Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor, having an aggregate value of at least USD 50 million, and is not discharged within 45 days.

29.9                       Unlawfulness and Invalidity of the Finance Documents and Project Agreements

If:

(A)          all or any part of a Finance Document is not, or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor;

(B)          following its execution, all or any part of a Project Agreement is not or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor in circumstances which would have a Material Adverse Effect; or

(C)          following its execution, all or any part of a Project Agreement is suspended, terminated or revoked in circumstances which would have a Material Adverse Effect,

and:

(i)            Kosmos fails, within 60 days (or, in the case of a Finance Document, 30 days) of becoming aware of the matter, to procure the execution of a substitute agreement or agreements on substantially the same terms and with a commercially qualified party or parties acceptable to the Majority Lenders (acting reasonably); or

(ii)           the matter is not otherwise remedied within 60 days (or, in the case of a Finance Document, 30 days) of an Obligor becoming aware of the matter.

29.10                Cessation of Business

An Obligor ceases, or threatens to cease, all or a substantial part of its business (as carried on the date of the Facility Agreement).

29.11                Abandonment

(A)          A Borrowing Base Asset is abandoned (other than as a consequence of unsuccessful exploration activities) in whole or in part and where such abandonment has or could reasonably be expected to have a Material Adverse Effect.

(B)          Without limiting the above paragraph, Kosmos will be deemed to have abandoned a Borrowing Base Asset if, after the relevant Completion, no petroleum is produced at a commercial level for a continuous period of 180 days and all necessary steps are not being diligently pursued with a view to recommencing production as soon as practically possible.

29.12                Expropriation

The Government (or any other official central or local government body with due authority) states officially that it will take any step with a view to the seizure, expropriation, nationalisation, requisition or compulsory acquisition of any member of the Group or all or a material part of the Borrowing Base Assets or all or a material part of the rights of any member of the Group in relation thereto and such act has, or could reasonably be expected to have, a Material Adverse Effect.

29.13                Repudiation of Finance Documents

Any Finance Document is repudiated or rescinded by an Obligor.

29.14                Material Litigation

Any material litigation, arbitration or administrative proceedings are commenced, threatened or pending against any Obligor which could reasonably be expected to be adversely determined against it and which, if so determined, has, or would have, a Material Adverse Effect.

29.15                Breach or Termination of Project Agreements

Any party to a Project Agreement, following its execution, defaults under that Project Agreement or terminates a Project Agreement in circumstances which has, or would have, a Material Adverse Effect.

29.16                Material Adverse Effect

Any event which, in the opinion of the Majority Lenders (acting reasonably), has a Material Adverse Effect but only following consultation between the Facility Agent and Kosmos over a period of not less than 30 days with a view to agreeing steps of mitigation (each Party acting reasonably with a view to appropriate remedial action being taken).

29.17                Acceleration — all Lenders

Subject to the terms of the Intercreditor Agreement, on and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(A)          cancel the Total Commitments whereupon they shall immediately be cancelled;

(B)          declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(C)          declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(D)          exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

29.18                Acceleration — IFC and Lenders

(A)          This clause 29.18 is subject to the terms of the Intercreditor Agreement.

(B)

(i)            After the occurrence of an IFC Acceleration Trigger Event at any time after the Standstill Period has expired and such IFC Acceleration Trigger Event is continuing, IFC may, by notice to the Borrower and the Facility Agent:

(a)           cancel the Commitment of IFC whereupon the same shall immediately be cancelled; and/or

(b)           declare that all or part of the IFC Loans, together with accrued interest, and all other amounts accrued or outstanding under the IFC Facility, be immediately due and payable, whereupon they shall become due and payable; and/or

(c)           declare that all or part of the Loans under the IFC Facility, be payable on demand, whereupon they shall become immediately payable on demand by IFC.

(ii)           In the event that the Facility Agent takes any action under clause 29.18(C) below in relation to the Facility, IFC shall be entitled to take equivalent action in relation to the IFC Facility.

(C)

(i)            For the purposes of this clause 29.18(C), the Commitments of IFC shall be excluded in calculating the Majority Lenders.

(ii)           After the occurrence of a Lender Acceleration Trigger Event and at any time such Lender Acceleration Trigger Event is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower and IFC:

(a)           cancel the Commitments (excluding any IFC Facility Commitment) whereupon they shall immediately be cancelled; and/or

(b)           declare that all or part of the Loans (excluding any Loans under the IFC Facility), together with accrued interest, and all other amounts accrued or outstanding under this Agreement (excluding under the IFC Facility) be immediately due and payable, whereupon they shall become due and payable; and/or

(c)           declare that all or part of the Loans (excluding any Loans under the IFC Facility), be payable on demand, whereupon they shall become immediately payable on demand by the Facility Agent on the instructions of the Majority Lenders.

(iii)          In the event that IFC takes any action under clause 29.18(B) in relation to the IFC Facility, the Facility Agent (if so instructed by the Majority Lenders) shall be entitled to take equivalent action in relation to the Facility

PART 11
CHANGES TO LENDERS AND OBLIGORS AND ROLES

30.                              Changes to the Lenders

30.1                       Assignments and transfers and changes in Facility Office by the Lenders

Subject to this clause, a Lender (the “Existing Lender”) may:

(A)          (i)            assign any of its rights; or

(ii)           transfer by novation any of its rights and obligations,

to an Affiliate, another Lender, an Affiliate of another Lender or a Qualifying Bank, another bank or financial institution or to a trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or such other institution as the Borrower may agree in writing (the “New Lender”), or

(B)          change its Facility Office.

30.2                       Conditions of assignment and transfer or change in Facility Office

(A)          The consent of Kosmos is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) to, or in favour of, another Lender, an Affiliate of a Lender or a Qualifying Bank; or (ii) made at a time when an Event of Default is continuing.

(B)          The consent of Kosmos is required for a change in Facility Office to a different jurisdiction.  In the case of a change of Facility Office for which Kosmos’s consent is not required, the Lender must notify Kosmos of the new Facility Office promptly on the change taking effect.

(C)          The consent of Kosmos to an assignment or transfer or change in Facility Office must not be unreasonably withheld or delayed (and will be deemed to have been given five Business Days after the relevant Lender has requested it unless consent is expressly refused by Kosmos within that time).

(D)          In the event a Letter of Credit is outstanding, transfer or assignment of a Commitment shall require the prior consent of each LC Issuing Bank.

(E)           An assignment will only be effective on:

(i)            receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)           the New Lender entering into the documentation required for it to accede as a party to the relevant Finance Documents (including, but not limited to, the Intercreditor Agreement).

(F)           A transfer will only be effective if the procedure set out in clause 30.5 (Procedure for transfer) is complied with.

(G)          If:

(i)            a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)           as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 15 (Tax Gross Up and Indemnities) or clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(H)          Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement.

(I)            Any assignment or transfer of part of the Existing Lender’s rights and/or obligations must be a minimum of USD 5 million and must not result in the Existing Lender retaining less than USD 5 million.

30.3                       Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 2,500.

30.4                       Limitation of responsibility of Existing Lenders

(A)          Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)            the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)           the financial condition of any Obligor;

(iii)          the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(B)          Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facility and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)           will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(C)          Nothing in any Finance Document obliges an Existing Lender to:

(i)            accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause; or

(ii)           support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

30.5        Procedure for transfer

(A)          Subject to the conditions set out in clause 30.2 (Conditions of assignment and transfer or change in Facility Office) a transfer is effected in accordance with paragraph (B) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate on behalf of the other Finance Parties and the Obligors as well as itself, and notify Kosmos of the date of the transfer and name of the New Lender.  Each Finance Party and each Obligor irrevocably authorises the Facility Agent to sign such a Transfer Certificate on its behalf.

(B)          On the Transfer Date:

(i)            to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance

Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)           each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)          the Facility Agent, each Mandated Lead Arranger, the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent such Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)          the New Lender shall become a Party as a “Lender”.

30.6        Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to Kosmos a copy of that Transfer Certificate.

30.7        Disclosure of information

Any Lender, its officers and agents may disclose to any of its Affiliates (including its head office, representative and branch offices in any jurisdiction) (each a “Permitted Party”) and:

(A)          to any person (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (or any adviser on a need to know basis advising such person on any of the foregoing);

(B)          to a professional adviser or a service provider of the Permitted Parties on a need to know basis advising such person on the rights and obligations under the Finance Documents or to an auditor of any Permitted Party on a need to know basis;

(C)          with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor (or any adviser of any of the foregoing on a need to know basis advising such person on the rights and obligations under the Finance Documents);

(D)          to any rating agency (provided only general terms are disclosed in relation to the rating of a portfolio of assets), insurer or insurance broker, a direct or indirect provider of credit protection in respect of the Lender’s participation in the Facility only on a need to know basis;

(E)           to any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties who requires disclosure of that information (where the Permitted Party has a legal obligation to provide that information or, if not, is customarily obligated or required to comply with such requirement); or

(F)           to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (A) to (C) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (unless such person is already subject to professional confidentiality requirements which are no less stringent than those which are set out in a Confidentiality Undertaking) and provided that it shall itself ensure that all such information is kept confidential and is protected with security measures and a degree of care that would apply to its own confidential information.

30.8        Assignments and transfers by IFC

IFC may transfer the IFC Facility Commitment or its participation, in part or in whole, to any institution that is a Qualifying Bank without the prior consent of the Borrower.

30.9        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 30, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(A)          any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(B)          in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)            release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)           require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

31.          Changes to the Obligors

31.1        Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2        Additional Borrowers

(A)          Subject to compliance with the provisions of paragraphs (C) and (D) of clause 24.12 (“Know your customer” and “customer due diligence” requirements), Kosmos may request that any of its subsidiaries becomes an Additional Borrower.  That subsidiary shall become an Additional Borrower if:

(i)            the Majority Lenders (or, if that Additional Borrower is incorporated in a jurisdiction in which no other Borrower is incorporated, all the Lenders) approve the addition of that subsidiary;

(ii)           the Additional Borrower is, or simultaneously becomes, a Guarantor;

(iii)          Kosmos delivers to the Facility Agent a duly completed and executed Accession Letter;

(iv)          Kosmos confirms that no Default is continuing or would occur as a result of that subsidiary becoming an Additional Borrower; and

(v)           the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(B)          The Facility Agent shall notify Kosmos and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

(C)          In the event that an Additional Borrower becomes a party to this Agreement:

(i)            Kosmos, on behalf of all Obligors; and

(ii)           the Facility Agent on behalf of all Finance Parties,

are hereby authorised to effect all amendments required to be made to the Finance Documents to which they are party to reflect the fact that there may be multiple borrowers of the Facility.

31.3        Resignation of a Borrower

(A)          Kosmos may request that a Borrower (other than Kosmos) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(B)          The Facility Agent shall accept a Resignation Letter and notify Kosmos and the Lenders of its acceptance if:

(i)            no Default is continuing or would result from the acceptance of the Resignation Letter (and Kosmos has confirmed this is the case); and

(ii)           the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

31.4        Additional Guarantor

(A)          Subject to compliance with the provisions of paragraphs (C) and (D) of clause 24.12 (“Know your customer” and “customer due diligence” requirements), the Borrower may request that any of its subsidiaries becomes an Additional Guarantor.  That subsidiary shall become an Additional Guarantor if:

(i)            Kosmos delivers to the Facility Agent an Accession Letter duly completed and executed by that Additional Guarantor and Kosmos; and

(ii)           the Facility Agent have received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(B)          The Facility Agent shall notify Kosmos and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

31.5        Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

32.          Role of the Agents and the Arranger

32.1        Appointment of the Agents

(A)          Each other Finance Party (other than the relevant Agent) appoints each Agent to act in that capacity under and in connection with the Finance Documents.

(B)          Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2        Duties of the Facility Agent

(A)          The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(B)          Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(C)          If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(D)          If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to an Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(E)           The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

32.3        Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.

32.4        No fiduciary duties

(A)          Except as specifically provided in the Finance Documents, nothing in this Agreement constitutes an Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(B)          No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.5        Business with the Group

Each Agent and each Mandate Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.6        Rights and discretions of Agents

(A)          Each Agent may rely on:

(i)            any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)           any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(B)          Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)            no Default has occurred (unless it has actual knowledge of a Default arising under clause 29.1 (Non-payment));

(ii)           any right, power, authority or discretion vested in any Party or the Lenders (or any consistent majority of Lenders) has not been exercised; and

(iii)          any notice or request made by Kosmos (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(C)          Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(D)          Each Agent may act in relation to the Finance Documents through its personnel and agents.

(E)           Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(F)           Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

32.7        Lenders’ instructions

(A)          Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Lenders in accordance with this Agreement and the Intercreditor Agreement (or, if so instructed, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions.

(B)          Each Agent may refrain from acting in accordance with instructions given to it by the Lenders in accordance with this Agreement and the Intercreditor Agreement until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(C)          In the absence of instructions in accordance with this Agreement and the Intercreditor Agreement each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(D)          Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

32.8        Responsibility for documentation

No Agent nor any Mandated Lead Arranger:

(A)          is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Final Information Memorandum; or

(B)          is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

32.9        Exclusion of liability

(A)          Without limiting paragraph (B) below (and without prejudice to the provisions of paragraph (E) of clause 34.9 (Disruption to Payment Systems etc.), no Agent shall be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(B)          No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of that Agent in respect of any claim it might have against it or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the relevant Agent may rely on this clause.

(C)          An Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

32.10     Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent and the Technical and Modelling Bank, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of the relevant Agent’s or Technical and Modelling Bank’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 34.9 (Disruption to Payment Systems etc.) notwithstanding the relevant Agent’s or Technical and Modelling Bank’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the relevant Agent) in acting as an Agent or the Technical and Modelling Bank under the Finance Documents (unless the relevant Agent or the Technical and Modelling Bank has been reimbursed by an Obligor pursuant to a Finance Document).

32.11     Resignation of the Agent

(A)          An Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and Kosmos.

(B)          Alternatively, an Agent may resign by giving notice to the other Finance Parties and Kosmos, in which case the Majority Lenders may appoint a successor Agent.

(C)          If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (B) above within 30 days after notice of resignation was given, the relevant Agent may (with the prior written consent of Kosmos) appoint a successor Agent (acting through an office in the United Kingdom).

(D)          A retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.  This obligation shall not apply in the event the Agent is required to resign pursuant to clause 32.11(G) below.

(E)           An Agent’s resignation notice shall only take effect upon the appointment of a successor.

(F)           Upon the appointment of a successor, a retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 32.11.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(G)          After consultation with Kosmos, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (B) above.

(H)          The Facility Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (C) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)            the Facility Agent fails to respond to a request under clause 13.5 (FATCA Information) and Kosmos or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)           the information supplied by the Facility Agent pursuant to clause 13.5 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)          the Facility Agent notifies Kosmos and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) Kosmos or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and Kosmos or that Lender, by notice to the Facility Agent, requires it to resign.

32.12     Replacement of Administrative Parties

(A)          If:

(i)            in relation to the Facility Agent, the Security Agent or an LC Issuing Bank (or their respective holding companies), clause 29.6 (Insolvency) or clause 29.7 (Insolvency proceedings) (disregarding paragraph (B) of that clause) applies or has occurred; or

(ii)           if the Facility Agent, the Security Agent or an LC Issuing Bank or any of their Affiliates repudiates its obligations under the Facility or (in its capacity as Lender) becomes a Non-Funding Lender,

Kosmos shall be entitled to request that Majority Lenders appoint within 10 Business Days either a co-Agent or additional LC Issuing Bank or a replacement Agent or LC Issuing Bank from one of their number or (subject to reasonable consultation with the Parent), from outside the Lender group.

(B)          The Facility Agent, Security Agent or LC Issuing Bank to which either of the circumstances described in (A)(i) or (A)(ii) above applies (an “Affected Administrative Party”) shall cease to be entitled to fees in respect of its role upon becoming an Affected Administrative Party.

(C)          Each Affected Administrative Party shall provide all assistance and documentation reasonably required to Kosmos and the other Lenders to enable the uninterrupted administration of the Facility.  This shall include, where the Affected Administrative Party is the Facility Agent, the provision to Kosmos on request and in any event, within five Business Days, of an up to date list of participants in the Facility including names and contact details.

32.13     Confidentiality

(A)          In acting as agent for the Finance Parties, an Agent shall be regarded as acting through its agency division or, in the case of the Technical and Modelling Bank, through the relevant division performing the role which shall be treated as a separate entity from any other of its divisions or departments.

(B)          If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.

32.14     Facility Agent relationship with the Lenders

(A)          The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(B)          Each Lender shall supply the Facility Agent with any information required by that Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost Formulae).

32.15     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agents and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)          the financial condition, status and nature of the Guarantor and each member of the Group;

(B)          the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(C)          whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)          the adequacy, accuracy and/or completeness of the Final Information Memorandum and any other information provided by the Agents, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

32.16     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with Kosmos) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

32.17     Deductions from amounts payable by Agents

If any Party owes an amount to an Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents, that Party shall be regarded as having received any amounts so deducted.

32.18     Accession to the KEFI Intercreditor Agreement

(A)          Each Finance Party and each Obligor agrees that any collateral agent, trustee or other representative of the HY Noteholders may enter into and accede to the KEFI Intercreditor Agreement, the KEL Guarantee and the Charge over Shares in KEH for and on behalf of itself and each HY Noteholder without the requirement for any consent or approvals from the Finance Parties or the Obligors (or any of them).  Such accession shall confer upon the HY Noteholders all of the rights and privileges set out in the relevant agreement.  Kosmos may by five Business Days written Notice (the “Amendment Notice Period”) to the Facility Agent request that such amendments and/or additions be made to the KEFI Intercreditor Agreement as any collateral agent, trustee or other representative of the HY Noteholders (whether appointed at that time or not) may reasonably require (the “HY Noteholder Trustee Amendments”).  During the Amendment Notice Period, either:

(i)            the Security Agent shall enter into any agreement effecting the HY Noteholder Trustee Amendments, on the instructions of the Majority Lenders; or

(ii)           the Facility Agent shall notify Kosmos in writing of any determination by the Majority Lenders that the HY Noteholder Trustee Amendments would materially and adversely prejudice their interests.

(B)          If, on the instructions of the Majority Lenders, the Facility Agent is required to make the notification described in paragraph (A)(ii) above, the Facility Agent shall promptly contact Kosmos in writing, setting out in reasonable detail the basis and reasons for that decision and the changes which the Majority Lenders

(acting reasonably) would require for the Security Agent to enter into the KEFI Intercreditor Agreement with the HY Noteholder Trustee Amendments incorporated.  If such changes are made, then the Security Agent will be deemed to have been instructed by the Majority Lenders promptly to enter into any agreement effecting the HY Noteholder Amendments, together with the changes required by the Majority Lenders.

32.19                Execution of the KEFI Intercreditor Agreement

The Security Agent is irrevocably authorised for and on behalf of each Finance Party and Kosmos is irrevocably authorised for and on behalf of each Obligor to enter into the KEFI Intercreditor Agreement in a form as substantially approved by the Majority Lenders and to enter into any agreements amending or adding to the KEFI Intercreditor Agreement when approved pursuant to clause 32.18 (Accession to the KEFI Intercreditor Agreement) above, and each Finance Party and each Obligor shall be bound by the terms of each such agreements when executed by the Security Agent and by Kosmos respectively, including any terms which impose obligations upon the Finance Parties or the Obligors.

32.20                Amendment of the KEFI Intercreditor Agreement

The Security Agent is irrevocably authorised for and on behalf of each Finance Party and Kosmos is irrevocably authorised for and on behalf of each Obligor to enter into any agreement amending the KEFI Intercreditor Agreement for the purpose of effecting any amendment as referred to in clause 32.18 (Accession to the KEFI Intercreditor Agreement) above, and each Finance Party and each Obligor shall be bound by the terms of any such amendment.

33.                              Consultants

33.1                       Insurance Consultant

Kosmos and the Finance Parties hereby confirm the appointment of Moore-McNeil, LLC as Insurance Consultant, upon the terms and subject to the conditions set out in the Insurance Consultant Appointment Letter.

33.2                       Technical Consultant

Kosmos and the Finance Parties hereby confirm the appointment of Shaw Consultants, Inc. as Technical Consultant upon the terms and conditions set out in the Technical and Environmental Consultant Appointment Letter.

33.3                       Environmental Consultant

Kosmos and the Finance Parties hereby confirm the appointment of Shaw Consultants, Inc. as Environmental Consultant upon the terms and conditions set out in the Technical and Environmental Consultant Appointment Letter.

33.4                       Reserves Consultant

Kosmos and the Finance Parties hereby confirm the appointment of Netherland Sewell & Associates, Inc. as Reserves Consultant upon the terms and conditions set out in the Reserves Consultant Appointment Letter.

33.5                       Terms of appointment of Consultants

Each Party acknowledges that each of the Consultants has been appointed to act as consultant and adviser to the Finance Parties in relation to technical matters relating to the Project within its own sphere of competence.  Each Finance Party acknowledges that each of the Consultants (and each replacement Consultant appointed pursuant to clause 33.6 (Termination and replacement)) may also act as consultant and adviser to other Parties in relation to the Project.  The fees and other terms of those appointments are set out in the appointment letters between the Consultants and Kosmos, copies of which have been given to, and consented to by, the Lenders.  The Facility Agent may, acting reasonably and consistently with the agreed scope of work for the relevant Consultant, request it to provide advice or services in relation to the Project.

33.6                       Termination and replacement

The Facility Agent may, if it has reasonable grounds to do so and (unless an Event of Default has occurred and is continuing) has first consulted with Kosmos, at any time terminate the appointment of a Consultant if it considers it necessary or appropriate to do so, and shall promptly give notice of any such termination to Kosmos.  If the Facility Agent terminate the appointment of any Consultant it may appoint as a replacement Consultant any person approved (which approval shall include the identity of the replacement, the terms of appointment and approval of the fees and expenses to be payable to that person) for this purpose by Kosmos (which approval may not be unreasonably withheld or delayed or required while an Event of Default is continuing).  The terms of any such appointment shall be set out in an appointment letter between such replacement Consultant (or additional consultant as appropriate) and Kosmos.

PART 12
ADMINISTRATION, COSTS AND EXPENSES

34.                              Payment Mechanics

34.1                       Payments to the Facility Agent

(A)                             On each date on which an Obligor or a Lender (apart from IFC) is required to make a payment under a Finance Document (other than any Hedging Agreement), that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(B)                             Payment shall be made to such account in London (or, as the case may be, Paris or New York) as the Facility Agent specifies.

34.2                       Distributions by the Facility Agent

Subject to the terms of the Intercreditor Agreement, each payment received by either of the Facility Agent under the Finance Documents for another Party shall be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in London (or, as the case may be, Paris or New York).

34.3                       Clawback

(A)                             Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(B)                             If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

34.4                       Partial Payments

If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in accordance with the Cash Waterfall.  This clause will override any appropriation made by an Obligor.

34.5                       No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.6                       Business Days

(A)                             Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)                             During any extension of the due date for payment of any principal or Unpaid Sum under the Finance Documents, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.7                       Currency of account

(A)                             Subject to paragraphs (B) to (E) below, the base currency is the currency of account and payment for any sum due from an Obligor under any Finance Document and is the US Dollar (“Base Currency”).

(B)                             A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(C)                             Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(D)                             Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(E)                              Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

34.8                       Change of currency

(A)                             Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                   any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably (after consultation with Kosmos); and

(ii)                               any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(B)                             If a change in any currency of a country occurs, the Parties will enter negotiations in good faith with a view to agreeing any amendments which may be necessary to this Agreement to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

34.9                       Disruption to Payment Systems etc.

If either of the Facility Agent determine (acting reasonably) that a Disruption Event has occurred or either of the Facility Agent is notified by Kosmos that a Disruption Event has occurred:

(A)                             the Facility Agent may, and shall if requested to do so by Kosmos, consult with Kosmos with a view to agreeing with Kosmos such changes to the operation or administration of the Facility (including, without limitation, changes to the timing and mechanics of payments due under the Finance Documents) as the Facility Agent may deem necessary in the circumstances;

(B)                             the Facility Agent shall not be obliged to consult with Kosmos in relation to any changes mentioned in paragraph (A) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(C)                             the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (A) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(D)                             any such changes agreed upon by the Facility Agent and Kosmos shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 42 (Amendments and Waivers);

(E)                              the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause; and

(F)                               the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (D) above.

34.10                Payments to IFC

The Borrower will make payments of all amounts due to IFC under the Finance Documents directly to the account number specified in Clause 10.1 (Accounts) of the

IFC Facility Agreement, and IFC will make any payments to the Borrower, without requiring payment through the offices of the Facility Agent.

34.11                Inconvertibility Payments

IFC will not be obliged to share any IFC Inconvertibility Payments.

35.                              Set-Off

Subject to the terms of the Intercreditor Agreement and without prejudice to the rights of the Finance Parties at law, at any time after an Event of Default has occurred which is continuing, a Finance Party (other than a Non-Funding Lender) may, on giving notice to the Obligor, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36.                              Costs and Expenses

36.1                       Transaction expenses

Kosmos shall within fifteen Business Days of demand, pay the Facility Agent and each Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

(A)                             the negotiation, preparation, printing, and execution of:

(i)                                  this Agreement and any other documents referred to in this Agreement; and

(ii)                               any other Finance Documents executed after the date of this Agreement;

(B)                             the appointments of the Consultants.

36.2                       Amendment costs

If:

(A)                             an Obligor requests an amendment, waiver or consent; or

(B)                             an amendment is required pursuant to clause 34.8 (Change of currency),

Kosmos shall, within fifteen Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

36.3                       Enforcement costs

Kosmos shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or attempted enforcement of, or the preservation of any rights under, any Finance Document.

37.                              Notices

37.1                       Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

37.2                       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(A)                             in the case of the Obligors, that identified with its name below;

(B)                             in the case of each Lender or any other Initial Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(C)                             in the case of an Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

Contact details of the Obligors:

To:	P.O. Box 32322 4th Floor Century Yard Cricket Square Elgin Avenue George Town Grand Cayman	Copy:	c/o Kosmos Energy LLC 8176 Park Lane Suite 500 Dallas Texas 75231 USA
KY1 — 1209
	Cayman Islands	Fax:	+1 214 445 9705

Fax:	+1 345 946 4090	Attention:	Jason Doughty

Attention:	Andrew Johnson

Contact details of the Facility Agent:

Name:	Alexandra Arhab

Email:	alexandra.arhab@bnpparibas.com

Address:	BNP Paribas 16 Rue de Hanovre 75078 Paris Cedex 2 France

Fax:	+ 33 1 42 98 49 25

37.3                       Delivery

(A)                             Subject to clause 37.5 (Electronic communication), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                  if by way of fax, when received in legible form; or

(ii)                               if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 37.2 (Addresses), if addressed to that department or officer.

(B)                             Any communication or document to be made or delivered to either of the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(C)                             All notices from or to an Obligor shall be sent through the Facility Agent.

(D)                             Any communication or document made or delivered to Kosmos in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

37.4                       Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 37.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

37.5                       Electronic communication

(A)                             Any communication to be made between the Facility Agent and a Lender or the Facility Agent and the Original Borrower under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender or the Facility Agent and the Original Borrower:

(i)                                  agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                               notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                            notify each other of any change to their address or any other such information supplied by them.

(B)                             Any electronic communication made between the Facility Agent and a Lender or the Facility Agent and the Original Borrower will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or by the Original Borrower to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

37.6                       English language

(A)                             Any notice given under or in connection with any Finance Document must be in English.

(B)                             All other documents provided under or in connection with any Finance Document must be:

(i)                                  in English; or

(ii)                                if not in English, and if so required by either of the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.                              Calculations and Certificates

38.1                       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2                       Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.

38.3                       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

39.                              Disclosure to numbering service providers

(A)                             Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                                    names of Obligors;

(ii)                                 country of domicile of Obligors;

(iii)                              place of incorporation of Obligors;

(iv)                             date of this Agreement;

(v)                                the names of the Facility Agent and Mandated Lead Arrangers;

(vi)                             date of each amendment and restatement of this Agreement;

(vii)                          amount of Total Commitments;

(viii)                       currencies of the Facility;

(ix)                             type of Facility;

(x)                                ranking of Facility;

(xi)                             Termination Date for the Facility;

(xii)                          changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)                       such other information agreed between such Finance Party and Kosmos,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(B)                             The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(C)                             KEFI represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (A) above is, nor will at any time be, unpublished price-sensitive information.

(D)                             The Facility Agent shall notify KEFI and the other Finance Parties of:

(i)                                   the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)                               the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

40.                              Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.                              Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

42.                              Amendments and Waivers

42.1                       Required consents

(A)                             Subject to clause 42.2 (Exceptions) and to paragraph (C) below, any term of the Finance Documents (other than a waiver of a Condition Precedent or a Condition Subsequent, which shall be made pursuant to clause 2.3 (Waivers of Conditions Precedent) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(B)                             The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

(C)                             Notwithstanding the terms of this clause 42, in relation to an amendment, variation or waiver of the terms of the Intercreditor Agreement or the Security Documents, the terms of the Intercreditor Agreement shall prevail.

42.2                       Exceptions

(A)                             The following may not be effected without the consent of all the Lenders.

(i)                                  amending the definition of “Majority Lenders”“;

(ii)                               amending, varying or waiving clause 4 (Finance Parties’ Rights and Obligations) of this Agreement and/or any other term of any Finance Document which relates to the rights and/or obligations of each Finance Party being several;

(iii)                            varying the date for, or altering the amount or currency of, any payment to Lenders under the Finance Documents;

(iv)                           increasing or extending the Commitment of a Lender;

(v)                              amending varying or waiving a term of any Finance Document which expressly requires the consent of all the Lenders; ;

(vi)                           amending, varying or waiving this clause; or

(vii)                        any release of Security Interests granted pursuant to any Security Document or amendment, waiver or variation of the obligations of any Obligor pursuant to clause 25.1 (Guarantee and indemnity).  Nothing in this clause (vii) shall require any consent to be obtained for any release of Security Interests, Security Documents (including but not limited to under releases made pursuant to clause 28.8(C)) or obligations of any Obligor pursuant to clause 25.1 (Guarantee and indemnity), which are permitted by clause 28.32 (IPO Reorganisation).

(B)                             An amendment of clause 19.6 (Calculation of Borrowing Base Amount) to reduce the figure of 1.4 or the figure of 1.15 may not be effected without the consent of the Majority Lenders.

(C)                             An amendment or waiver which relates to the rights or obligations of an Agent, an LC Issuing Bank or an Account Bank may not be effected without the consent of that Agent, LC Issuing Bank or an Account Bank.

(D)                             An amendment or waiver which relates to clause 21.2 (Withdrawals — No Default Outstanding) or clause 25 (Guarantee and Indemnity) and the rights or obligations of a Hedging Counterparty may not be effected without the consent of each Hedging Counterparty.

(E)                              (i)          If a Lender becomes a Non-Funding Lender that Lender’s Commitment shall not be included for the purposes of calculating Total Commitments under the Facility when ascertaining whether a certain percentage of

Total Commitments has been obtained to approve any requested amendment, waiver, consent or approval.

(ii)                                If a Lender does not accept or reject a request for an amendment, waiver, consent or approval within fifteen Business Days (or such longer period as Kosmos may specify) of such request being made, that Lender shall be deemed to have granted its consent to the requested amendment, waiver, consent or approval.  Promptly upon the expiration of such fifteen Business Day period (or such longer period as Kosmos may have specified), and in any event within two Business Days of the expiration of such period, the Facility Agent shall notify the Borrower and the Lenders whether the requested amendment, waiver, consent or approval has been approved or given in accordance with the terms of this Agreement.

(F)                               An amendment, variation or waiver of clause 34.11 (Inconvertibility Payments) may not be effected without the consent of IFC.

(G)                             Notwithstanding paragraph (E)(ii) above, an amendment, variation or waiver of the IFC Facility Agreement or the Deed of Transfer and Amendment may not be effected without the consent of the IFC.

42.3                       Disenfranchisement of Shareholder Affiliates

Notwithstanding any other provisions of this Agreement, for so long as a Shareholder Affiliate is a Lender and/or to the extent that a Shareholder Affiliate beneficially owns a Commitment or has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, such Shareholder Affiliate shall not be entitled to exercise any rights to vote as Lender in respect of any matters requiring decision by the Lenders under the terms of this Agreement or any of the Finance Documents.  Each such Shareholder Affiliate acknowledges and agrees that:

(A)                             in the event that a matter requires decision by one or more Lenders under this Agreement or any of the Finance Documents,

(i)                                  the Commitment of such Shareholder Affiliate and any associated participation of such Shareholder Affiliate in a Loan shall be deemed to be zero; and

(ii)                               such Shareholder Affiliate shall be deemed not to be a Lender;

(B)                             in relation to any meeting or conference call to which all or any number of Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agree, be entitled to receive the agenda or any minutes of the same; and

(C)                             it shall not, unless the Facility Agent otherwise agree, be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

43.                              Counterparts

(A)                             This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

(B)                             Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

PART 13
GOVERNING LAW AND ENFORCEMENT

44.                              Governing Law

This Agreement shall be governed by and construed in accordance with English law.

45.                              Jurisdiction

45.1                       Submission

The parties hereby irrevocably agree for the exclusive benefit of the Secured Parties that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

45.2                       Forum convenience

The parties hereby irrevocably agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly irrevocably agree not to argue to the contrary.

45.3                       Concurrent jurisdiction

This clause 45 is for the benefit of the Secured Parties only.  As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

46.                              Service of Process

(A)                             Without prejudice to any other mode of service allowed under any relevant law, each of the Obligors:

(i)                                  irrevocably appoints Trusec Limited of 2 Lambs Passage, London EC1Y 8BB (the “Process Agent”) as its agent for service of process in relation to any Dispute before the English courts in connection with any Finance Document;

(ii)                               irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with any Dispute in England and Wales by service on the Process Agent (or any replacement agent appointed pursuant to paragraph (B) of this clause 46 (Service of Process); and

(iii)                            irrevocably agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(B)                             If the agent referred to in paragraph (A) of this clause 46 (or any replacement agent appointed pursuant to this paragraph (B)) at any time ceases for any reason to act as such, as the case may be, each Obligor shall as soon as reasonably practicable appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Facility Agent of the name and address of the replacement agent; failing such appointment and notification, the agent referred to in paragraph (A) of this clause 46 (or any replacement agent appointed pursuant to this paragraph (B)) shall continue to be authorised to act as agent for service of process in relation to any proceedings before the English courts on behalf of the relevant party and shall constitute good service.

(C)                             Any document addressed in accordance with clause 46 paragraph (A) shall be deemed to have been duly served if:

(i)                                  left at the specified address, when it is left; or

(ii)                               sent by first class post, two clear Business Days after posting.

(D)                             For the purposes of this clause 46, “Service Document” means a writ, summons, order, judgment or other document relating to or in connection with any Dispute.  Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Initial Obligors

The Original Borrowers

Name	Jurisdiction of Incorporation	Registered Number

Kosmos Energy Finance International	Cayman Islands	253656

The Original Guarantors

Name	Jurisdiction of Incorporation	Registered Number

Kosmos Energy Operating	Cayman Islands	231417

Kosmos Energy International	Cayman Islands	218274

Kosmos Energy Development	Cayman Islands	225879

Kosmos Energy Ghana HC	Cayman Islands	135710

Schedule 2
The Original Lenders

Original Lender	Commitment (USD)

Société Générale, London Branch	79,735,749.40

HSBC Bank Plc	111,788,380.99

Standard Chartered Bank	111,788,380.99

BNP Paribas	98,367,326.38

Standard Bank of South Africa Ltd	90,526,315.79

Crédit Agricole Corporate and Investment Bank	111,788,380.99

Natixis	111,788,380.98

ABSA Corporate and Investment Bank	111,403,259.88

International Finance Corporation	100,000,000.00

Bank of America, N.A.	55,263,157.89

Nedcap International Ltd	73,868,423.05

Sumitomo Mitsui Banking Corporation	70,000,000.00

ING Bank N.V.	66,315,789.47

FBN Bank (UK) Ltd	15,376,069.93

FirstRand Bank Limited	40,000,000.00

DNB Bank ASA, London Branch	36,842,105.26

The Bank of Tokyo-Mitsubishi UFJ, Ltd	36,842,105.26

Unicredit Bank AG	36,842,105.26

Citibank	30,552,631.58

Stichting Pensioenfonds Zorg en Welzijn	25,789,473.68

Credit Suisse International	3,684,210.53

Ecobank Ghana Ltd	22,105,263.16

Siemens Bank	22,105,263.16

Barclays Bank of Ghana Ltd	16,800,000.00

Barclays Bank Plc	14,532,489.53

Investec Asset Management Proprietary Ltd	5,894,736.84

Schedule 3
Conditions Precedent

Part I
Conditions Precedent To first Utilisation

1.            Provision of each of the following Finance Documents, duly executed by each of the parties to them (subject, in the case of the relevant Security Document, to the Lenders having agreed to the requirements of subordination in relation to any Security created in respect of a Project Agreement):

(i)            this Agreement;

(ii)           any Intercompany Loan Agreement;

(iii)          the KEG Offshore Project Accounts Agreement;

(iv)          the Borrower Offshore Project Accounts Agreement;

(v)           the KEG Onshore Project Accounts Agreement;

(vi)          the Intercreditor Agreement;

(vii)         the Charge over Shares in the Original Borrower;

(viii)        the Charge over Shares in KEO;

(ix)          the Charge over Shares in KEG;

(x)           the Charge over Shares in KED;

(xi)          the Charge over Shares in KEI;

(xii)         the Borrower Offshore Security Assignment;

(xiii)        the KEO Offshore Security Assignment;

(xiv)        the KEI Offshore Security Assignment;

(xv)         the KED Offshore Security Assignment;

(xvi)        the KEG Offshore Security Assignment;

(xii)         the KEG Onshore Security Assignment;

(xiii)        the KEI and KEO Offshore Security Assignment;

(xix)        the Facility Agent Fee Letter;

(xx)         the front end and underwriting Fee Letter;

(xxi)        the Technical Bank Fee Letters;

(xxii)       the Modelling Bank Fee Letters;

(xxiii)     the Security Agent Fee Letter;

(xxiv)     the Documentation Bank Fee Letter; and

(xxv)      the BNP Paribas LC Issuing Fee Letter.

2.            Provision of certified copies of each Obligor’s constitutional documents and corporate resolutions authorising entry into and performance of the Finance Documents to which they are a party and certification as to solvency.

3.            Receipt by the Facility Agent of appropriate legal opinions from Clifford Chance LLP, Walkers, Fugar & Company, Maples & Calder, Thompson & Knight and Bentsi-Enchill, Letsa & Ankomah.

4.            Final Reports and/or letters issued by the Consultants (provided that there is only an obligation to provide an executive summary of the Final Report from the Technical Consultant as a condition precedent to first Utilisation).

5.            Provision of a certificate from the Borrower that all Required Approvals on the date of the proposed utilisation have been obtained (including a schedule of all such Required Approvals).

6.            Provision of a certificate in the agreed form certifying that complete copies of the following Project Agreements, including all amendments in relation thereto, have been delivered to the Agents under the Existing Finance Documents pursuant to the terms of the CTA (as defined in the Definitions Agreement):

(i)            the DWT PA;

(ii)           the DWT JOA;

(iii)          the WCTP PA; and

(iv)          the WCTP JOA,

together with certified copies of all other Project Agreements not referred to in paragraphs (i) to (iv) (inclusive) above (including, for the avoidance of doubt and without limitation, those documents listed under paragraphs (C), (D) and (E) of the definition of Project Agreements).

7.            An audit of the Model prepared by the Model Auditor.

8.            All share charges are entered into pursuant to condition precedent 1 above are perfected and fully valid and, where applicable (by adopting a consistent approach as was adopted for the Existing Finance Documents): (a) share certificates and blank stock transfer forms are delivered to the Security Agent; (b) certified copy registers of members are delivered to the Security Agent in relation to companies whose shares have been pledged; and (c) letter of undertaking from the Company whose shares are being charged.

9.            Each Obligor (save for the Original Borrower and KEO) shall provide a certified copy of its most recent audited accounts, if any, and KEO shall provide a copy of the Form S-1 filed by Kosmos Energy Ltd. with the United States Securities and Exchange Commission on 23 March 2011, which includes the most recent audited consolidated accounts of the Group.

10.          The Schedule of Insurances.

11.          The following documents for release of the Security Interests (as defined in the Existing Finance Documents ) created by under the Existing Finance Documents, in the form agreed by the Security Trustee (as defined in the Existing Finance Documents):

•      deed of release between KEH, KEO, KEI, KED and BNP PARIBAS, as security trustee, releasing the security created by the existing charges over shares;

•      deed of release between KED, Kosmos Energy Finance, KEG and KEO and BNP Paribas, as security trustee, releasing the security created by the existing debentures;

•      deed of release between KEI, KEO and BNP Paribas, as security trustee, releasing the secured property under the existing security assignment.

Part II
Conditions Precedent Required to be Delivered by an Additional Obligor

1.            Provision of an Accession Letter, duly executed by the Additional Obligor and the Borrower.

2.            Provision of a Deed of Subordination in respect of any Financial Indebtedness of such Additional Obligor and a deed, duly signed on behalf of the Additional Obligor and each other Obligor and KEH, substantially in the form of the Deed of Acknowledgment and Release.

3.            Provision of certified copies of the Additional Obligor’s constitutional documents and certificates of incorporation (or equivalent).

4.            A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that one or more specified persons execute the Accession Letter and any other documents and notices in connection with the Finance Documents.

5.            A specimen signature of each person authorised to execute the Accession Letter and any other documents and notices in connection with the Finance Documents.

6.            A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.            A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.            A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.            If available, the latest audited financial statements of the Additional Obligor.

10.          Receipt by the Facility Agent of any appropriate legal opinions.

11.          If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 46 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

Schedule 4
Utilisation Requests

Part I
Loans

From:     Kosmos Energy Finance International (the “Borrower”)

To:         BNP PARIBAS (the “Facility Agent”)

Dated:

Dear Sirs

Kosmos Energy Finance International — Facility Agreement
dated [•] (the “Agreement”)

1.            We refer to the Agreement.  This is a Utilisation Request in respect of a Utilisation under the Facility.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.            We wish to borrow a Loan under the Facility on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] under or, if less, the Total Available Commitment

Amount attributable to Interest payments	[•]

Interest Period:	[•]

3.            We hereby certify that:

(a)           no Default or Event of Default is continuing or will result from the proposed Loan;

(b)           the Loan is expected to be applied in payment of amounts subject to and in accordance with the Cash Waterfall within 90 days of the Utilisation Date or are otherwise required for Kosmos to comply with clause 20.1 (Project Accounts) of this Agreement;

(d)          the making of the Utilisation would not result in the aggregate principal amount outstanding under the Facility exceeding the Borrowing Base Amount; and

(e)           the Repeating Representations are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a

Repeating Representation that contains a materiality concept, true and correct in all respects).

4.            The proceeds of this Loan should be credited to the [Borrower/other] Offshore Proceeds Account and to the extent an amount has been attributed to Interest payments above, such amount shall be applied towards the payment of Interest on the Facility.

5.            This Utilisation Request is irrevocable and is a Finance Document.

Yours faithfully

Authorised Signatory for
Kosmos Energy Finance International

Part II
Letters of Credit

From:     [•] (the “Borrower”)

To:         BNP PARIBAS (the “Facility Agent”)

[•] (the “LC Issuing Bank”)

Dated:

Dear Sirs

Kosmos Energy Finance International — Facility Agreement
dated [•]
(the “Agreement”)

1.            We wish to arrange for a Letter of Credit to be issued by the LC Issuing Bank on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Total Amount:	[•] or, if less, the Total Commitments

Beneficiary:	[•]

Term or Expiry Date:	[•]

2.            We hereby certify that each condition specified in clause 7.6 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

3.            We attach a copy of the proposed Letter of Credit.

4.            This Utilisation Request is irrevocable and is a Finance Document.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully

Authorised Signatory for
Kosmos Energy Finance International

Schedule 5
Amortisation Schedule

Repayment Date	Amortization Amount (excluding Aggregate Resource Bridge Amount)	Revised Facility Total	Amortization Amount of Aggregate Resource Bridge Amount	Aggregate Resource Bridge Amount
3/31/2014		$1,500,000,000		$350,000,000
9/30/2014	$0	$1,500,000,000	$0	$350,000,000
3/31/2015	$0	$1,500,000,000	$0	$350,000,000
9/30/2015	$0	$1,500,000,000	$0	$350,000,000
3/31/2016	$0	$1,500,000,000	$0	$350,000,000
9/30/2016	$0	$1,500,000,000	$0	$350,000,000
3/31/2017	$0	$1,500,000,000	$0	$350,000,000
9/30/2017	$0	$1,500,000,000	$0	$350,000,000
3/31/2018	$214,285,714	$1,285,714,286	$50,000,000	$300,000,000
9/30/2018	$214,285,714	$1,071,428,571	$50,000,000	$250,000,000
3/31/2019	$214,285,714	$857,142,857	$50,000,000	$200,000,000
9/30/2019	$214,285,714	$642,857,143	$50,000,000	$150,000,000
3/31/2020	$214,285,714	$428,571,429	$50,000,000	$100,000,000
9/30/2020	$214,285,714	$214,285,714	$50,000,000	$50,000,000
3/31/2021	$214,285,714	$0	$50,000,000	$0

Schedule 6
Mandatory Cost Formulae

1.                                     The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England (and/or the Financial Services Authority (or, in either case, any other Authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                     On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                     The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent.  This percentage will be certified by that Lender in its notice to that Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                     The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)           in relation to a sterling Loan:

per cent. per annum

(b)                                in relation to a Loan in any currency other than sterling:

per cent. per annum

Where:

A                                       is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest-free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                       is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (A) of clause 11.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C                                       is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest-bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest-bearing Special Deposits.

E                                        is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to that Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.            For the purposes of this Schedule:

(A)                              “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(B)                              “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(C)                               “Fee Tariffs” means the fee tariffs specified in the Fees Rules under activity group A.1 Deposit acceptors (ignoring any minimum fee or zero-rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(D)                               “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                     In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                     If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to that Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                     Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(A)                               the jurisdiction of its Facility Office; and

(B)                               any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.                                     The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                              The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                              The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                              Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest or proven error, be conclusive and binding on all Parties.

13.                              The Facility Agent may from time to time, after consultation with Kosmos and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority or the European Central Bank (or, in any case, any other Authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest or proven error, be conclusive and binding on all Parties.

Schedule 7
 Form of Transfer Certificate

To:          BNP PARIBAS as (the “ Facility Agent”)

From:     [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs

Kosmos Energy Finance International — Facility Agreement
dated [•] (the “Agreement”)

1.            We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.             We refer to clause 30.5 (Procedure for transfer):

(A)          The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 30.5 (Procedure for transfer).

(B)           The proposed Transfer Date is [•].

(C)          The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) are set out in the Schedule.

3.            The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of clause 30.4 (Limitation of responsibility of Existing Lenders).

4.             The New Lender confirms that it is a Qualifying Lender.

5.            This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.             This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitments/rights and obligations to be transferred

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

BNP PARIBAS

By:

Schedule 8

INTENTIONALLY LEFT BLANK

Schedule 9

Form of Accession Letter

From:              [name of subsidiary] (the “Company”) and Kosmos Energy Finance International (the “Borrower”)

To:                            BNP PARIBAS (the “Facility Agent”)

Dated:

Dear Sirs

Kosmos Energy Finance International — Facility Agreement

dated [•] (the “Agreement”)

1.                                     We refer to the Agreement.  This is an Accession Letter.  Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                     The Company agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to clause [31.2 (Additional Borrowers)]/[31.4 (Additional Guarantor)] of the Agreement.  The Company is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                     The Company’s administrative details are as follows:

Address:

Fax No:

Attention:

4.                                     This Accession Letter is governed by English law.

This Accession Letter is entered into by deed.

[Borrower]	Kosmos Energy Finance International

Schedule 10

Form of Resignation Letter

From:              [resigning Obligor] and Kosmos Energy Finance International

To:                            BNP PARIBAS (the “Facility Agent”)

Dated:

Dear Sirs

Kosmos Energy Finance International — Facility Agreement

dated [•] (the “Agreement”)

1.                                     We refer to the Agreement.  This is a Resignation Letter.  Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                     Pursuant to clause [31.3 (Resignation of a Borrower)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a Borrower under the Agreement.

3.                                     We confirm that:

(a)                               no Default is continuing or would result from the acceptance of this request; and

(b)                               [•].

4.                                     This Resignation Letter is governed by English law.

[resigning Obligor]	Kosmos Energy Finance International

Schedule 11

Form of Compliance Certificate

To:                            BNP PARIBAS as (the “Facility Agent”)

From:              Kosmos Energy Finance International (the “Borrower”)

Date:

Dear Sirs

Kosmos Energy Finance International — Facility Agreement

dated [•] (the “Agreement”)

1.                                     We refer to the Agreement.  This is Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                     We confirm that as at [•], being the last occurring Forecast Date:

(A)                              the Field Life Cover Ratio was [•];

(B)                              the Loan Life Cover Ratio was [•];

(C)                              the DCR was [•]; and

(D)                              the ICR was [•],

in each case, as demonstrated by the current Forecast Assumptions.

3.                                     We set out below the calculations establishing the figures in paragraph 2 above:

[•]

4.                                     We confirm that as at [•], so far as we are aware having made diligent enquiries, no Default has occurred or is continuing.(1)

5.                                     The balance of each Debt Service Reserve Account is as follows:

[•]

(1)  Note — If this statement cannot be made, the certificate should identify any Default that has occurred or is continuing and the action taken, or proposed to be taken, to remedy it.

Yours faithfully

Authorised Signatory for Kosmos Energy Finance International	Authorised Signatory for Kosmos Energy Finance International

Schedule 12

Form of Letter of Credit

To:                            [Beneficiary] (the “Beneficiary”)

Date:

Irrevocable Standby Letter of Credit no.[•]

At the request and for the account of [•], [LC Issuing Bank] (the “LC Issuing Bank”) hereby establishes in your favour this irrevocable standby letter of credit (“Letter of Credit”) not exceeding the Total L/C Amount on the following terms and conditions:

1.                                     Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [•].

“Total L/C Amount” means an aggregate amount not to exceed $[•] (USD [insert amount in words] only).

2.                                     LC Issuing Bank’s agreement

(A)                              The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the LC Issuing Bank a duly completed Demand.  A Demand must be received by the LC Issuing Bank by [•] p.m. (London time) on the Expiry Date.  Multiple drawings are permitted.

(B)                              Subject to the terms of this Letter of Credit, the LC Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it shall pay to the Beneficiary the amount demanded in that Demand.

(C)                              The LC Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.                                     Expiry

(A)                              The LC Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the LC Issuing Bank as the date upon which the obligations of the LC Issuing Bank under this Letter of Credit are released.

(B)                              Unless previously released under paragraph (a) above, on [•] p.m. ([London] time) on the Expiry Date the obligations of the LC Issuing Bank under this Letter of Credit will cease with no further liability on the part of the LC Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(C)                              When the LC Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the LC Issuing Bank.

4.                                     Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                     Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, by registered mail or by courier on your letterhead, with the blanks appropriately completed, purportedly signed by your authorised officers bearing original handwritten signatures and must be received in legible form by the LC Issuing Bank at its address and by the particular department or officer (if any) as follows:

[•]

6.                                     Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.                                     Amendment

The Letter of Credit may be amended only by written instrument signed by the LC Issuing Bank and the Beneficiary.

8.                                     ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

9.                                     Governing Law

This Letter of Credit is governed by English law.

10.                              Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully,

[LC Issuing Bank]

By:

SCHEDULE

FORM OF DEMAND

To:                            [LC Issuing Bank]

Date:

Dear Sirs

Standby Letter of Credit no. [•] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit.  Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.                                     We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]].  We therefore demand payment of the sum of [•].

2.                                     The amount specified in paragraph 1 is not in excess of the Total L/C Amount.

3.                                     Payment should be made to the following account:

Name:

Account Number:

Bank:

4.                                     The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

Schedule 13

Form of Confidentiality Undertaking

To:                            [Purchaser’s details]

Re:

Kosmos Energy Finance International (the “Company”) and its USD 2 billion reserves based loan facility dated [                  ] 2011 (the “Facility”)

[insert date]

Dear Sirs

We understand that you are considering participating in the Facility.  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                     Confidentiality Undertaking: You undertake:

(A)                              to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures with a degree of care not less than that which you would apply to your own confidential information;

(B)                              to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us;

(C)                              to use the Confidential Information only for the Permitted Purpose;

(D)                              to ensure that any person to whom you pass any Confidential Information in accordance with paragraph 2 (unless disclosed under paragraph 2(B) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(E)                               not to make enquiries in relation to the Confidential Information of any other person, whether a third party or any member of the Group or any of their officers, directors, employees or professional advisers, save for such officers, directors, employees or professional advisers as may be expressly nominated by us for this purpose, provided that this paragraph shall not prevent or restrict you from conducting and completing all necessary and appropriate due diligence in accordance with your normal credit and underwriting approval processes and as required to be performed in order to obtain any requisite credit or underwriting approvals in relation to your possible participation in the Facility.

2.                                     Permitted Disclosure: We agree that you may disclose Confidential Information:

(A)                              to members of the Participant Group and their officers, directors, employees, consultants and professional advisers but only to the extent necessary for the proper fulfilment of the Permitted Purpose, provided that:

(i)                                   such information is disclosed strictly on a need to know basis and provided that the Confidential Information may not be disclosed to any person in the Participant Group who is not working directly on matters concerning your participation in the Facility; and

(ii)                                appropriate information barriers or other procedures as may be necessary are in place to ensure there can be no unauthorised disclosure of, or access to, the Confidential Information to any such person referred to in subparagraph (i) above;

(B)                              (i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(C)                              with our prior written consent.

3.                                     Notification of Required or Unauthorised Disclosure: You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) (in advance where reasonable and practicable) or immediately upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                     Return of Copies:  If we so request in writing, you shall return all Confidential Information supplied to you by us or any member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed in accordance with paragraph 2(B) above.

5.                                     Continuing Obligations:  The obligations in the preceding paragraphs of this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us, irrespective of their outcome.  Notwithstanding the previous sentence, the obligations in this letter shall cease twelve months after you have returned all Confidential Information and destroyed or permanently erased all copies of Confidential Information made by you to the extent required pursuant to paragraph 4 above.

6.                                     No Representation; Consequences of Breach, etc:  You acknowledge and agree that:

(A)                              neither we nor any of our officers, employees or advisers, and no other member of the Group and none of the officers, employees or advisers of any member of the Group (each a “Relevant Person”), (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any other member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(B)                              we and other members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you or any other person.

7.                                     Inside Information:  You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.  As a result of being given the Confidential Information you may well become insiders and, therefore, be unable to take certain actions which you would otherwise be able to take.

8.                                     No Waiver; Amendments, etc:  This letter shall not affect any other obligation owed by you to any member of the Group.  No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter.  The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us and you.

9.                                     Nature of Undertakings:  The undertakings and acknowledgements given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Group.

10.                              Third party rights:

(A)                             Each other member of the Group and each Relevant Person (each a “Third Party”) may enforce the terms of this letter by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”).  This paragraph 10(A) confers a benefit on each Third Party, and, subject to the remaining provisions of this paragraph 10, is intended to be enforceable by each Third Party by virtue of the Third Parties Act.

(B)                              Subject to paragraph 10(a), a person who is not a party to this letter has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this letter.

(C)                              Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any person to rescind or vary this letter at any time.

11.                              Counterparts: This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute one and the same instrument.

12.                              Governing Law and Jurisdiction:  Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this letter (including the agreement constituted by your acknowledgement of its terms), is to be governed by and determined in accordance with English law, and the parties submit to the non-exclusive jurisdiction of the English courts.

13.                              Definitions and Construction:  In this letter (including the acknowledgement set out below):

“Confidential Information” means any and all information relating to the Company, the Group and the Facility, provided to you by us or any member of the Group or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information and information regarding all discussions and negotiations between us (including information regarding the outcome of such discussions or negotiations), but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means, in respect of a person, that person and that person’s Holding Companies and each of their respective Subsidiaries;

“Holding Company” means, in relation to a company, any other company in respect of which it is a Subsidiary;

“Participant Group” means you, and each of your Holding Companies and Subsidiaries;

“Permitted Purpose” means considering and evaluating whether to enter into contracts with us in relation to your participation in the Facility; and

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [Seller’s details]

To:	[Seller’s details]

We acknowledge and agree to the above:

For and on behalf of [Purchaser’s details]

Schedule 14

Form of Deed of Subordination

THIS DEED is dated [                                   ] and made between:

(1)                                [•] (the “Obligor”);

(2)                                BNP PARIBAS in its capacity as Security Agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreement (the “Security Agent”) which expression includes its successors in title and assigns or any person appointed as an additional trustee for the purpose of and in accordance with the Intercreditor Agreement; and

(3)                                [•] (the “Subordinated Party”).

BACKGROUND:

(1)                                Under the Facility, the Lenders have agreed to make available $[•] billion loan facility to the Borrower.

(2)                                The Subordinated Party has agreed to make, or may in the future make, loans available to the Obligor.

(3)                                The Obligor and the Subordinated Party have agreed that the Subordinated Debt (as defined below) shall be subordinated to the claims of the Secured Parties on the terms of this Deed.

IT IS AGREED as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Definitions

In this Deed:

“Permitted Payment” means any payment or receipt expressly permitted by clause 4 (Permitted Payments) so long as it is so permitted.

“Subordinated Debt” means all present and future moneys, debts, obligations and liabilities which are, or are expressed to be, or may become due, owing or payable by the Obligor to the Subordinated Party (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) together with any related Additional Debt.

“Subordinated Documents” means any document evidencing or recording the terms of any Subordinated Debt.

“Subordination Period” means the period beginning on the date of this Deed and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid or discharged or satisfied in full and all commitments of the Secured Parties have expired or been cancelled.

1.2                              Incorporation of defined terms

Terms defined in clause 1 (Definitions) of the facility agreement made on or about the date of this Deed (the “Agreement”) by, inter alios, the parties to this Deed shall have the same meaning and construction when used herein.

1.3                              Construction of particular terms

The rules of construction and interpretation set out in clause 2 (Interpretation and Construction) of the Agreement shall apply to this Deed as if expressly set out herein.

1.4                              Third Party Rights

(a)                                Subject to clause 1.4(b), the parties to this Deed do not intend that any term of this Deed should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

(b)                                Each of the Secured Parties shall have the right to enforce the terms of this Deed.

2.                                     RANKING

(a)                                The Secured Liabilities shall rank senior in priority to the Subordinated Debt.

(b)                                Except as provided in this Deed, any payment in respect of the Subordinated Debt is conditional upon the expiry of the Subordination Period.

(c)                                 As between the Secured Parties, nothing in this Deed shall prejudice the ranking of the Secured Liabilities as set forth in the Intercreditor Agreement.

3.                                     UNDERTAKINGS

3.1                              Undertakings of the Obligor

(a)                                During the Subordination Period the Obligor shall not, and the Subordinated Party shall not require the Obligor to:

(i)                                    pay, repay or prepay any principal, interest or other amount on or in respect of, or make any distribution in respect of, or redeem, purchase, acquire or defease, any of the Subordinated Debt whether in cash or in kind;

(ii)                                 exercise any set-off against any Subordinated Debt;

(iii)                              create or permit to subsist any Security over any of its assets, or give any guarantee, for, or in respect of, any Subordinated Debt;

(iv)                             amend, terminate or give any waiver or consent under the Subordinated Documents, other than any amendment, termination, waiver or consent purely of a technical or administrative nature; or

(v)                                take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed might be impaired or terminated.

(b)                                Notwithstanding paragraph (a) above, the Obligor may:

(i)                                    do anything prohibited by paragraph (a) above with the prior written consent of the Security Agent; and

(ii)                                 make any Permitted Payment.

3.2                              Undertakings of the Subordinated Party

(a)                                During the Subordination Period, the Subordinated Party shall not:

(i)                                    demand or receive payment, repayment or prepayment of any principal, interest or other amount on or in respect of, or any distribution in respect of, the Subordinated Debt in cash or in kind or apply any money or property in or towards discharge of the Subordinated Debt;

(ii)                                 exercise any set-off against the Subordinated Debt;

(iii)                              permit to subsist or receive any Security, or any guarantee, for, or in respect of, the Subordinated Debt;

(iv)                             amend, terminate or give any waiver or consent under any Subordinated Document, other than any amendment, termination, waiver or consent purely of a technical or administrative nature; or

(v)                                take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed might be impaired;

(vi)                             take any Enforcement Action in relation to the Subordinated Debt; or

(vii)                          assign, transfer or otherwise dispose of any of its rights, benefit, title or interest in or to the Subordinated Debt.

(b)                                Notwithstanding paragraph (a) above, the Subordinated Party may:

(i)                                    do anything prohibited by paragraph (a) above with the prior written consent of the Security Agent; and

(ii)                                 receive and retain a Permitted Payment.

4.                                     PERMITTED PAYMENTS

Subject to clause 6 (Turnover) and clause 7 (Subordination on Insolvency), unless:

(a)                                a Default is continuing; or

(b)                                an Insolvency Event or Insolvency Proceedings have occurred in which case clause 7 (Subordination on Insolvency) applies; or

(c)                                 the aggregate of the outstandings under the Facility on the most recent Forecast Date exceeds the Borrowing Base Amount pursuant to clause 10.3 (Aggregate outstandings exceed the Borrowing Base Amount) of the Agreement and the earlier of the date of the mandatory prepayment to cure the deficiency or the date which is 90 days following that Forecast Date has not occurred, (in which case the provisions of clause 7 (Subordination on Insolvency) shall apply), the Obligor may pay and the Subordinated Party may receive and retain payments of [of interest and principal] on the Subordinated Debt in accordance with clause 21.2 (Withdrawals — No Default Outstanding) of the Agreement, such payment or receipt to include payment or receipt by way of set-off.

5.                                     REPRESENTATIONS

5.1                              Representations of the Subordinated Party

The Subordinated Party makes the representations and warranties set out in this clause 5.1 on the date of this Deed:

(a)                                It is duly incorporated (if a corporate person) or duly established (in any other case except for a natural person) and validly existing under the law of its jurisdiction of incorporation or formation.

(b)                                It has the power to own its assets and carry on its business as it is being and is proposed to be, conducted, and it has the power to enter into and perform all its obligations under this Deed and the transactions contemplated by this Deed.

(c)                                 The obligations expressed to be assumed by it under this Deed are legal, valid, binding and enforceable obligations.

(d)                                The entry into and performance by it of, and the transactions contemplated by, this Deed does not and will not conflict with:

(i)                                   any law applicable to it;

(ii)                                its constitutional documents; or

(iii)                             any agreement or instrument binding upon it or any of its assets.

(e)                                 It has (or had at the relevant time) the power and authority to execute and deliver this Deed and it has the power and authority to perform its obligations under this Deed and the transactions contemplated thereby.

(f)                                  All Required Approvals have been obtained or effected and are in full force and effect where a failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(g)                                 It is the sole beneficial owner of the Subordinated Debt owed to it.

5.2                              Repetition

Each of the representations and warranties in clause 5.1 (representations of the subordinated party) will be repeated on the date of each utilisation date and on the first day of each interest period.  Where a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.

6.                                     TURNOVER

During the Subordination Period, if the Subordination Party received or recovers:

(a)                                a payment (other than a Permitted Payment) in cash or in kind or distribution in respect of any of the Subordinated Debt from the Obligor or any other source; or

(b)                                the proceeds of any enforcement of any Security or any guarantee or other assurance against financial loss for any Subordinated Debt,

in each case, in contravention of clause 2 (Ranking) or 3 (Undertakings), the Subordinated Party shall:

(i)                                    within three (3) Business Days notify details of the receipt or recovery to the Security Agent;

(ii)                                 hold any such assets and moneys received or recovered by it (up to a maximum of an amount equal to the Secured Liabilities on trust for the Security Agent for application against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement; and

(iii)                              within three (3) Business Days of demand by the Security Agent, pay an amount equal to such receipt or recovery (up to a maximum of an amount equal to the Secured Liabilities) to the Security Agent for application against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement.

7.                                     SUBORDINATION ON INSOLVENCY

7.1                              Subordination

If an Insolvency Event or Insolvency Proceedings occur, the Subordinated Debt will be subordinate to the Secured Liabilities.

7.2                              Filing of Claims

(a)                                If an Insolvency Event or Insolvency Proceedings occur or any Event of Default is continuing, the Security Agent may, and is hereby irrevocably authorised on behalf of the Obligor and the Subordinated Party to:

(i)                                    take any Subordinated Debt Enforcement Action;

(ii)                                 demand, claim, enforce and prove for the Subordinated Debt;

(iii)                              file claims and proofs, give receipts and take any proceedings in respect of filing such claims or proofs and do anything which the Security Agent reasonably considers necessary or desirable to recover the Subordinated Debt; and

(iv)                            receive all distributions of the Subordinated Debt for application first against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement.

(b)                                If and to the extent that the Security Agent is not entitled, or elects not, to take any of the action mentioned in paragraph (a) above, the Subordinated Party will do so promptly on request by the Security Agent.

7.3                              Distributions

If an Insolvency Event or Insolvency Proceedings occur, the Subordinated Party will:

(a)                                hold all payments and distributions in cash or in kind received or receivable by it in respect of the Subordinated Debt on trust for the Security Agent and promptly pay the same for application first against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement;

(b)                                within three Business Days of demand by Security Agent, pay an amount equal to any Subordinated Debt owing to it and discharged by set-off or otherwise to the Security Agent for application in accordance first against the Secured Liabilities in accordance with the order and priority set fourth in the Intercreditor Agreement;

(c)                                 promptly direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Obligor or their proceeds to pay any and all distributions in respect of the Subordinated Debt directly to the Security Agent; and

(d)                                promptly undertake any action requested by the Security Agent to give effect to this clause 7.3.

7.4                              Voting

(a)                                If an Insolvency Event or Insolvency Proceedings occur:

(i)                                    the Security Agent may, and is hereby irrevocably so authorised on behalf of the Subordinated Party, to exercise all powers of convening meetings, voting and representation in respect of the Subordinated Debt; and

(ii)                                 the Subordinated Party shall promptly execute and/or deliver to the Security Agent such forms of proxy and representation as it may require to facilitate any such action.

(b)                                If and to the extent that the Security Agent is not entitled, or elects not, to exercise a power under paragraph (a) above, the Subordinated Party will:

(i)                                    exercise that power in such manner as the Security Agent directs; and

(ii)                                 exercise that power so as not to impair the ranking and/or subordination contemplated by this Deed.

8.                                     PROTECTION OF SUBORDINATION

8.1                              Continuing subordination

The subordination provisions in this Deed shall remain in full force and effect by way of continuing subordination and shall not be affected in any way by any intermediate payment or discharge in whole or in part of the Secured Liabilities.

8.2                              Waiver of defences

Neither the subordination in this Deed nor the obligations of the Obligor or the Subordinated Party shall be affected in any way by an act, omission, matter or thing which, but for this clause 8, would reduce, release or prejudice the subordination or any of those obligations in whole or in part, including, without limitation, the following:

(a)                                any time, waiver or consent granted to, or composition with, any person;

(b)                                the release of any person under the terms of any composition or arrangement with any creditor of any person;

(c)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(e)                                 any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatever nature) or replacement of any Finance Document or any other document or security;

(f)                                  any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)                                 any insolvency or similar proceedings; or

(h)                                any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any person under any Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

8.3                              Immediate recourse

The Subordinated Party waives any right it may have of first requiring the Security Agent (or any other trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person claiming the benefit of this Deed.  The Security Agent may refrain from applying or enforcing any money, rights or security.

8.4                              Appropriations

The Security Agent (or any trustee or agent on its behalf) may, subject to its obligations under this Deed:

(a)                                apply any moneys or other assets received or recovered by it under this Deed or from any person against the Secured Liabilities, in accordance with the order and priority set forth in the Intercreditor Agreement;

(b)                                apply any moneys or other assets received or recovered by it from any person (other than any moneys or other assets received or recovered under the applicable Finance Documents or under this Deed) against any liability of the relevant person to it other than the Secured Liabilities owed to it; and

(c)                                 unless or until such moneys or other assets received or recovered by it under the applicable Finance Documents or under this Deed in aggregate are sufficient to end the Subordination Period if otherwise applied in accordance with the provisions of this Deed, hold in an interest-bearing suspense account any moneys or other assets received from any person.

9.                                     PRESERVATION OF DEBT

9.1                              Preservation of Subordinated Debt

Notwithstanding any term of this Deed postponing, subordinating or preventing the payment of all or any part of the Subordinated Debt, the Subordinated Party shall, as between the Obligor and the Subordinated Party, be deemed to remain owing or due and payable (and interest, default interest or indemnity payments shall continue to accrue) in accordance with the Subordinated Documents.

9.2                              No liability

The Security Agent will have no liability to the Obligor or to the Subordinated Party for any act, default, or omission in relation to the manner of exercise or any non-exercise of its rights, remedies, powers, authorities or discretions under this Deed or any failure to collect or preserve any Subordinated Debt or delay in doing so.

10.                              SUBROGATION

If any of the Secured Liabilities are wholly or partially paid out of any proceeds received in respect of or on account of the Subordinated Debt, the Subordinated Party will to that extent be subrogated to the Secured Liabilities so paid (and all securities and guarantees for those Secured Liabilities), but not before the expiry of the Subordination Period.

11.                              NO OBJECTION BY SUBORDINATED PARTY

The Subordinated Party is deemed to consent to, and the Subordinated Party shall not have any claim or remedy against the Obligor or any Secured Party by reason of:

(a)                                the entry by any of them into any Finance Document or any other agreement between any Secured Party and the Obligor;

(b)                                any waiver or consent given by any Secured Party under any Finance Document or any such other agreement; or

(c)                                 any requirement or condition imposed by or on behalf of any Secured Party under any Finance Document or any such other agreement,

from time to time which breaches or causes an event of default or potential event of default (however described) under any Subordinated Document.

12.                              POWER OF ATTORNEY

(a)                                During the Subordination Period, the Subordinated Party, by way of security for the obligations of the Subordinated Party under this Deed, irrevocably appoints Security Agent as its attorney (with full power of substitution and delegation), on its behalf and in its name or otherwise as its act and deed, and in such manner as the attorney thinks fit to do anything which the Subordinated Party is obliged to do under this Deed but has not done, and the taking of action by the attorney shall (as between it and any third party) be conclusive evidence of its right to take such action.

(b)                                The Subordinated Party ratifies and confirms and agrees to ratify and confirm everything that such attorney does or purports to do in the exercise or purported exercise of the power of attorney granted by it in this clause 12.

13.                              NEW MONEY

The Subordinated Party agrees and acknowledges that the Secured Parties may, at their discretion, increase any amounts payable or make further advances under the Finance Documents and/or make further facilities available to the Borrower.  Any such increased payments, further advances and/or additional facilities will be deemed to be made under the terms of the Finance Documents.

14.                              FAILURE OF TRUSTS

If any trust intended to arise pursuant to any provision of this Deed fails or for any reason (including the laws of any jurisdiction in which any assets, moneys, payments or distributions may be situated) cannot be given effect to, the Subordinated Party will pay to the Security Agent for application against the Secured Liabilities an amount equal to the amount (or the value of the relevant assets) intended to be so held on trust for the Security Agent.

15.                              TRUSTS

(a)                                The Security Agent shall hold the benefit of this Deed upon trust for itself and the other relevant Secured Parties.

(b)                                The perpetuity period of the trusts created under this Deed shall be 125 years.

16.                              NON-CREATION OF CHARGE

No provision of this Deed is intended to or shall create a charge or other security.

17.                              CERTIFICATES AND DETERMINATIONS

Any certification or determination by the Security Agent of a rate or amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

18.                              CHANGES TO THE PARTIES

18.1                       The Obligor and the Subordinated Party

Neither the Obligor nor the Subordinated Party may assign or transfer any of its rights or obligations under this Deed without prior written consent of the Security Agent.

18.2        The Security Agent

(a)           The Security Agent may assign or otherwise dispose of all or any of its rights under this Deed as permitted under the Finance Documents.

(b)           References in this Deed to the Security Agent include any successor in title and assigns or any person appointed as an additional trustee for the purposes of and in accordance with the Intercreditor Agreement.

19.          INFORMATION

19.1        Defaults

Any Subordinated Creditor will notify the Security Agent, of the occurrence of an event of default or potential event of default (however described) under or breach of any Subordinated Document, promptly upon becoming aware of it.

19.2        Amounts of Subordinated Debt

Any Subordinated Creditor will, on request by the Security Agent from time to time notify it of details of the amount of outstanding Subordinated Debt.

20.          NOTICES

20.1        Communications in writing

Any communication or document to be made or delivered under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made or delivered by fax or letter.

20.2        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Deed is that identified in accordance with the terms of this Agreement (or in the case of the Subordinated Party, the Finance Documents to which it is a party) or otherwise as notified to the other parties on the date of this Deed, or any substitute address, fax number or department or officer as the party notifies to the other parties by not less than five Business Days’ notice.

20.3        Delivery

Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

(a)           if by way of fax, when received in legible form; or

(b)           if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 20.2 (Addresses), if addressed to that department or officer.

20.4        English language

Any notice given under or in connection with this Deed must be in English.

21.          REMEDIES AND WAIVERS

No delay or omission by the Security Agent in exercising any right provided by law or under this Deed shall impair, affect, or operate as a waiver of, that or any other right.  The single or partial exercise by the Security Agent of any right shall not, unless otherwise expressly stated, preclude or prejudice any other or further exercise of that, or the exercise of any other, right.  The rights of the parties under this Deed are in addition to and do not affect any other rights available to them by law.

22.          PARTIAL INVALIDITY

(a)           If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction or any other jurisdiction will in any way be affected or impaired.

(b)           The parties shall enter into good faith negotiations, but without any liability whatsoever in the event of no agreement being reached, to replace any illegal, invalid or unenforceable provision with a view to obtaining the same commercial effect as this Deed would have had if such provision had been legal, valid and enforceable.

23.          AMENDMENTS

No amendment may be made to this Deed (whether in writing or otherwise) without the prior written consent of the parties to this Deed.

24.          COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but will not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Deed, but all the counterparts will together constitute one and the same instrument.

25.          EXECUTION AS A DEED

Each of the parties to this Deed intends it to be a deed and confirms that it is executed and delivered as a deed, in each case notwithstanding the fact that any one or more of the parties may only execute it under hand.

26.          ENFORCEMENT

26.1        Jurisdiction

(a)           The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)           The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)           This clause 26.1 is for the benefit of the Security Agent only.  As a result but subject to paragraph (d) below, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

(d)           The Subordinated Party agrees that it will not take proceedings relating to a Dispute in relation to the Subordinated Debt in any other courts with jurisdiction.

26.2        Service of process

(a)           Without prejudice to any other mode of service allowed under any relevant law the Subordinated Party (which is not incorporated in England and Wales) irrevocably appoints [name] of [address] as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed.

(b)           The Subordinated Party agrees that failure by a process agent to notify the relevant party of the process will not invalidate the proceedings concerned.

27.          FURTHER ASSURANCE

Each of the Obligor and the Subordinated Party agrees that it will promptly, at the direction of the Security Agent (acting reasonably), execute and deliver at its own expense any document (to be executed as a deed or under hand) and do any act or thing in order to confirm or establish the validity and enforceability of the subordination effected by, and the obligations of the Obligor and the Subordinated Party under, this Deed.

28.          GOVERNING LAW

This Deed is governed by and is to be construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and construed in accordance with English law.

IN WITNESS of which this document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

Executed and Delivered as a Deed by	)
[name of Obligor] in the presence of:	)
	)	Per:
		Title:	Director/Attorney-in-Fact
Name:

Witness’s Signature

(Name)

(Address)

(Occupation)

Executed as a deed BNP PARIBAS
acting by [a director and its	Director
[secretary/two directors]]

[Secretary/Director]

[Address:

Fax Number:

Department:

Attention:]

Executed as a deed [name of Subordinated
Party] acting by [a director and its	Director
[secretary/two directors]]

[Secretary/Director]

[Address:

Fax Number:

Department:

Attention:]

Schedule 15

Part I
Form of Sources and Uses Statement

“A ” is the aggregate of:	$ 000’s	“B” is the aggregate of:	$ 000’s

Net Cash Flow minus Facility debt service (ds) for next 12 months as derived from latest Forecast		committed exploration and appraisal costs for next 12 month period, not included in Net Cash Flow calculation, for Obligor group

Net free cash-flows after ds for next 12 month period from KEO assets other than the Borrowing Base Assets from Obligor group corporate cash-flow model using same economic assumptions as in Forecast		committed development costs, not included in Net Cash Flow calculation, for the next 12 months for Obligor group

Cash balance of Obligors excluding balances of accounts used as collateral for Secured LCs or other specific purposes (other than such balances securing amounts taken into account in “B”)		payment obligations under rigs contracts or other similar operational contracts, for the next 12 months, not included in the Net Cash Flow, for Obligor group

Total Available Facility Amount less Relevant Capital Expenditures		payment obligations under a sale and purchase agreement in the context of an acquisition or otherwise, not included in the Net Cash Flow, for Obligor group for the next 12 months any off balance sheet or contingent liability as per the capital commitments noted in the latest consolidated financials for KEO which could reasonably be expected to entail a cash outflow for the next 12 months

Any other committed undrawn and uncancelled amount available under any other external finance source of KEO		approximate dividends or other shareholder payments projected to be paid by the Obligors for the next 12 months

Amount provided by a person/persons to KEO or Obligors made available for the purpose of meeting projected liabilities unrelated to the Borrowing Base Assets that the Facility Agent is satisfied will be available scheduled and default interest, fees, costs and expenses related to the Revolving Credit Facility and HY Notes otherwise referred to as Scheduled KEL Debt Payments over the next 12 months any other material committed liability for the next 12 months period including any guarantee, indemnity or other contingent liability, which could be reasonably be expected to entail a cash outflow for the next 12 month period

TOTAL OBLIGOR GROUP	TOTAL OBLIGOR GROUP

Schedule 15

Part II
Form of Liquidity Statement

“A ” is the aggregate of:	$ 000’s	“B” is the aggregate of:	$ 000’s

Net Cash Flow minus Facility debt service (ds) for next 12 months as derived from latest Forecast		committed exploration and appraisal costs for next 12 month period, not included in Net Cash Flow calculation, for KEO and its subsidiaries

Net free cash-flows after ds for next 12 month period from KEO assets other than the Borrowing Base Assets from Obligor group corporate cash-flow model using same economic assumptions as in Forecast		committed development costs, not included in Net Cash Flow calculation, for the next 12 months for KEO and its subsidiaries

Cash balance of KEO and its subsidiaries excluding balances of accounts used as collateral for Secured LCs or other specific purposes (other than such balances securing amounts taken into account in “B”)

payment obligations under rigs contracts or other similar operational contracts, for the next 12 months, not included in the Net Cash Flow, for KEO and its subsidiaries

Total Available Facility Amount less Relevant Capital Expenditures		payment obligations under a sale and purchase agreement in the context of an acquisition or otherwise, not included in the Net Cash Flow, for KEO and its subsidiaries for the next 12 months any off balance sheet or contingent liability as per the capital commitments noted in the latest consolidated financials for KEO which could reasonably be expected to entail a cash outflow for the next 12 months

Any other committed undrawn and uncancelled amount available under any other external finance source of KEO	approximate dividends or other shareholder payments projected to be paid by KEO and/or its subsidiaries for the next 12 months

Amount provided by a person/persons to KEO or Obligors made available for the purpose of meeting projected liabilities unrelated to the Borrowing Base Assets that the Facility Agent is satisfied will be available (including amounts available to be drawn under RCF)

scheduled and default interest, fees, costs and expenses related to the Revolving Credit Facility and HY Notes otherwise referred to as Scheduled KEL Debt Payments over the next 12 months any other material committed liability for the next 12 months period including any guarantee, indemnity or other contingent liability, which could be reasonably be expected to entail a cash outflow for the next 12 month period

TOTAL KEO AND ITS SUBSIDIARIES	TOTAL KEO AND ITS SUBSIDIARIES

Schedule 16
(Copy of ORGL LC)

SCHEDULE 2
AMENDED AND RESTATED CHARGE OVER SHARES IN KEO

AMENDED AND RESTATED PURSUANT TO A DEED OF AMENDMENT AND RESTATEMENT DATED 14 JANUARY 2014 AND FURTHER AMENDED AND RESTATED PURSUANT TO A DEED OF AMENDMENT AND RESTATEMENT DATED 14 MARCH 2014

DATED 28 MARCH 2011

KOSMOS ENERGY HOLDINGS
as Chargor

BNP PARIBAS
as Security Agent

and

KOSMOS ENERGY OPERATING
as the Company

CHARGE OVER SHARES IN KOSMOS ENERGY OPERATING

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(SRG/JRR/PMZH)

24.	RIGHTS AND WAIVERS	26

25.	INVALIDITY	27

26.	ASSIGNMENT	27

27.	GOVERNING LAW	28

28.	JURISDICTION	28

29.	SERVICE OF PROCESS	29

30.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	30

31.	COUNTERPARTS	30

Schedule 1 ORIGINAL SHARES		31

Schedule 2 FORM OF TRANSFERS		32

Schedule 3 WRITTEN RESOLUTIONS OF THE SOLE SHAREHOLDER OF THE COMPANY		33

Schedule 4 LETTERS OF RESIGNATION		35

Schedule 5 LETTER OF UNDERTAKING TO REGISTER SHARE TRANSFER		37

THIS CHARGE OVER SHARES dated 28 March 2011 is made as a deed, as amended and restated on 14 January 2014 and as further amended and restated on

BETWEEN

1.                                     KOSMOS ENERGY HOLDINGS, a company incorporated under the laws of the Cayman Islands with registered number 133483 and having its registered office at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (the “Chargor”);

AND

2.                                     BNP PARIBAS (in its capacity as Security Agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreement) (the “Security Agent” which expression includes its successors in title and assigns or any person appointed as an additional agent for the purpose of and in accordance with the Intercreditor Agreement);

AND

3.                                     KOSMOS ENERGY OPERATING, a company duly incorporated with limited liability under the laws of the Cayman Islands with registration number 231417 and having its registered office at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (the “Company”).

RECITALS:

(A)                              Pursuant to the Facility Agreement the Original Lenders have agreed to make available to the Borrower the Facility.

(B)                              It is a condition precedent to the Facility being utilised that the Chargor enters into this Agreement.

(C)                              It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.

(D)                              The Security Agent is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.

(E)                               The Company has agreed to give certain representations and warranties and covenants as a condition precedent to the Facility being utilised.

NOW THIS DEED WITNESSES as follows:

1.                                     INTERPRETATION

1.1                              Definitions

Terms defined in Clause 1.1 (Definitions) of the Facility Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

1.2                              Additional definitions

In this Deed:

“Adverse Security Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises, that event (or series of events) or circumstance (or any effect or consequence thereof), in the opinion of the Majority Lenders, would reasonably be expected to materially and adversely affect any Security Interests of the Finance Parties created or contemplated pursuant to the Finance Documents in respect of the Borrowing Base Assets.

“Charge” means all or any of the Security created, or which may at any time be created, under or pursuant to or evidenced by this Deed.

“Charged Property” means the Original Shares, any Further Shares, any Derived Assets and any Dividends.

“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 11.5 (Delegation).

“Derived Assets” means all Shares, rights or other property of a capital nature which accrue or are offered, issued or paid at any time (by way of bonus, rights, redemption, conversion, exchange, substitution, consolidation, reclassification, subdivision, preference, warrant, option, purchase, stock split or otherwise) in respect of:

(A)                               the Original Shares; or

(B)                               any Further Shares; or

(C)                               any Shares, rights or other property previously accruing, offered, issued or paid as mentioned in this definition.

“Dividends” means all dividends, and other distributions, interest and other income paid or payable in respect of the Original Shares, any Further Shares or any Derived Assets.

“Facility Agreement” means the agreement dated on or about the date of this Deed (as may be amended from time to time) and entered into between, inter alios, Kosmos Energy Finance International as Original Borrower, KEG, KED, KEI and the Company as guarantors, and the financial institutions listed therein as the Original Lenders.

“Further Shares” means all Shares in the capital of the Company (other than the Original Shares and any Shares comprised in any Derived Assets) which the Chargor may from time to time hold.

“LPA” means the Law of Property Act 1925 of England and Wales.

“Original Shares” means all of the Shares in the capital of the Company as listed in Schedule 1 (Original Shares).

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“Permitted Transferee” means any person  falling within paragraph (ii) of the definition of “Permitted Transferee” in Clause 10.6 (Change of Control) of the Facility Agreement.

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Deed.

“Register of Members” means the register of members of the Company maintained by the Company in accordance with the Companies Law (2010 Revision) of the Cayman Islands.

“Rights” means rights, benefits, powers, privileges, authorities, discretions and remedies (in each case, of any nature whatsoever).

“Security” includes any mortgage, fixed or floating charge, encumbrance, lien, pledge, hypothecation, assignment by way of security, or title retention arrangement (other than in respect of goods purchased in the ordinary course of trading), and any agreement or arrangement having substantially the same economic or financial effect as any of the foregoing (including any “hold back” or “flawed asset” arrangement).

“Shares” means stocks, shares and other securities of any kind.

“Subsidiary” means a subsidiary of the Company which is also an Obligor.

“Tax Deduction” has the meaning given to that term in Clause 15 (Tax Gross-up and Indemnities) of the Facility Agreement.

“Working Hours” means 9.30 a.m. to 5.00 p.m. London (United Kingdom) time on a Business Day.

1.3                              References and Construction

(A)                               The rules of interpretation and construction set out in Clause 1.2 (Construction of particular terms) and Clause 1.3 (Interpretation) of the Facility Agreement shall apply to this Deed as if set out in full herein.

(B)                               Except to the extent that the context otherwise requires, any reference in this Deed to “this Deed” or any other deed, agreement or instrument or “Finance Document” is a reference to this Deed or, as the case may be, the relevant deed, agreement, instrument or “Finance Document” as amended, supplemented, replaced or novated from time to time and includes a reference to any document which amends, supplements, replaces, novates or is entered into, made or given pursuant to or in accordance with any of the terms of this Deed or, as the case may be, the relevant deed, agreement or instrument.

2.                                     LIMITED RECOURSE

Notwithstanding any other provision of the Finance Documents, recourse against or to the Chargor in respect of the Secured Liabilities, and any other liability whatsoever arising out of or in respect of this Deed, is in all cases expressly limited to the right to enforce the Security granted pursuant to this Charge and any other Security Document

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executed by the Chargor and the application of the proceeds of any enforcement of such Security against the Secured Liabilities and to no other remedy.  In no event shall the Security Agent or any other Finance Party take any other enforcement action against, or make any claim against, the Chargor arising out of or in respect of this Deed, any undertaking or warranty given hereunder or the Security granted hereunder, including but without limitation any claim at law or equity, any claim under statute (including any law of insolvency proceedings or any claim against any other assets of the Chargor).  Any such right to make such a claim or to take any other enforcement action is irrevocably waived.  In the event that the Secured Liabilities exceed the amount of the proceeds of the enforcement of the Security granted pursuant to this Charge (the “Proceeds”) or if the Security Agent or any other Secured Party would otherwise have any right to claim payment from the Chargor of any amount exceeding the Proceeds, such right shall be automatically extinguished as against the Chargor only.

3.                                     COVENANT TO PAY AND CHARGE

3.1                              Covenant to pay

Subject to Clause 2, the Chargor covenants with the Security Agent that it shall discharge each of the Secured Liabilities on their due date in accordance with their respective terms.

3.2                              Creation of charge

(A)                             Subject to paragraph (B) below, the Chargor, as continuing security for the payment and discharge of all Secured Liabilities, charges with full title guarantee all its Rights, title and interest in and to the Charged Property by way of a first ranking fixed equitable charge in favour of the Security Agent.

(B)                             Notwithstanding anything in this Deed, to the extent that any Required Approvals in respect of the creation, granting or perfecting of the Security created under this Deed are or become required by law and/or by the Petroleum Agreements, this Deed shall not grant rights or impose obligations, which are contrary to Ghanaian law or a breach of the Petroleum Agreements.

4.                                     COVENANT TO DEPOSIT AND FURTHER ASSURANCES

4.1                              Original Shares and Further Shares

The Chargor shall, immediately after the execution of this Deed in the case of the Original Shares, and upon coming into the possession of the Further Shares, deliver or cause to be delivered to the Security Agent:

(A)                             all share certificates (if any), documents of title and other documentary evidence of ownership representing such Shares and a certified copy of the Register of Members of the Company showing the Chargor as registered owner of such Shares;

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(B)                             an executed but undated share transfer instrument in respect of the Original Shares or Further Shares in favour of the Security Agent or its nominees (as the Security Agent shall direct) substantially in the form set out in Schedule 2 (Form of Transfers) to this Deed and any other documents which from time to time may be requested by the Security Agent in order to enable the Security Agent or its nominees or after the occurrence of an Event of Default that is continuing, any purchaser, to be registered as the owner or otherwise obtain legal title to the Shares in each case at the time and in the manner permitted under Clause 8 (Enforcement); and

(C)                             an executed irrevocable undertaking from the Company to register, and permit the Security Agent to register, transfers of the Original Shares or Further Shares to the Security Agent or its nominee in the form set out in Schedule 5 to this Deed.

4.2                              The Chargor shall, immediately after execution of this Deed, instruct its registered office provider to enter particulars as required by the Companies Law (2010 Revision) of the Cayman Islands of the security interests created pursuant to this Deed in the Register of Mortgages and Charges of the Chargor and immediately after entry of such particulars has been made, provide the Security Agent with a certified true copy of the updated Register of Mortgages and Charges.

4.3                              The Chargor shall, immediately after execution of this Charge procure that the following annotation be entered on the Register of Members of the Company:

“All the ordinary shares issued as fully paid up and registered in the name of Kosmos Energy Holdings are charged in favour of BNP Paribas pursuant to a share charge dated                                               , as amended from time to time.”

4.4                              The Chargor shall, immediately after execution of this Charge, provide the Security Agent with a certified true copy of the Register of Members of the Company with the annotation referred to in Clause 4.3.

4.5                              The Chargor shall, on or prior to the date of execution of this Deed, deliver, or cause to be delivered, to the Security Agent a certified copy of written resolutions of the sole shareholder of the Company in the form set out in Schedule 3 to this Deed.

4.6                              Derived Assets

The Chargor shall, within two Business Days of the accrual, offer, issue or payment of any Derived Assets, deliver or pay to the Security Agent or procure the delivery or payment to the Security Agent of:

(A)                             all such Derived Assets or the share certificates, renounceable certificates, letters of allotment, documents of title and other documentary evidence of ownership in relation to them;

(B)                             an executed but undated share transfer certificate in respect of any Shares comprised in such Derived Assets in favour of the Security Agent or its nominees (as the Security Agent shall direct) substantially in the form set out in

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Schedule 2 (Form of Transfers) to this Deed and any other documents which from time to time may be requested by the Security Agent in order to enable the Security Agent or its nominees or after the occurrence of an Event of Default that is continuing, any purchaser, to be registered as the owner or otherwise obtain legal title to the Shares comprised in such Derived Assets at the time or in the manner permitted under Clause 8 (Enforcement); and

(C)                             an executed irrevocable undertaking from the Company to register, and permit the Security Agent to register, transfers of the Shares comprised from any Derived Assets to the Security Agent or its nominee in the form set out in Schedule 5 to this Charge.

4.7                              Further Assurances

(A)                             In addition to and without prejudice to anything else contained in this Deed, the Chargor shall, at its own cost, promptly execute and do all such deeds, instruments, transfers, assignments, mortgages, charges, renunciations, proxies, notices, documents, assurances, instructions, acts and things in such form as the Security Agent may from time to time reasonably require:

(i)                                   for perfecting, preserving or protecting the Charge created or intended to be created in respect of the Charged Property or the priority of the Charge which may include the execution by the Chargor of a mortgage, charge, or assignment over all or any of the assets constituting or intended to constitute, the Charged Property; and

(ii)                               for facilitating the realisation of the Charge or the exercise of any Rights vested in the Security Agent,

provided that the Chargor shall be entitled to remain as the registered holder of the Charged Property unless the Charge becomes enforceable.

(B)                               The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 4.7(A):

(i)                                  the Chargor has the right to take such action in respect of the Charged Property; and

(ii)                               the Chargor will at its own cost do all that it reasonably can to give the Security Agent or its nominee the title and/or rights that it purports to give.

4.8                              The Chargor hereby agrees to deliver, or cause to be delivered, to the Security Agent on the date hereof executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors of the Company in the forms set out in Parts I and II of Schedule 4 (Letters of Resignation) to this Deed.

4.9                              The Chargor will deliver or cause to be delivered to the Security Agent promptly after the appointment of any further director of the Company the items listed in Clause 4.8 (with respect to each newly appointed director).

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4.10                       The Security Agent hereby agrees not to date, deliver and/or give effect to any such letters of resignation as are to be provided pursuant to Clauses 4.8 and 4.9 of this Deed unless and until the Charge has become enforceable (and so long as an Event of Default is continuing).

5.                                     REPRESENTATIONS AND WARRANTIES

5.1                              Nature of security

Subject to Clause 2 (Limited Recourse), the Chargor represents and warrants to the Security Agent (and acknowledges that the Security Agent has become a party to this Deed in full reliance on these representations and warranties) that:

(A)                             it is an exempted company with limited liability duly incorporated and validly existing under the laws of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

(B)                             this Deed constitutes its valid, legally binding and enforceable obligations in accordance with its terms (subject to any limitation on enforcement under law or general principles of equity or qualifications which are specifically set out in any legal opinion delivered as a Condition Precedent or in connection with the execution of this Deed) and that, so far as it is aware having made all due and careful enquiry, this Deed is in full force and effect;

(C)                             subject to any limitations on enforcement under law or general principles of equity or qualifications set out in any legal opinion delivered as a Condition Precedent or in connection with the execution of this Deed, the Charge constitutes a first ranking fixed equitable charge over the Charged Property and such Charged Property is not subject to any other Security Interest that is not permitted pursuant to the terms of the Facility Agreement;

(D)                             the entry into and performance by it of, and the transactions contemplated by, this Deed (including any transfer of the Original Shares, Further Shares or Derived Assets on creation or enforcement of the security constituted by this Deed) do not conflict with:

(i)                                    any applicable law or regulation;

(ii)                                 its constitutional documents; or

(iii)                              any agreement binding upon it,

to the extent which has, or could reasonably be expected to have, a Material Adverse Effect;

(E)                              it is the sole legal and beneficial owner of all of the Charged Property;

(F)                               it has not sold, transferred, lent, assigned, parted with its interest in, disposed of, granted any option in respect of or otherwise dealt with any of its Rights, title and interest in and to the Charged Property, or agreed to do any of the

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foregoing (otherwise than pursuant to and in accordance with this Deed or pursuant to and in accordance with an IPO Reorganisation);

(G)                             the Original Shares, any Further Shares and any Shares comprised in any Derived Assets are fully paid non-assessable and there are no moneys or liabilities outstanding in respect of any of the Charged Property and the Original Shares, any Further Shares and any Shares comprised in any Derived Assets have not been redeemed nor cancelled in any way;

(H)                            the Original Shares, any Further Shares and any Shares comprised in any Derived Assets have been duly authorised and validly issued and are free from any restrictions on transfer or disposal, or rights of pre-emption or purchase, or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by the Security Agent, should it come to enforce its security over the Charged Property and are shares in the capital of a Cayman Islands exempted company;

(I)                                 it has the power and authority to execute and deliver this Deed and it has the power and authority to perform its obligations under this Deed and the transactions contemplated hereby;

(J)                                 subject to any necessary registration of this Deed, all Required Approvals (save for the consent or approval of any Government, governmental or regulatory body or state owned or controlled company or enterprise) required for the creation, granting and perfection of the Security granted under this Deed have been obtained or effected and are in full force and effect where a failure to do so has or could reasonably be expected to have a Material Adverse Effect;

(K)                            the rights attaching to the Original Shares, any Further Shares and any Shares comprised in any Derived Assets have not been revised, otherwise than pursuant to and in accordance with this Deed, with any preferred, deferred or other special rights or restrictions whether in regard to Dividends, voting, return of any amount paid or account of Shares or otherwise which are not expressly set out in the memorandum and articles of association of the Company;

(L)                              it has not taken any action, otherwise than pursuant to and in accordance with this Deed, whereby the rights attaching to the Original Shares, any Further Shares and any Shares comprised in any Derived Assets are altered or diluted; and

(M)                          except as disclosed to the Facility Agents in writing prior to the date of this Deed, no litigation, arbitration or administrative proceeding is pending or threatened which in relation to the Chargor could reasonably be expected to be adversely determined against the Chargor and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.

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5.2                              Representations and warranties of the Company

The Company represents and warrants to the Security Agent (and acknowledges that the Security Agent has become a party to this Deed in full reliance on these representations and warranties) that:

(A)                             it and each Subsidiary is an exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands and it has the power to own its assets and carry on its business as it is being conducted;

(B)                             this Deed constitutes its valid, legally binding and enforceable obligations in accordance with its terms (subject to any limitation on enforcement under law or general principles of equity or qualifications which are specifically set out in any legal opinion delivered as a Condition Precedent or in connection with the execution of this Deed) and that, so far as it is aware having made all due and careful enquiry, this Deed is in full force and effect;

(C)                               the entry into and performance by it of, and the transactions contemplated by, this Deed do not conflict with:

(i)            any applicable law or regulation;

(ii)           its constitutional documents; or

(iii)          any agreement binding upon it,

to the extent which has, or could reasonably be expected to have, an Adverse Security Effect;

(D)                             it has the power and authority to execute and deliver this Deed and it has the power and authority to perform its obligations under this Deed and the transactions contemplated hereby;

(E)                              it is the sole legal and beneficial owner of all of the issued shares in the capital of each Subsidiary;

(F)                               it has not sold, transferred, lent, assigned, parted with its interest in, disposed of, granted any option in respect of or otherwise dealt with any of its rights, title and interest in its shares in the capital of each Subsidiary, or agreed to do any of the foregoing (otherwise than pursuant to and in accordance with this Deed) to an extent that could reasonably be expected to have an Adverse Security Effect;

(G)                             no corporate action, legal proceeding or other procedure or step has been taken or threatened in relation to it or any Subsidiary that relates to it or any Subsidiary (as the case may be):

(i)                                   being unable or admitting an inability to pay its debts as they fall due or being deemed to or declared to be unable to pay its debts under applicable laws;

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(ii)                                suspending or threatening to suspend making payments on any of its debts; or

(iii)                             being subject to proceedings or corporate actions for bankruptcy, winding up, dissolution, liquidation or administration (or any similar process in any relevant jurisdiction) or for the appointment of an administrator, receiver or similar officer in respect of it or any material part of its assets, it being agreed between the Company and the Security Agent that the representations in this Clause 5.2(G)(i) to (iii) inclusive do not apply:

(iv)                         if that corporate action, legal proceeding or other procedure is made by a person other than the Company, a Subsidiary, one of their respective shareholders or their respective officers or directors and the Company or the relevant Subsidiary is taking steps in good faith and with due diligence for such proceedings or action to be stayed, discontinued, revoked or set aside and the same is stayed, discontinued, revoked or set aside within a period of 60 days; or

(v)                              to any enforcement action that applies to assets having an aggregate value of less than USD 5 million.

(H)                            it and each Subsidiary has not entered into any agreements or arrangements for, or incurred, or permitted (i) any Security Interest over its assets, (other than Permitted Security) or (ii) Financial Indebtedness (other than Permitted Financial Indebtedness) or (iii) any guarantees or indemnities (other than guarantees or indemnities given in the ordinary course of business or as contemplated by and in accordance with the Finance Documents) that in each case has or could reasonably be expected to have an Adverse Security Effect;

(I)                                 except as and to the extent expressly disclosed to the Facility Agents in writing prior to the date of this Deed, no litigation, arbitration or administrative proceeding is pending or threatened in relation to the Company or any Subsidiary which could reasonably be expected to be adversely determined against the Company or any Subsidiary (as the case may be) and which, if so determined, has, or could reasonably be expected to have, an Adverse Security Effect.

5.3                              Times for making representations

(A)                             Each of the representations and warranties set out in this Clause 5 is:

(i)                                   made by the Chargor and the Company as set out in this Clause 5 on the date of this Deed; and

(ii)                               deemed to be repeated by the Chargor and the Company as set out in this Clause 5 on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period other than the

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representation in Clause 5.1(I) and Clause 5.2(D), which will be made as at the time that the power or authority is exercised only.

(B)                               When a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.

6.                                     COVENANTS

6.1                              Covenants of the Chargor

Subject to Clause 2 (Limited Recourse), the Chargor shall, from the date of this Deed until the date the Charge is released in accordance with the terms of the Finance Documents:

(A)                             comply with all laws and regulations applicable to the Charged Property where failure to do so would have a Material Adverse Effect;

(B)                               not create or permit to subsist any Security Interest (other than the Charge)  over the Charged Property (other than as may be permitted in the Finance Documents);

(C)                             not either in a single transaction or a series of transactions and whether related or not, dispose of all or any part of the Charged Property (other than a Permitted Security or pursuant to and in accordance with an IPO Reorganisation);

(D)                               ensure that there are no moneys or liabilities outstanding in respect of any of the Charged Property;

(E)                              ensure that the Original Shares, any Further Shares and any Shares comprised in any Derived Assets are and remain free from any restriction on transfer (otherwise than pursuant to and in accordance with this Deed) or rights of pre-emption;

(F)                               use reasonable endeavours to seek any Required Approvals (save for the consent or approval of any Government, governmental or regulatory body or state owned or controlled company or enterprise) required for the creation, granting, perfection and enforcement of the Security granted under this Deed where a failure to do so would have a Material Adverse Effect and provided, for the avoidance of doubt, that there shall be no fixed date on which any such Required Approvals must be obtained;

(G)                             undertake all actions reasonably necessary (including the making or delivery of filings and payment of fees) to ensure that the Charge will at all times be a first ranking fixed equitable charge over the Charged Property in full force and effect;

(H)                            without prejudice to Clause 5.1(H) (Nature of security), punctually pay all calls, subscription moneys and other moneys payable on or in respect of any of the Charged Property and if the Chargor fails to make any such payment the

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Security Agent may make that payment on behalf of the Chargor and the Chargor shall:

(i)                                   indemnify and keep indemnified the Security Agent and its nominees against any cost, loss or liability incurred by it as a result of any failure by the Chargor to pay the same in accordance with Clause 17 (Other Indemnities) of the Facility Agreement; and

(ii)                               without double counting, pay interest on any overdue amounts due to the Security Agent calculated in accordance with Clause 11.4 (Default interest) of the Facility Agreement;

(I)                                 deliver to the Security Agent a copy of every circular, resolution, notice, report, set of accounts or other document received by the Chargor in respect of or in connection with any of the Charged Property forthwith upon receipt by the Chargor of such document;

(J)                                 promptly deliver to the Security Agent all such information concerning the Charged Property as the Security Agent may reasonably request from time to time;

(K)                              not, without the prior written consent of the Security Agent:

(i)                                   cause or permit any rights attaching to the Original Shares, the Further Shares and any Shares comprised in any Derived Assets to be materially varied or abrogated; or

(ii)                               cause or permit any of the Original Shares, the Further Shares and any Shares comprised in any Derived Assets to be consolidated, sub-divided or converted or the capital of the Company to be re-organised, exchanged or repaid;

(L)                              procure that there shall be no reduction in the authorised or issued share capital of the Company (and shall not cause or permit any reduction) without the prior written consent of the Security Agent (such consent, in the case of a reduction in the authorised share capital of the Company, not to be unreasonably withheld);

(M)                          pay all calls or other payments when due in respect of the Charged Property; and

(N)                             not amend or permit the Company to amend any of the constitutional documents of the Company in a manner that could adversely affect the interests of the Finance Parties.

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6.2                              Covenants of the Company

The Company shall, from the date of this Deed until the date the Charge is released in accordance with the terms of the Finance Documents:

(A)                             comply with, and procure that each Subsidiary comply with, all applicable laws and regulations, its constitutional documents and any relevant binding agreement where failure to do so would have an Adverse Security Effect;

(B)                             (to the extent within its powers and permitted by law, and otherwise than pursuant to and in accordance with any of the Finance Documents) not amend or permit to be amended the constitutional documents or authorised or issued share capital of any Subsidiary and procure that (i) each Subsidiary shall not amend or permit to be amended any of its constitutional documents or its authorised or issued share capital and (ii) KEI shall not amend or permit to be amended any of the constitutional documents or authorised or issued share capital of KED, in each case in a manner that could cause an Adverse Security Effect;

(C)                             not enter into any arrangement or transaction or agreement that causes or could reasonably be expected to cause the Company or any Subsidiary to no longer exist validly as an exempted company with limited liability under the laws of its jurisdiction of incorporation;

(D)                             not either in a single transaction or a series of transactions and whether related or not, acquire or dispose of:

(i)                                    all or any part of the Charged Property; or

(ii)                                its legal or beneficial rights of ownership of, and interests in, the shares it holds in the capital of each Subsidiary.

(E)                              not take or omit to take any action if such act or omission adversely affects or diminishes or could reasonably be expected to adversely affect or diminish (i) the ranking of the Charged Property; or (ii) the Company’s legal and beneficial ownership of and interests in the shares it holds in the capital of each Subsidiary, provided that in each case such act or omission has or could reasonably be expected to have an Adverse Security Effect;

(F)                               not, and procure that each Subsidiary shall not, enter into any arrangement or agreement for, incur or permit (i) any Security Interests over any of its assets (other than Permitted Security) or (ii) any Financial Indebtedness (other than Permitted Financial Indebtedness) or (iii) any guarantees or indemnities (other than guarantees or indemnities given in the ordinary course of business or as contemplated by and in accordance with the Finance Documents) that in each case has or could reasonably be expected to have an Adverse Security Effect;

(G)                             (to the extent within its powers and permitted by law) not enter into, and procure that each Subsidiary shall not enter into, any amalgamation, consolidation, demerger, merger or reconstruction, transfer by way of continuation or winding-

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up without the consent of the Majority Lenders (other than (i) as contemplated by and in accordance with the Finance Documents or (ii) to an extent that does not have or not could reasonably be expected to have an Adverse Security Effect), excluding any IPO of the Sponsor or any member of the Group or transfer of the share capital or voting rights in any member of the Group or the Sponsor (by whichever means) which is not a Change of Control; and

(H)                            shall, at its own expense, promptly do all things, take all such action and execute all such other documents and instruments as may be requested by the Security Agent from time to time and to the extent they are reasonably required or necessary for the purpose of giving effect to the provisions of, or to the actions contemplated by, this Deed.

7.                                     CHARGOR’S RIGHTS BEFORE ENFORCEMENT

Until the Charge shall become enforceable, the Chargor shall be entitled to:

(A)                             receive and retain free from the Charge any Dividends paid to it; and

(B)                             exercise and control the exercise of all voting and other Rights relating to the Charged Property provided that the entitlement of the Chargor under this Clause 7(B) may at any time be terminated upon and to the extent of any notice by the Security Agent to the Chargor evidencing the Security Agent’s intention thenceforth to direct the exercise of such Rights for the purpose of preserving the value of the Charge.

8.                                     ENFORCEMENT

8.1                              Charge shall become Enforceable

The Charge shall become immediately enforceable, and the powers conferred by section 101 of the LPA as varied and extended by this Deed shall be exercisable upon and at any time after the occurrence of an Event of Default that is continuing.

8.2                              Section 101 LPA

The powers conferred by section 101 of the LPA, as varied and extended by this Deed, shall be deemed to have arisen immediately (and the Secured Liabilities shall be deemed due and payable for that purpose) on the execution of this Deed.

8.3                              Sections 93 and 103 LPA

Sections 93 and 103 of the LPA shall not apply to this Deed or the exercise by the Security Agent of its right to consolidate all or any of the Security created by or pursuant to this Deed with any other Security created by or pursuant to any of the Finance Documents in existence at any time or to its power of sale.

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9.                                     DEALINGS WITH CHARGED PROPERTY ON ENFORCEMENT

9.1                              Rights of Security Agent

Subject to the terms of the Intercreditor Agreement, if at any time after the Charge has become enforceable (and so long as an Event of Default is continuing) the Security Agent shall have the right, in its absolute discretion without any notice to or consent of the Chargor or prior authorisation from any court, to enforce all or any part of its Security over the Charged Property and:

(A)                             Possession

to take possession of, collect and get in the Charged Property, and in particular to take any steps necessary to secure and perfect its title or vest all or any of the Charged Property in the name of the Security Agent or its nominee (including completing any transfers of any Shares comprised in the Charged Property) and to receive and retain any Dividends;

(B)                             Sell

to sell, exchange, convert into money or otherwise dispose of or realise the Charged Property (whether by public offer or private contract) to any person and for such consideration (whether comprising cash, debentures or other obligations, Shares or other valuable consideration of any kind) and on such terms (whether payable or deliverable in a lump sum or by instalments) in the manner and at the time as it may think fit, and for this purpose to complete any transfers of the Charged Property;

(C)                             Voting Rights

for the purpose of preserving the value of the Charge or realising the same, to exercise or direct the exercise of all voting and other Rights relating to the Charged Property in such manner as it may think fit;

(D)                             Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands relating in any way to the Charged Property;

(E)                              Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Property; and

(F)                               Other Rights

to do all such other acts and things it may consider necessary or expedient for the realisation of the Charged Property or incidental to the exercise of any of the Rights conferred on it under or in connection with this Deed and to concur in the

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doing of anything which it has the Right to do and to do any such thing jointly with any other person.

9.2                              Obligations of Chargor

After the Charge has become enforceable:

(A)                             all Dividends and other monies arising from the Charged Property shall be paid to and retained by the Security Agent, and any such moneys which may be received by the Chargor shall, pending such payment, be segregated from any other property of the Chargor and held in trust for the Security Agent; and

(B)                             the Chargor shall procure that all voting and other Rights relating to the Charged Property are exercised in accordance with such instructions (if any) as may from time to time be given to the Chargor by the Security Agent, and the Chargor shall deliver to the Security Agent such forms of proxy or other appropriate forms of authorisation to enable the Security Agent to exercise such voting and other Rights.

9.3                              Financial Collateral Arrangements

To the extent that any of the Charged Property constitutes “financial collateral” and this Deed and the obligations of the Chargor hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements No.2 Regulations 2003 (SI 2003 NO. 3226) (the “Regulations”) the Security Agent shall have the right at any time on or after the enforcement of this Deed, to appropriate all or any part of such financial collateral in or towards discharge of the Secured Liabilities.  For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the market price of the Original Shares or any Further Shares determined by the Security Agent by reference to a public index or by such other process as the Security Agent may select, including independent valuation.  In each case, the parties agree that the method of valuation provided for in the Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

10.                              APPLICATION OF MONEYS

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or part of the Security over the Charged Property shall  be held by the Security Agent on trust to apply them to the extent permitted by applicable law in the manner set out in the Intercreditor Agreement and Section 109(8) of the LPA 1925 shall be deemed varied and extended in such respect and shall be deemed incorporated herein as if they relate to a receiver of the Charged Property and not merely a receiver of the income thereof.

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11.                              GENERAL RIGHTS OF SECURITY AGENT

11.1                       Chargee’s liability

Neither the Security Agent will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Property for which a mortgagee or mortgagee in possession might as such be liable.

11.2                       Statutory powers

The powers conferred by this Deed on the Security Agent are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the LPA, the Insolvency Act 1986 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Deed the terms of this Deed will prevail.

11.3                       Redemption of Security

The Security Agent may at any time redeem any Security over the Charged Property having priority to the Charge or procure the transfer thereof to the Security Agent and may settle the accounts of encumbrancers.  Any accounts so settled shall be conclusive and binding on the Chargor.  All (i) principal monies and (ii) costs, charges, losses, liabilities and expenses (including legal fees) reasonably incurred and documented by the Security Agent in connection with such redemption or transfer shall within five Business Days of demand be paid by the Chargor.

11.4                       New Account

At any time following

(A)                             the Security Agent receiving notice (either actual or constructive) of any subsequent Security affecting the Charged Property; or

(B)                             the commencement of the insolvency, administration, reorganisation, liquidation or dissolution of, or any analogous proceeding in respect of, the Chargor,

any Secured Party may open a new account in the name of the Chargor (whether or not it permits any existing account to continue).

If that Secured Party does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the notice was received or was deemed to have been received or, as the case may be, the insolvency, administration, reorganisation, liquidation, dissolution or other proceeding commenced.  Thereafter, all payments made by the Chargor to that Secured Party or received by that Secured Party for the account of the Chargor shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount secured by this Deed at the time when that Secured Party received or was deemed to have received such notice or, as the case may be, the insolvency, administration, reorganisation, liquidation, dissolution or other proceeding commenced.

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11.5                       Delegation

The Security Agent may delegate in any manner to any person any of the Rights which are for the time being exercisable by the Security Agent under this Deed.  Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Security Agent may think fit.

11.6                       Set-off by Security Agent

The Security Agent may at any time, without notice to the Chargor and without prejudice to any of the Security Agent’s other Rights, set off any Secured Liabilities which are due and unpaid against any obligation (whether or not matured) owed by the Security Agent to the Chargor, regardless of the place of payment or booking branch, and for that purpose the Security Agent may convert one currency into another at the rate of exchange determined by the Security Agent in its absolute discretion to be prevailing at the date of set-off.

12.                              LIABILITY OF SECURITY AGENT, DELEGATES AND NOMINEES

12.1                       Possession

If the Security Agent or any Delegate shall take possession of the Charged Property, it may at any time relinquish such possession.

12.2                       Security Agent’s Liability

The Security Agent shall not in any circumstances (whether by reason of taking possession of the Charged Property or for any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever):

(A)          be liable to account to the Chargor or any other person for anything except the Security Agent’s own actual receipts; or

(B)          be liable to the Chargor or any other person for any costs, charges, losses, damages, liabilities or expenses arising from any realisation of the Charged Property or from any exercise or non-exercise by the Security Agent of any Right conferred upon it in relation to the Charged Property or from any act, default of any nature, omission or misconduct of any nature of the Security Agent, its officers, employees or agents in relation to the Charged Property except in the case of the fraud, gross negligence or wilful default upon the part of the Security Agent or its officers, employees or agents.

12.3                       Delegate’s and Nominee’s Liability

All the provisions of Clause 12.2 (Security Agent’s Liability) shall apply, mutatis mutandis, in respect of the liability of any Delegate or nominee of the Security Agent or any officer, employee or agent of the Security Agent, any Delegate or any nominee of the Security Agent.

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12.4                       Indemnity

The Security Agent and every Delegate, attorney, manager, agent or other person appointed by the Security Agent hereunder shall, notwithstanding any release or discharge of all or any part of the Charge, be entitled to be indemnified out of the Charged Property in respect of all liabilities and expenses incurred by any of them in the execution or purported execution of any of its Rights and against all actions, proceedings, costs, claims, losses, liabilities and demands in respect of any matter or thing done or omitted in anyway relating to the Charged Property, or as a consequence of any breach by the Chargor of any provision of this Deed and the Security Agent and any such Delegate, attorney, manager, agent or other person appointed by the Security Agent hereunder may retain and pay all sums in respect of the same out of any moneys received.

12.5                       Default Interest

If the Chargor fails to pay any amount payable by it under this agreement on its due date for payment of that sum the Borrower shall, without double counting, pay interest on such sum (before and after any judgment) at the rate and in accordance with Clause 11.4 (Default Interest) of the Facility Agreement.

12.6                       Tax Gross-up

(A)          All payments to be made by the Chargor to the Security Agent under this Deed shall be made free and clear of any Tax Deduction, unless such Tax Deduction is required by law.

(B)          The Chargor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Security Agent accordingly.

(C)          If a Tax Deduction is required by law to be made by the Chargor, the amount of the payment due from the Chargor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(D)          If the Chargor is required to make a Tax Deduction, the Chargor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(E)           If the Chargor makes any payment in respect of or relating to a Tax Deduction, but was no obliged to make such payment, the Security Agent shall within five Business Days of demand refund such payment to the Chargor.

13.                              PROTECTION OF THIRD PARTIES

No person dealing with the Security Agent or any Delegate shall be concerned to enquire whether any event has happened upon which any of the Rights conferred under or in connection with this Deed are or may be exercisable, whether any consents, regulations, restrictions or directions relating to such Rights have been obtained or

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complied with or otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such Rights or as to the application of any money borrowed or raised or other proceeds of enforcement.

14.                              CONTINUING SECURITY

The Charge shall be a continuing security for the Secured Liabilities and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account (whether or not any Secured Liabilities remain outstanding thereafter) or any other matter or thing whatsoever.

15.                              OTHER SECURITY

The Charge shall be in addition to, independent of, and shall not be prejudiced by any other Security or any guarantee or indemnity or other document which the Security Agent may at any time hold for the payment of the Secured Liabilities or any rights powers and remedies provided by law.  No prior Security held by the Security Agent or any other Secured Party over the whole or any part of the Charged Property shall merge into the Security constituted by this Deed.

16.                              CHARGE NOT TO BE AFFECTED

16.1                       Charge not to be affected

Without prejudice to Clauses 14 (Continuing Security) and 15 (Other Security), the Charge or the liability of the Chargor for the Secured Liabilities under this Deed will not be affected or prejudiced by any act, omission, matter or thing which, but for this Clause 16.1, would reduce, release or prejudice any of its obligations under this Deed and this Security (whether or not known to the Chargor or the Security Agent or any Secured Party) including:

(A)          any variation, novation, amendment, supplement, extension (whether of maturity or otherwise) or restatement (however fundamental and whether or not more onerous) of any Finance Document or any consent, waiver or release granted under or in connection with, any Security, guarantee, indemnity, Finance Document or other document; or

(B)          time being given, or any other indulgence or concession being granted, by the Security Agent to the Chargor or any other person (including the Obligors); or

(C)          the taking, holding, failure to take or hold, varying, realisation, non-enforcement, non-perfection or release by the Security Agent or any other person (including the Obligors) of any other Security, or any guarantee or indemnity or other document or any non-presentment or non-observance of formality or other requirement in respect of any instruments or any failure to realise the full value of any other Security; or

(D)          the insolvency, administration, reorganisation, consolidation, merger, liquidation or dissolution of, or any analogous proceeding in respect of, the Chargor or any other person (including the other Obligors); or

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(E)           any change in the constitution of the Chargor; or

(F)           any amalgamation, merger or reconstruction that may be effected by the Security Agent with any other person or any sale or transfer of the whole or any part of the undertaking, property and assets of the Security Agent to any other person; or

(G)          the existence of any claim, set-off or other right which the Chargor may have at any time against the Security Agent or any other person; or

(H)          the making or absence of any demand for payment of any Secured Liabilities on the Chargor or any other person, whether by the Security Agent or any other person; or

(I)            any arrangement or compromise entered into by the Security Agent with the Chargor or any other person (including the other Obligors) or the release of the Charger or any other person (including the other Obligors) under the terms of any composition or arrangement with any creditor; or

(J)            any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, the Chargor or any other person (including the Obligors); or

(K)          any replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other documents and any amendment, variation, waiver or release of any of the Secured Liabilities; or

(L)           any unenforceability, illegality or invalidity of any obligation of any person under any document or Security; or

(M)         any other thing done or omitted or neglected to be done by the Security Agent or any other person or any other omission, dealing, fact, matter or thing which, but for this provision, might operate to prejudice, reduce, release or affect the liability of the Chargor for the Secured Liabilities whether or not known to the Chargor, the Security Agent or any Secured Party.

16.2                       Non-competition

Until all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full, the Chargor shall not (other than in accordance with the Facility Agreement or with the prior written consent of the Security Agent):

(A)          claim, rank, prove or vote as a creditor of the Company or its estate; or

(B)          receive, claim or have the benefit of any payment, distribution or security from or on account of the Company, or exercise any right of combination, counter-claim, “flawed-asset” arrangement or set-off as against the Company.

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The Chargor will hold on trust for, and forthwith pay or transfer to, the Security Agent all payments or benefits received by it contrary to the above.  If the Chargor exercises any right of set-off, counterclaim or combination contrary to the above, it will forthwith pay an amount equal to the amount set-off, counterclaimed or combined to the Security Agent.

17.                              RELEASE OF CHARGED PROPERTY

17.1                       Release of Charged Property

If, in accordance with the Intercreditor Agreement, the Security Agent is satisfied that:

(A)          all Secured Liabilities have been irrevocably paid or discharged in full and the Facility Agreement have been terminated and the Security Agent and the Secured Parties having no further actual or contingent obligations to make advances or provide other financial accommodation to the Borrower or any other person under the Facility Agreement;

(B)          Security or a guarantee for the Secured Liabilities, in each case acceptable to the Security Agent, has been provided in substitution for this Deed; or

(C)          the Chargor has entered into legally binding arrangements to transfer all or part of the Charged Property to a Permitted Transferee and such Permitted Transferee has entered into legally binding arrangements with the Security Agent to grant to the Security Agent security over all or such part of the Charged Property (as the case may be) on substantially the same terms as those contained in this Deed, then, the Security Agent shall, at the request and cost of the Chargor and subject to Clause 17.2 (Retention of Deed) execute such deeds and do all such acts and things as may be necessary to release the Charged Property (or, in the case of Clause 17.1(C), the relevant Charged Property) from the Charge.

17.2                       Retention of Deed

If the Chargor requests the Security Agent to release the Charged Property from the Charge following any payment or discharge made or Security or guarantee given in relation to the Secured Liabilities by a person other than the Chargor or the Borrower (a “Relevant Transaction”) and the Security Agent reasonably considers that the Relevant Transaction is capable of being avoided, reduced or invalidated by virtue of applicable law, the Security Agent shall be entitled to retain this Deed (and all stock and share certificates, documents of title and other documentary evidence of ownership in relation to the Charged Property deposited with the Security Agent pursuant to Clause 4 (Covenant to Deposit and Further Assurances)) and shall not be obliged to release the Charged Property from the Charge until the expiry of the Retention Period in relation to that Relevant Transaction.  If at any time before the expiry of that Retention Period any material step has been taken for or with a view to the administration, liquidation or dissolution of such other person or any analogous proceeding in respect of such other person, the Security Agent may continue to retain this Deed (and all such stock and share certificates, documents of title and documentary evidence) and shall not be

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obliged to release the Charged Property from the Charge for such further period as the Security Agent may reasonably determine.

17.3                       Retention Period

For the purpose of Clause 17.2 (Retention of Deed) “Retention Period” means, in relation to any Relevant Transaction, the period which commences on the date when that Relevant Transaction was made or given, and which ends on the date falling one month after the expiration of the maximum period within which that Relevant Transaction can be avoided, reduced or invalidated by virtue of any applicable law or for any other reason whatsoever.

18.                              POWER OF ATTORNEY

18.1                       Appointment

The Chargor hereby appoints, irrevocably and by way of security, the Security Agent and any person nominated in writing by the Security Agent as attorney of the Chargor severally to be the attorney of the Chargor (with full powers of substitution and delegation), on its behalf and in its name or otherwise, at such time and in such manner as the attorney may think fit:

(A)          to do anything which the Chargor is or may be obliged to do (but has not done) under this Deed including, but without limitation, following an Event of Default that is continuing, to complete and execute under hand or as a deed any transfer of Shares and the execution and delivery of any deeds, charges, assignments or other Security; and

(B)          generally to enable the exercise of all or any of the Rights conferred on the Security Agent in relation to the Charged Property or under or in connection with this Deed.

18.2                       Ratification

The Chargor covenants to ratify and confirm whatever any attorney shall do or purport to do in the exercise or purported exercise of the power of attorney in Clause 18.1 (Appointment).

19.                              CURRENCY INDEMNITY

(A)          If any sum due from the Chargor under this Deed (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)            making or filing a claim or proof against the Chargor; or

(ii)           obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

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the Chargor shall as an independent obligation, within five Business Days of demand, indemnify the Security Agent against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)          The Chargor waives any right it may have in any jurisdiction to pay any amount due under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

20.                              CERTIFICATE TO BE CONCLUSIVE EVIDENCE

For all purposes, including any Proceedings, a copy of a certificate signed by an officer of the Security Agent as to the amount of any indebtedness comprised in the Secured Liabilities for the time being shall, in the absence of manifest error, be conclusive evidence against the Chargor as to the amount thereof.

21.                              COSTS AND EXPENSES

21.1                       Transaction Expenses

The Borrower shall, within fifteen Business Days of demand, pay to the Security Agent (or other relevant Finance Party) all costs and expenses (including legal fees) reasonably incurred:

(A)          in connection with the negotiation, preparation, printing and execution of this Deed;

(B)          in responding to evaluating, negotiating, preparing, printing, execution of or complying with, an amendment, waiver or consent requested by the Borrower relating to this Deed.

21.2                       Enforcement Costs

The Chargor shall, within five Business Days of demand, pay to the Security Agent and each of the Secured Parties the amount of all costs and expenses (including legal fees) incurred by the Security Agent or the relevant Secured Party in connection with the enforcement or attempted enforcement of, or the preservation of rights under, this Deed.

22.                              STAMP TAXES

Kosmos shall, within five Business Days of demand, pay and indemnify the Security Agent (or other relevant Finance Party) against any cost, loss or liability that the Security Agent (or other relevant Finance Party) incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed (other than in respect of an assignment or transfer by a Lender) in accordance with Clause 15.5 (Stamp Taxes) of the Facility Agreement.

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23.                              COMMUNICATIONS

23.1                       Communications to be in Writing

Any communication given or made under or in connection with the matters contemplated by this Deed shall be in writing and, unless otherwise stated, may be made by facsimile or letter.

23.2                       Deemed Delivery

Any such communication shall be addressed as provided in Clause 23.3 (Parties’ Details) and, if so addressed, shall be deemed to have been duly given or made as follows:

(A)          if sent by personal delivery, upon delivery at the address of the relevant party; and

(B)          if sent by fax, upon receipt by the relevant party,

provided that if, in accordance with the above provisions, any such communication would otherwise be deemed to be given or made outside Working Hours, such communication shall be deemed to be given or made at the start of the next period of Working Hours.

23.3                       Parties’ Details

The relevant details of each party for the purposes of this Deed, subject to Clause 23.4 (Change of Details), are:

Party	Addressee(s)	Address	Fax No.

Kosmos Energy Holdings	Andrew Johnson	P.O. Box 32322 4th Floor, Century Yard Cricket Square Elgin Avenue George Town Grand Cayman KY1-1209 Cayman Islands	001 345 946 4090

c/o Kosmos Energy LLC	Jason Doughty	8176 Park Lane Suite 500 Dallas Texas 75231 USA	001 214 445 9705

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Party	Addressee(s)	Address	Fax No.

Kosmos Energy Operating	Andrew Johnson	P.O. Box 32322 4th Floor, Century Yard Cricket Square Elgin Avenue George Town Grand Cayman KY1-1209 Cayman Islands	001 345 946 4090

c/o Kosmos Energy LLC	Jason Doughty	8176 Park Lane Suite 500 Dallas Texas 75231 USA	001 214 445 9705

BNP Paribas	Alexandra Arhab	16 Rue de Hanovre, 75078 Paris Cedex 2 France	+ 33 142 98 49 25

23.4                       Change of Details

Either party may notify the other party at any time of a change to its details for the purposes of Clause 23.3 (Parties’ Details) provided that such notification shall only be effective on:

(A)          the date specified in the notification as the date on which the change is to take place; or

(B)          if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

24.                              RIGHTS AND WAIVERS

24.1                       Delay

No delay or omission on the part of the Security Agent in exercising any Right provided by law or under this Deed shall impair such Right or operate as a waiver thereof or of any other Right.

24.2                       Amendment

This deed may not be amended, modified or waived in any respect whatsoever, otherwise than in accordance with the provisions of the Intercreditor Agreement, without the prior written consent of the Security Agent given with express reference to this Clause 24.2 and expressly stated to be intended to operate as the Security Agent’s

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consent to such amendment, modification or waiver and, in the case of an amendment or modification, without the written agreement of the Chargor.

24.3                       Single or Partial Exercise

The single or partial exercise by the Security Agent of any Right provided by law or under this Deed shall not unless expressly stated otherwise preclude any other or further exercise thereof or the exercise of any other Right.

24.4                       Rights to be Cumulative

The Rights provided in this Deed are cumulative with, and not exclusive of, any Rights provided by law.

25.                              INVALIDITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither:

(A)          the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; nor

(B)          the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed,

shall be affected or impaired.

26.                              ASSIGNMENT

26.1                       Assignment by Security Agent

The Security Agent may at any time, assign or transfer its rights and obligations under this Deed to any successor or additional Security Agent appointed in accordance with the terms of the Intercreditor Agreement and upon such assignment and transfer taking effect, the replacement Security Agent shall be and be deemed to be acting as agent and trustee for each Secured Party (as well as for itself) for the purposes of this Deed in the place of the previous Security Agent.

26.2                       Other changes to the Security Agent

All the provisions of this Deed and the Charge created by this Deed shall remain valid and binding on the Chargor notwithstanding any amalgamation, merger or reconstruction (however effected) relating to the Security Agent.

26.3                       Disclosure

Subject to the terms of the Facility Agreement, the Security Agent shall be entitled to disclose such information concerning the Chargor or any other person and this Deed as the Security Agent considers appropriate to any actual or proposed, direct or indirect

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successor or to any person to whom information may be required to be disclosed by applicable law.

27.                              GOVERNING LAW

This deed is governed by and is to be construed in accordance with English law.  Except as otherwise agreed, any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and construed in accordance with English law.

28.                              JURISDICTION

28.1                       Submission

The parties hereby irrevocably agree for the exclusive benefit of the Secured Parties that the courts of England shall have jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

28.2                       Forum conveniens

The Chargor hereby irrevocably agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly irrevocably agree not to argue to the contrary.

28.3                       Concurrent jurisdiction

This Clause 28.3 is for the benefit of the Secured Parties only.  As a result of and notwithstanding Clause 28.1 (Submission), no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

28.4                       Judgments

The Chargor unconditionally and irrevocably agrees, with respect to any final order or judgment in any Dispute brought in any court as is referred to in this Clause 28 (Jurisdiction) (for the purposes of this Clause 28.4, a “Judgment”), that:

(A)          it will not claim or permit a claim to be made on its behalf, and hereby irrevocably waives any right to claim, that a Judgment is not conclusive and binding upon it and may not be enforced in the courts of any other jurisdiction including, without limitation, the Cayman Islands;

(B)          it shall be bound by and recognise any Judgment and shall do those things within its power which it can do, without exposing itself to any claim or additional obligation or liability to assist in the enforcement or execution of the Judgment in the Cayman Islands;

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(C)          it shall not claim, invoke or permit to be invoked on its behalf or for its benefit any right it may have under the laws of the Cayman Islands, or any other state or jurisdiction, to prevent, delay, hinder, nullify or in any other way obstruct the enforcement or execution of the Judgment; and

(D)          to the extent permitted by law, it shall not, and shall irrevocably waive any right to, challenge the Judgment on any ground or the enforcement or execution of the Judgment in any jurisdiction (other than by way of appeal in the original jurisdiction).

29.                              SERVICE OF PROCESS

(A)          Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)            irrevocably appoints Trusec Limited of 2 Lambs Passage, London EC1Y 8BB (the “Process Agent”) as its agent for service of process in relation to any Dispute before the English courts in connection with any Finance Document;

(ii)           irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with any Dispute in England and Wales by service on the Process Agent (or any replacement agent appointed pursuant to paragraph (B) of this Clause 29); and

(iii)          irrevocably agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

(B)          If the agent referred to in paragraph (A) of this Clause 29 (or any replacement agent appointed pursuant to this paragraph (B)) at any time ceases for any reason to act as such, as the case may be, the Chargor shall as soon as reasonably practicable appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Security Agent of the name and address of the replacement agent; failing such appointment and notification, the agent referred to in paragraph (A) of this Clause 29 (or any replacement agent appointed pursuant to this paragraph (B)) shall continue to be authorised to act as agent for service of process in relation to any proceedings before the English courts on behalf of the relevant party and shall constitute good service.

(C)          Any document addressed in accordance with Clause 29(A) shall be deemed to have been duly served if:

(i)            left at the specified address, when it is left; or

(ii)           sent by first class post, two clear Business Days after posting.

(D)          For the purposes of this Clause 29, “Service Document” means a writ, summons, order, judgment or other document relating to or in connection with

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                any Dispute.  Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

30.                              CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement, provided that the Secured Parties will be entitled to enforce and rely upon Clause 11.4 (New Account) of this Deed.

31.                              COUNTERPARTS

(A)          This deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

(B)          Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the Chargor, the Company and the Security Agent have executed this document as a deed the day and year first before written.

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Schedule 1
ORIGINAL SHARES

Name of Company	No. of Shares	Class of Shares	Nominal Value of each Share	Registered holder(s) as at the date hereof

KOSMOS ENERGY OPERATING	101	Ordinary	US$1.00	KOSMOS ENERGY HOLDINGS

Schedule 2
FORM OF TRANSFERS

KOSMOS ENERGY OPERATING

(the “Company”)

Transfer of Shares

I/We, Kosmos Energy Holdings (the “Transferor”) do hereby transfer to                 (hereinafter called the “Transferee”) the                   Share (or Shares) numbered                 in the Company to hold the same unto the Transferee, subject to the several conditions on which I/we hold the same and I/we, the Transferee, do hereby agree to take the said Share (or Shares) subject to conditions aforesaid.

Dated:

Signed by the Transferor in the presence of:	)
)
)
Transferor

Witness	)
)
Signed by the Transferee in the presence of:	)
Transferee

Witness

Schedule 3
WRITTEN RESOLUTIONS OF THE SOLE SHAREHOLDER OF THE COMPANY

KOSMOS ENERGY OPERATING
(the “Company”)

WRITTEN RESOLUTIONS OF THE SOLE SHAREHOLDER
OF THE COMPANY MADE ON                                            2011

We, the undersigned, being the sole shareholder of the Company having the right to receive notice of, attend and vote at general meetings of the Company, do hereby RESOLVE AS A SPECIAL RESOLUTION that the existing Articles of Association of the Company (the “Articles of Association”) be and are hereby amended as follows:

1.                                     by deleting the definition of “Share Charge” in Article 2 of the Articles of Association and replacing it with the following definition:

“”Share Charge”

means the charge over shares in respect of Shares to be entered into between Kosmos Energy Holdings, the Company and the Security Agent (as amended, varied, novated or supplemented from time to time);”;

2.                                     by deleting the definition of “Security Trustee” in Article 2 of the Articles of Association and replacing it with the following definition:

“”Security Agent”	has the meaning given thereto in the Facility Agreement;”;

3.                                 by deleting the definition of “Secured Party” in Article 2 of the Articles of Association and replacing it with the following definition:

“”Secured Party”	has the meaning given thereto in the Facility Agreement;”;

4.                                     by deleting the definition of “Definitions Agreement” in Article 2 of the Articles of Association and replacing it (in alphabetical order) with the following definition:

“”Facility Agreement”

means the facility agreement to be entered into between, inter alios, Kosmos Energy Finance International (as the Borrower), Kosmos Energy Development, Kosmos Energy Ghana HC, Kosmos Energy International and the Company (as Guarantors) and the financial institutions listed therein as the Lenders (as amended, varied, novated or supplemented from time to time);”;

5.                                     by deleting Article 21 of the Articles of Association in its entirety and replacing it with a new Article 21 as follows:

“21.                        Notwithstanding anything to the contrary contained in these Articles, the Company shall recognise the interest in any Secured Share of the Security Agent created pursuant to the Share Charge.”; and

6.                                     by deleting Article 41A of the Articles of Association in its entirety and replacing it with a new Article 41A as follows:

“41A.     Notwithstanding anything contained in these Articles, the Directors shall:

(a)                                promptly register any transfer of Secured Shares which is made pursuant to the Share Charge without payment of a fee;

(b)                                not register a transfer of any Secured Shares (other than a transfer of Secured Shares made pursuant to (a) above) without the prior written consent of the Security Agent; and

(c)                                 not suspend or unreasonably delay registration of any transfer of Secured Shares made pursuant to (a) above.”.

BY:
for and on behalf of
KOSMOS ENERGY HOLDINGS
Name:
Title:

Schedule 4
LETTERS OF RESIGNATION

Part I

LETTER OF RESIGNATION FROM DIRECTOR

[DO NOT DATE]

Dated:

Board of Directors

KOSMOS ENERGY OPERATING
P.O. Box 32322, 4th Floor,
Century Yard, Cricket Square,
Elgin Avenue,
George Town,
Grand Cayman,
KY1-1209
Cayman Islands

Dear Sirs

LETTER OF RESIGNATION RE:  KOSMOS ENERGY OPERATING (THE “COMPANY”)

I hereby resign as a Director of the Company and confirm that I have no claims against the Company for loss of office, arrears of pay or otherwise howsoever arising, but to the extent that I may have any such claim, I hereby irrevocably waive the same.

This resignation is to be effective as at the date hereof.

Yours faithfully

Name of Director
Director

Part II

LETTER OF AUTHORISATION FROM DIRECTOR

Date:

[•]

Dear Sirs

SHARE CHARGE BETWEEN KOSMOS ENERGY HOLDINGS, KOSMOS ENERGY OPERATING (THE “COMPANY”) AND [•] (IN ITS CAPACITY AS SECURITY AGENT) (THE “CHARGE”) IN RESPECT OF SHARES IN THE COMPANY

I refer to my executed but undated letter of resignation as a Director of the Company provided in accordance with the Charge. Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings given to them in the Charge.

I hereby authorise you to date, deliver, and give full effect to and otherwise complete the resignation letter referred to above subject always to the Security created by the Charge having become enforceable in accordance with the Charge (and so long as an Event of Default is continuing).

Subject as aforesaid, I hereby authorise you to send the resignation letter to the Company’s registered office thereby terminating my directorship of the Company without compensation for loss of office.  I acknowledge and agree that your discretion to act in this regard is to be exercised solely in the interests of the Security Agent relating to the Charge executed over shares in the Company in your favour but subject always to the terms of the Charge.

I confirm that you may delegate the authority conferred by this letter to any of your successors and assigns as Security Agent in relation to the Charge and charge granted or to be granted over shares in the Company.

Yours faithfully

Name of Director
Director

Schedule 5
LETTER OF UNDERTAKING TO REGISTER SHARE TRANSFER

BNP Paribas
16 rue de Hanovre
75078
Cedex 2
France

Fax: +33 142 98 49 25

For the attention of Hong Ngoc Pham / Phoï-Van Phuong

Dear Sirs

Kosmos Energy Operating (the “Company”)

We refer to the equitable charge over shares in respect of Shares in the capital of the Company dated                               , 2011 between Kosmos Energy Holdings as chargor (the “Chargor”), the Company and BNP Paribas as chargee (the “Charge”) whereby, inter alia, the Chargor granted an equitable charge over the Original Shares, the Further Shares and any Shares comprised in any Derived Assets in favour of the Security Agent.

Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Charge.

This letter of undertaking is given pursuant to Clause 4.1(C) of the Charge.

The Company hereby irrevocably and unconditionally undertakes to register in the Company’s Register of Members any and all share transfers which are made pursuant to the terms of the Charge to the Security Agent or its nominee in respect of the Original Shares, the Further Shares and any Shares comprised in any Derived Assets submitted to the Company by the Security Agent.

This letter is governed by the law of the Cayman Islands.

Yours faithfully

Executed and Delivered as a Deed by	)	Per:
KOSMOS ENERGY OPERATING in the	)
presence of:	)	Title: Director / Attorney-in-Fact
)
Name:

Witness’s Signature

(Name)

(Address)

(Occupation)

SCHEDULE 3
SCHEDULE OF INSURANCES

AGREED FORM SCHEDULE OF INSURANCES

1.                                     INSURANCE COVER

1.1                              Scope and Duration of Insurances

Kosmos shall maintain, as a Named Insured, those insurances set out in Part 2 of the Appendix to this Schedule (the “Kosmos Insurance”), and shall as far as it is able by exercising its rights under the Project Agreements use its reasonable endeavours to procure that the Operator maintains the insurance set out in Part 1 of the Appendix (the “Project Insurance”) in relation to the Borrowing Base Assets, in each case in accordance with the provisions of this Schedule (together the “Insurances”).  The obligation to maintain and procure insurance shall exclude any insurance to the extent that the cover to be maintained is not available on reasonable commercial terms or no longer reflects insurance which would be implemented and maintained in accordance with good international offshore oil industry practice or ceases to be generally available in the market.

(A)                               Legal or Contractual Requirements

Without prejudice to the other provisions of this Schedule and any other provisions of this Agreement, Kosmos shall effect and maintain in full force and effect those Insurances which it is required to effect from time to time by any applicable law or by the terms of any Project Agreement to which it is, at any time, a party.

(B)                               Kosmos’ Supplementary Insurances

Kosmos may, at any time, effect such other insurances (“Supplementary Insurances”) in addition to or supplementing those referred to elsewhere in this Schedule in accordance with prudent industry practice provided that such Supplementary Insurances shall not adversely affect any insured party’s rights or ability to recover under the Insurances and Project Reinsurances (as defined below).

1.2                              Actions of the Finance Parties

For the purpose of this Schedule, any Finance Party who is required to take any action or exercise any discretion under this Schedule shall act reasonably and in good faith and in consultation with the Borrower, the Insurance Consultant, the Technical Consultant or other consultants.

1.3                              Finance Party Beneficiary as Additional Assureds

The Security Agent (and in respect of third party liability risks the Security Agent’s and the Finance Parties’ officers, directors, shareholders, agents, employees and servants) shall be named as an additional assured (each a “Finance Party Beneficiary” and together the “Finance Party Beneficiaries”) under the Insurance and Project

Reinsurance, in each case, for its rights and interests (other than insurances for risks associated with motor vehicle insurances or workers’ compensation insurances).

1.4                              Loss Payable Arrangements

Each First Party Insurance policy shall contain a loss payable clause (and, with respect to Project Reinsurances (as defined below) a loss payable/cut-through) in customary form generally available in the relevant insurance market for similar policies (and as approved by the Security Agent in consultation with the Insurance Consultant, each acting reasonably), provided that, for the avoidance of doubt, no change shall be made to any such loss payable clause which shall prevent Insurance Proceeds which arise under third party liability insurances and are payable for the benefit of third parties from being paid directly to such third parties or to reimburse any person who has already paid the third party.

1.5                              Application of Loss Proceeds

All loss proceeds received by the Borrower are to be dealt with in accordance with Clause 10.5 of this Agreement (Insurance Receipts).

1.6                              Assignment of Insurance and Reinsurance

Please refer to the Offshore Security Assignment and the Assignment of Reinsurance Rights as regards the assignment of the Insurances and the Project Reinsurances and the respective notices.

1.7                              The Lenders’ Clauses

Kosmos shall use reasonable endeavours to obtain provisions or other acceptable provisions in the policy wording of the Kosmos Insurance and shall as far as it is able by exercising its rights under the Project Agreements use its reasonable endeavours to procure that the Project Insurance procured by the Operator has in it provisions or other acceptable provisions dealing with each of the following matters:

(A)                               A waiver of all rights of subrogation which the insurers may have or acquire against any Finance Party Beneficiary (in its capacity as such) arising out of any occurrence in respect of which any claim is admitted against Kosmos, except in respect of a Vitiating Act (defined below) that any of the Finance Party Beneficiaries has committed.

(B)                               All provisions of the policy (except those relating to limits of liability and deductibles) to operate as if they were a separate policy covering each insured party.

(C)                               The insurers waive all rights of contribution against any other insurance effected by any Finance Party Beneficiary.

(D)                               Any circumstances of fraud, misrepresentation, non-disclosure or breach of any warranty or condition committed by one insured party or any act, negligence, error or omission on the part of any insured party (a “Vitiating Act”), shall not

2

prejudice the right to indemnity of any other insured party who has an insurable interest and who has not committed a Vitiating Act and an undertaking by the insurers to each Finance Party Beneficiary that they will not seek to avoid any liability as a consequence of any Vitiating Act or other such similar language as may be contained in a standard Multiple Insured clause.

(E)                                Other than at renewal where notice has been given in accordance with the relevant policy conditions or where specific contrary provision is made for within the relevant policy, no material reduction in limits or the extent of insurance coverage or the interests of any insured party or material increases in exclusions, deductions or exceptions without the written consent of the Security Agent (after consultation with the Insurance Consultant and Kosmos (and such consent not to be unreasonably withheld or delayed)).

(F)                                 An acknowledgement by each insurer that the Security Agent shall not and no Finance Party Beneficiary shall be, responsible for the payment of premiums.

(G)                               The Security Agent to be advised within 60 days (30 days for the CAR policy) (except 10 days for non-payment of premium and 7 days for War Risk and as per policy provisions for Marine Institute Clauses) or, if later, promptly upon Kosmos becoming aware thereof, of any cancellation, suspension or non-renewal of any policy or reduction in limits or coverage, or any increase in deductibles or any other material change to any Insurance relative to the Borrowing Base Assets.

(H)                              An acknowledgement by each insurer that it is not entitled to offset any sums payable to a Finance Party Beneficiary in the form of claims other than for outstanding premiums relating to the respective insurance policy.

(I)                                   A cut-through clause for all first party reinsurance coverages including the CAR and Energy Package in a form reasonably acceptable to the Security Agent in consultation with the Insurance Consultant.

For the avoidance of doubt, and without limiting the general application of paragraph 1.1 above, it is expressly acknowledged that any obligation to obtain the Lenders’ clauses set out above (including any acknowledgement in any policy) is subject to paragraph 1.1 and Underwriters’ agreement.

2.                                     ADDITIONAL REQUIREMENTS

2.1                              Placement of Project Insurances

(A)                               Kosmos shall only place Insurances with underwriters and insurance companies constituted under the laws of Ghana, or who are carrying on in insurance business under the laws of Ghana (each a “Ghanaian Insurer”), where (and only for so long as) it is required to do so under any applicable Ghanaian law.

(B)                               Subject to paragraph (A), Kosmos shall procure that each Insurance shall be placed with insurers or reinsurers located outside Ghana (each such insurer an “International Insurer”) with a minimum rating of A - VIII by AM Best, A- by

3

Standard and Poor’s or equivalent rating from a similarly reputable international rating agency, or to be otherwise reasonably acceptable to the Technical Bank acting on the advice of the Insurance Consultant (acting reasonably).

2.2                              Provisions Common to all Project Reinsurances

Any reinsurances to be placed with International Insurers from time to time (the “Project Reinsurances”) shall be effected in accordance with the provisions of this Schedule and will provide cover on the same terms and subject to the same conditions as the Insurance to which it relates.

3.                                     GENERAL COVENANTS

3.1                              Letters of Undertaking

Kosmos shall use reasonable endeavours to procure from each of the insurance brokers and reinsurance brokers through whom any Insurance or Project Reinsurance has been effected or renewed (or, where no insurance broker or reinsurance broker has been appointed, each of the relevant insurers) delivers a Broker Letter Of Undertaking (“BLOU”) or similar document to the Security Agent in a form acceptable to the Security Agent (acting reasonably and in consultation with the Insurance Consultant, Kosmos and the relevant broker or insurer).  Kosmos shall use its reasonable endeavours to procure that such letter is provided at disbursement and (with respect to operations or renewal) on, or as soon as practicable after, the date on which each Insurance or Project Reinsurance is issued.

3.2                              Status of Insurers

Kosmos shall procure the Kosmos Insurance, and shall exercise its rights under the Project Agreements to procure (as far as it is able) that any Project Insurance, (and any related Project Reinsurances) are (i) effected and maintained only with underwriters or insurance companies (including reinsurance companies) which are licensed or otherwise authorised to carry on and/or underwrite the category of insurance or reinsurance business which is to be undertaken, and (ii) other than in respect of Ghanaian Insurers, placed with insurance or reinsurance companies that have, or whose obligations are guaranteed by, a parent company that has an investment grade rating as referenced above in paragraph 2.1(b).

3.3                              Compliance with Insurances

Kosmos shall, in relation to the Kosmos Insurance, and shall procure (as far as it is able) in relation to the Project Insurance that the Operator will (in accordance with its obligations under the Project Agreements):

(A)                               promptly and diligently perform and comply with the terms and conditions of each policy of Insurance (or, to the extent applicable, the Project Reinsurances);

(B)                               ensure that no action is taken by it which might reasonably be foreseen to make any Insurance or Project Reinsurance void or voidable or suspended, impaired

4

or defeated or which may otherwise result in any sum paid out under any policy becoming repayable; and

(C)                               maintain appropriate procedures for risk management and reporting.

3.4                              Payment of Premiums

(A)                               Premiums

Kosmos shall promptly pay all insurance premiums, fees and any other moneys due and payable by it in respect of placing and maintaining the Insurances and the Project Reinsurances in full force and effect.  Kosmos shall, as far as it is able by exercising rights under the Insurances, use its reasonable endeavours to ensure that all International Insurers are promptly paid by Ghanaian Insurers.

(B)                               Renewals

In the case of renewals of any policy, Kosmos shall notify the Security Agent of the proposed renewal before expiry and confirmation of each such renewal not later than three (3) Business Days before the expiry of the relevant policy.

(C)                               Payment of Premiums in Default

If Kosmos fails to comply with any of its obligations to pay any premium, fees or other moneys, the Security Agent may (but shall not be obliged to) make such payment.  Kosmos shall reimburse the Security Agent all monies paid by it promptly upon demand.

3.5                              Information as to Insurances and Reinsurances

(A)                               Provision of Information

Kosmos shall give (and shall use reasonable endeavours to procure that the Operator and each broker through whom any Insurances or Project Reinsurance are maintained or effected gives) to the Security Agent and the Insurance Consultant such material information relating to the Insurances as the Security Agent or the Insurance Consultant may reasonably request including, without limitation, copies of all applications for and all cover notes, endorsements, slips and policies relating thereto and evidence of the status of the underwriters and insurance companies with whom such Insurances or Project Reinsurances are placed.  Such provision of information is to include all material information (as reasonably requested by the Security Agent or the Insurance Consultant) regarding the FPSO insurance policies that are required to be taken out under the FPSO Agreement by the parties to such agreement to the extent that Kosmos can obtain such information from the Operator.

5

(B)                               Notification

Kosmos shall promptly upon becoming aware of the same notify the Security Agent of any event or circumstance which might cause any policy to lapse or become invalid.

3.6                              Variation of Insurances and Reinsurances

Kosmos shall ensure (in relation to the Kosmos Insurance) that, and shall exercise its rights under the Project Agreements (in relation to the Project Insurance) so as to ensure that, the Operator procures (as far as it is able) that no material reductions in the amount or extent of insurance coverage required by this Schedule or increases in, or inclusion of new, exclusions, deductibles or exceptions or any other material amendments, variations or supplements to any such Insurances shall be made without the prior written consent of the Security Agent (after consultation with the Insurance Consultant and Kosmos and provided that such consent shall not be unreasonably withheld or delayed).

4.                                     Placing of Insurances and Reinsurances by Finance Party Beneficiaries

If at any time and for any reason any Insurances or Project Reinsurances or terms, conditions and endorsements required to be maintained pursuant to this Schedule shall not be in full force and effect for any reason then, without prejudice to any rights of any of the Finance Party Beneficiaries, the Security Agent shall be entitled (but not obliged) to procure on behalf of itself and the other Finance Party Beneficiaries such insurance (and, if applicable, reinsurance) or commercially reasonable (as reasonably determined by the Technical Bank, Insurance Consultant and Kosmos) insurance alternatives. The cost of purchasing insurances or reinsurances pursuant to this paragraph shall be at the expense of Kosmos.

6

Appendix
Minimum Insurance Requirements

Part 1 - Project Insurance

The Borrower shall exercise its rights under the Project Agreements to procure (as far as it is able) that the Operator maintains in full force and effect on behalf of the Borrowing Base Assets and its participants, scaled to interest, the Construction All Risks Policy under Contract Number [  ] (with Unique Market Reference [  ]) based on the Welcar Form Policy including General Liability and Marine Cargo insurance (the “CAR Policy”).

Part 2 - Kosmos Insurance

The Borrower shall maintain or shall cause to be maintained scaled to interest covering worldwide activity including, where applicable or required by law, with all policy terms and conditions to be consistent with good international offshore oil industry practice as available in the market at the time for similar activities and operations, the following Agreed Insurances:

(1) Worker’s Compensation and Employer’s Liability:

To the extent applicable, Worker’s Compensation as required by Law in Ghana (or elsewhere where work is performed by the Borrower) and Employer’s Liability, or equivalent, indemnifying the Borrower for liability arising out of death or injury to persons employed by the Borrower with a minimum limit of not less than $1,000,000 per employee, disease or occurrence and including coverage for maritime exposures and any other requirements by Law.

(2)                                Commercial Liability:

Insurance for the Borrower’s liability arising out of claims for personal injury (including bodily injury and death) and property damage.  Such insurance shall provide coverage for products-completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damages, personal injury insurance, independent contractors and pollution liability.  The minimum limit of liability may be met through a combination of primary and excess insurance and shall be no less than $100,000,000 per occurrence, scaled to interest, (pollution liability, products and completed operations permitted an annual aggregate), or such lower amount as may be approved by the Technical Bank in consultation with the Insurance Consultant (each acting reasonably).  Unless insured separately, such cover shall include charterers legal liability insurance and, if any exposure, aircraft liability insurance on all owned, leased and non-owned aircraft.

(3)                                Automobile Liability:

To the extent exposure exists, liability coverage on all owned, hired and non-owned vehicles, with a limit as required by Law in Ghana.

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(4)                                Energy Package:

Covering Control of Well/Operators Extra Expense, Offshore Storage and Transit and (if exposure), Offshore Construction (other than as covered by the above policies, and only if declared), Physical Damage to properties and/or facilities and Business Interruption (if obtained).

Coverage Extensions to include:

•                                         Insurance for Control of Well, Redrilling and Restoration due to blowout and/or cratering above or below surface, and Seepage and Pollution Liability coverage including cleanup and containment with a minimum limit of $150,000,000, scaled to interest, combined single limit per occurrence.

•                                         Cargo (if any exposure) with a minimum limit of $10,000,000 per occurrence, scaled to interest, or such higher limits to cover the maximum exposure at any one time.

•                                         Care Custody and Control Insurance with a minimum limit of $10,000,000, scaled to interest, per occurrence.

From the earlier of expiration of the construction policy or commencement of operations, insurance for Physical Damage on an “all risks” (including Sabotage & Terrorism as well as War risks) basis subject to standard market exclusions.  Coverage to include Removal of Wreck and Debris for facilities, with limits of not less than the replacement cost of the facilities, property in transit or storage and oil in storage. The sum insured with respect to the Borrower’s interest shall be replacement value except as otherwise agreed by the Technical Bank in consultation with the Insurance Consultant (each acting reasonably and giving due regard to an expected maximum loss study undertaken by a reputable party acceptable to the Technical Bank in consultation with the Insurance Consultant for that purpose).

Deductibles/Self Insured retentions shall not be greater than $5,000,000 (and, with respect to any Business Interruption insurance, if obtained, with a deductible waiting period of 90 days) scaled to interest, per occurrence, or such higher amount as may be approved by the Technical Bank in consultation with the Insurance Consultant and the Borrower (each acting reasonably).

(5)                                 Liability Deductibles:

Deductibles and/or self insured retentions for all liability insurances in this Appendix (including any liability insurance part of or associated with the Energy Package), shall not be greater than $500,000 scaled to interest unless otherwise reasonably agreed with the Technical Bank in consultation with the Insurance Consultant giving consideration to prevailing international offshore oil industry practice and the Borrower’s good financial standing.

8

(6)                                 Other Insurances

a.                                     Business Interruption insurance with a loss limit sufficient to cover the greater of 6 months debt service and fixed and continuing expenses or the longest lead time to repair the most critical component as determined by the Technical Bank, the Insurance Consultant, the Technical Advisor and the Borrower (each acting reasonably).

In the event that such insurance is available on reasonable commercial terms as determined in consultation with Borrower, Technical Bank and Insurance Consultant (all acting reasonably), such insurance shall be obtained by the Borrower annually (if it remains available on commercially reasonable terms).  If such insurance is not available on reasonable commercial terms as determined in consultation with Borrower, Technical Bank and Insurance Consultant (all acting reasonably) annually, then Borrower shall not be obligated to obtain it.

b.                                     Other insurances in accordance with good international offshore oil industry practice.

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SCHEDULE 4
INTERCOMPANY LOAN AGREEMENT

AMENDED AND RESTATED PURSUANT TO A DEED OF AMENDMENT AND RESTATEMENT DATED 14 MARCH 2014

DATED 28 March 2011

KOSMOS ENERGY FINANCE INTERNATIONAL

(as Lender)

and

KOSMOS ENERGY GHANA HC

(as Borrower)

INTERCOMPANY LOAN AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY

(SRG/JKW)

INTERCOMPANY LOAN AGREEMENT

THIS AGREEMENT was first made on 28 March 2011 and is amended and restated on 14 March 2014

BETWEEN:

(1)                                KOSMOS ENERGY FINANCE INTERNATIONAL (corporate identity number 253656) a company incorporated under the laws of the Cayman Islands and having its registered office at 4th Floor, Century Yard, Cricket Square, George Town, PO Box 32322, Grand Cayman KY1-1209, Cayman Islands (“KEFI”); and

(2)                                KOSMOS ENERGY GHANA HC (corporate identity number 135710), a company incorporated under the laws of the Cayman Islands and having its registered office at 4th Floor Century Yard, Cricket Square, George Town, PO Box 32322, Grand Cayman, KT1-1209, Cayman Islands (“KEG”).

INTRODUCTION

KEFI has agreed to provide KEG with a loan facility up to an amount not exceeding the Total Facility Amount to enable KEG to pay Project Costs and for any other purpose which is permitted under the Finance Documents.

IT IS AGREED AS FOLLOWS:

1.                                     Interpretation

1.1                              Definitions

“Advance”	means the amount requested as per each KEFI Utilisation Request.

“KEFI Facility”	means the loan facility provided by this Agreement.

“KEFI Interest Period”	means each period described in Clause 4.1.

“KEFI Loan”	means the principal amount borrowed and not repaid pursuant to each Advance under the KEFI Facility.

“KEFI Utilisation Request”	means a notice in the form substantially set out in Schedule 1 (Utilisation Request).

“Total KEFI Loan Amount”	means the aggregate principal amount of all KEF Loans borrowed and not repaid under the KEFI Facility.

1.2                              Definitions in Facility Agreement

Save as otherwise defined in this Agreement, terms defined in the facility agreement originally dated 28 March 2011 (as amended and restated from time to time) and made between, inter alios, KEFI (as the Original Borrower), Kosmos Energy Ghana HC, Kosmos Energy Operating, Kosmos Energy International and Kosmos Energy Development (as Original Guarantors) and the financial institutions party thereunder from time to time (the “Lenders”) (the “Facility Agreement”) have the same meanings when used in this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Facility Agreement, the terms of the Facility Agreement will prevail.

2.                                     Facility

2.1                              KEFI agrees to make the Advance available to KEG on receipt of a KEFI Utilisation Request.

2.2                              The Advance shall be used for the payment of Project Costs and for any other purpose set out in Clause 5 (Purpose) of the Facility Agreement.

3.                                     Utilisation

3.1                              KEG may utilise the KEFI Facility by delivery to KEFI of a duly completed KEFI Utilisation Request.

3.2                              Each KEFI Utilisation Request is irrevocable and will not be regarded as being duly completed unless:

(A)                               the proposed Utilisation Date is a Business Day within the Availability Period; and

(B)                               the amount of the proposed Advance complies with Clause 3.3.

3.3                              The amount of the proposed Advance under the KEFI Facility must not result in the aggregate amount of the Total KEFI Loan Amount and all advances outstanding under any other Intercompany Loan Agreement between KEG and KEFI exceeding the Total Facility Amount.

3.4                              KEFI shall only be obliged to forward the Advance to KEG if, and to the extent that it has sufficient funds available to it from a drawing under a Facility Agreement.

4.                                     Interest

4.1                              Interest periods for any KEFI Loan shall be the same as the corresponding interest period for the advance under the relevant Facility (and as set out in the Facility Agreement) which KEFI uses to fund that KEFI Loan.

4.2                              The rate of interest on any KEFI Loan for each KEFI Interest Period shall be such rate as applies from time to time to the advance under the relevant Facility (and as set out in the Facility Agreement) which KEFI uses to fund that KEFI Loan.

4.3                              Subject to the terms of the Facility Agreement, interest will be payable on the last day of each Interest Period.

5.                                     Fees

5.1                              KEG shall be required to pay fees to KEFI, such amount as agreed between the parties from time to time, each acting reasonably, to be paid:

(A)                               on demand by KEFI; and

(B)                               on such date as KEFI is required to make a repayment under the Facility Agreement.

6.                                     Repayment

6.1                              Subject to the terms of the Facility Agreement, KEG will repay the Total KEFI Loan Amount in whole or in part (including any KEFI Loan or any part of any KEFI Loan) together with accrued interest and all other amounts outstanding under this Agreement, on demand or on such date as KEFI is required to make a repayment under the Facility Agreement to ensure that KEFI has sufficient available funds on the relevant date to make such repayment.

6.2                              Subject to the terms of the Facility Agreement, without prejudice to any other provision of this Agreement, KEG shall repay the Total KEFI Loan Amount (in whole or in part) to KEFI in immediately available funds on receipt of a demand therefore.

7.                                     Prepayment

Subject to the terms of the Facility Agreement, KEG may prepay the Total KEFI Loan Amount in whole or in part (including any KEFI Loan or any part of any KEFI Loan) at any time with the prior agreement of KEFI.  No amount prepaid may be re-borrowed.

8.                                     Payments of amounts corresponding to amounts due under the Facility Agreement

If on any date fees or other costs, are due and payable by KEFI pursuant to the Facility Agreement (a “Fee Payment”), there shall on such date, fall due and payable by KEG to KEFI hereunder a corresponding payment of fees, or other costs, as the case may be).

9.                                     Payments

All payments to be made by KEG under this Agreement shall be made in US Dollars in immediately available funds on the due date for payment to such account as KEFI may designate.

10.                              Tax indemnity

KEG shall (within five Business Days of demand by KEFI) indemnify KEFI against any loss, liability or cost which KEFI determines will be or has been (directly or indirectly) suffered by KEFI for or on account of Tax in respect of this Agreement.

11.                              Law

This Agreement shall be governed by and construed in accordance with English law.

12.                              Jurisdiction

12.1                       Each party agrees that any proceeding, suit or action arising out of or in connection with this Agreement (“Proceedings”) may be brought in the courts of England.

12.2                       This Clause 12 shall not limit the right of either party to take Proceedings against the other in any court.

12.3                       Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in any court in accordance with this Clause 12.  Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this Clause 12 shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

12.4                       Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this Clause.

13.                              Agent for Service

13.1                       Each party irrevocably appoints Trusec Limited of 2 Lambs Passage, London, EC1Y 8BB (the “Process Agent”) to be its agent for the receipt of service of process in England.  It is agreed that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent affected in any manner permitted by the Civil Procedure Rules.

13.2                       If the Process Agent at any time ceases for any reason to act as such for either party, the affected party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other party of the name and address of the replacement agent.  Failing such appointment and notification, the other party shall be entitled, by notice to the affected party, to appoint a replacement agent to act on behalf of that party.

13.3                       “Service Document” means a claim form, order or judgment issued out of the courts of England and Wales or any document relating to or in connection with any Proceedings.

14.                              Notices

Any communication to be made under this Agreement will only be effective if it is in writing.  The relevant details of each party for the purposes of this Agreement are set out in the Facility Agreement.

15.                              Assignment

Neither party may assign or transfer any of its rights and/or obligations under this Agreement without the prior consent of the other party.

Schedule 1

Intercompany Loan Agreement
Utilisation Request

From:                                                               Kosmos Energy Ghana HC

To:                                                                             Kosmos Energy Finance International

Dated:

Dear Sirs:

Intercompany Loan Agreement
dated                                         2011 (the “Agreement”)

1.                                     We refer to the Agreement. This is a Utilisation Request. Terms defined in this Utilisation Request have the same meaning in this Utilisation Request.

2.                                      We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:

Advance Amount:

Interest Period:

3.                                      This Utilisation Request is irrevocable.

Yours faithfully,

authorised signatory for
Kosmos Energy Ghana HC

SCHEDULE 5
ACCEPTING LENDERS AND TRANSFERRING LENDERS

Part 1

Accepting Lender	Commitments transferred to it	Loan participations transferred to it
Credit Agricole Corporate and Investment Bank	$10,416,666.6700

HSBC Bank Plc	$10,416,666.6700

Standard Chartered Bank	$10,416,666.6700

BNP Paribas	$23,837,721.2600

Societe Generale	$42,469,298.2600

Sumitomo Mitsui Banking Corporation	$30,000,000.0000

ING Bank N.V.	$23,684,210.5300

Nedcap International Ltd	$16,131,576.9500

Barclays Bank of Ghana Ltd	$6,200,000.0000

Part 2

Transferring Lender	Commitments transferred by it	Loan participations transferred by it
ABSA Capital	$12,198,212.2200

FirstRand Bank Limited	$40,000,000.0000

Unicredit Bank AG	$36,842,105.2600

Stichting Pensioenfonds Zorg en Welzijn	$25,789,473.6800

Ecobank Ghana Ltd	$22,105,263.1600

Siemens Bank	$22,105,263.1600

Barclays Bank Plc	$14,532,489.5300

SCHEDULE 6
FORM OF AMENDMENT TRANSFER CERTIFICATE

To:                             [The Transferring Lender] (the “Transferring Lender”) and [The Accepting Lender] (the “Accepting Lender”)

From:               BNP PARIBAS as (the “ Facility Agent”)

Dated:

Dear Sirs

Kosmos Energy Finance International — Facility Agreement
dated [•] (the “Agreement”) as amended by Deed dated [•] (the “Deed”)

1.                                     We refer to the Agreement.  This is an Amendment Transfer Certificate.  Terms defined in the Agreement and the Deed have the same meaning in this Transfer Certificate unless given a different meaning in this certificate.

2.                                      We refer to clause 10(G) of the Deed:

(A)                               The Transferring Lender and the Accepting Lender agree to the Transferring Lender transferring to the Accepting Lender by novation all of the Transferring Lender’s Commitment and Loan participation referred to in the Schedule in accordance with clause 30.5 of the Agreement.  This certificate shall be deemed to be a Transfer Certificate for the purposes of the Agreement.

(B)                                The Transfer Date, being the Effective Date under the Deed, is [•].

3.                                     The Accepting Lender expressly acknowledges the limitations on the Transferring Lender’s obligations set out in paragraph (C) of Clause 30.4 of the Agreement.

4.                                     The Facility Agent is irrevocably authorised to enter into this Amendment Transfer Certificate for and on behalf of the Transferring Lender and the Accepting Lender, and each shall be bound by the terms of this Amendment Transfer Certificate.

5.                                     The Accepting Lender shall pay to the Facility Agent on the Effective Date an amount equal to the amount of the Loans transferred to it.

6.                                      This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment and Loan participation to be transferred

[Insert relevant details]

This Transfer Certificate is signed by the Facility Agent for an on behalf of [•] as Transferring Lender and [•] as Accepting Lender and the Transfer Date is confirmed as [•].

BNP PARIBAS

By: